Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of January 21, 2026

among

VIASAT TECHNOLOGIES LIMITED,

as Borrower,

VIASAT, INC.,

as Guarantor,

J.P. MORGAN SECURITIES LLC,

as EXIM Facility Agent

and

EXPORT-IMPORT BANK OF THE UNITED STATES

EXIM Bank Transaction No. AP089351XX – United Kingdom

EXIM Bank Transaction No. AP089351XX – United Kingdom

Term Sheet

1.	EXIM Facility Agent:		J.P. Morgan Securities LLC

2.	Borrower:		ViaSat Technologies Limited

3.	Guarantor:		Viasat, Inc.

4.	Borrower’s Country:		United Kingdom

5.	Guarantor’s Country:		United States of America

6.	Financed Portion Amount:		U.S.$175,872,731

7.	(a)Exposure Fee Percentage:		7.3107%

	(b)Exposure Fee Amount:		U.S.$12,857,528

	☒ financed	☐ not financed
	☒ as disbursed	☐ up front

8.	Total Commitment Amount:		U.S.$188,730,259

9.	Applicable Interest Rate:		CIRR, determined on the Business Day which is five (5) Business Days prior to the first Disbursement Date.

10.  Commitment Fee: One-half of one percent (0.50%) per annum on the uncancelled and undisbursed amount of the Total Commitment Amount, accruing from February 20, 2023 to the Final Disbursement Date, and payable on each May 25 and November 25 of each year, beginning on May 25, 2026.

11.  Principal Repayment: Sixteen (16) semi-annual installments, due and payable on the First Repayment Date and each Repayment Date thereafter until all the principal owed under the Credit Facility is repaid in full.

12. Payment Instructions: The following instructions are to be used for the remittance of any payments made to EXIM Bank using the Federal Reserve Wire Network (FedWire): [***]

13.	Required Operative Date: The date that is six (6) months after the execution of the Agreement by each of the parties thereto.

14.	Note required at first Utilization:

☐ Yes	☒ No

15.	Except as otherwise provided in the Agreement, all notices shall be directed to the respective parties in accordance with the following:

To the Borrower

Address:	50 Finsbury Square
London, EC2A 1HD, England
Attention:	Director
Telephone:	[***]
E-mail:	[***]

With a copy to:

Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	General Counsel
Telephone:	[***]
E-mail:	[***]

To the Guarantor

Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	Chief Financial Officer
Telephone:	[***]
E-mail:	[***]

With a copy to:

Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	General Counsel
Telephone:	[***]
E-mail:	[***]

To the EXIM Facility Agent

Address:	10 S. Dearborn Street
Chicago, IL 60603
Attention:	AnnMarie Cichowicz; Eric Ponzio, Securitized Products Group
Telephone:	[***]; [***]
E-mail:	[***]

To EXIM Bank

Address:	Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571
Attention:	Vice President – Asset Management Division
Telephone:	[***]
Email:	[***]

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION		1

1.01	Defined Terms	1

1.02	Principles of Construction	19

SECTION 2. THE CREDIT FACILITY		19

2.01	Amount	19

2.02	Availability	20

2.03	Deemed Date for Certain Costs	20

SECTION 3. UTILIZATIONS AND DISBURSEMENTS		20

3.01	General Requirements	20

3.02	Limitation on Disbursements	20

3.03	Reimbursements	20

3.04	Letter of Credit	21

SECTION 4. GUARANTEE TO EXIM BANK BY GUARANTOR		22

4.01	Guarantor Guarantee	22

4.02	Guarantee Continuing and Unconditional	22

4.03	Reinstatement	23

SECTION 5. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE		23

5.01	Eligibility for Financing	23

5.02	Coverage of the Credit Facility	24

SECTION 6. TERMS OF THE CREDIT FACILITY		24

6.01	Principal Repayment	24

6.02	Interest Payment	24

6.03	Prepayment	25

6.04	Evidence of Debt	27

SECTION 7. CONDITIONS PRECEDENT		28

7.01	Conditions Precedent to First Utilization	28

7.02	Conditions Precedent to Each Utilization	30

SECTION 8. FEES AND EXPENSES		32

8.01	Fees	32

8.02	Taxes	32

8.03	Expenses	33

8.04	Additional or Increased Costs	33

8.05	Indemnification	33

i

(continued)

ii

(continued)

		Page

14.06	No Waiver; Remedies Cumulative	61

14.07	Entire Agreement	61

14.08	Reinstatement	61

14.09	Amendment or Waiver	61

14.10	Counterparts	62

14.11	Judgment Currency	62

14.12	English Language	62

14.13	Severability	62

14.14	Waiver of Jury Trial	62

14.15	Survival	62

iii

SCHEDULES, ANNEXES AND EXHIBITS

Schedule 1	-	Principal Repayment Schedule
Schedule 2	-	Investments
Annex A	-	Form of Note
Annex B	-	Utilization Procedures
Exhibit 1	-	Form of Request for Reimbursement to Borrower’s Account
Exhibit 2	-	Form of Request for Issuance of Reimbursement Undertaking (L/C Procedure)
Exhibit 3	-	Form of Request to EXIM for Approval of an L/C Amendment
Exhibit 4	-	Form of Request to L/C Bank to Amend Letter of Credit (with Form of Notice of Letter of Credit Amendment as an attachment)
Annex C	-	[Reserved]
Annex D	-	[Reserved]
Annex E	-	Form of Annual Report
Annex F	-	Guarantor’s Covenants
Schedule 1	-	Liens
Schedule 2	-	Indebtedness and Guarantee Obligations
Exhibit 1	-	Form of Subordination Agreement
Exhibit 2	-	Form of Compliance Certificate
Annex G	-	Insurance
Annex H	-	Subordination Terms

This CREDIT AGREEMENT, dated as of January 21, 2026, is made by and among VIASAT TECHNOLOGIES LIMITED, a company incorporated in England and Wales with registered number 08678572 (the “Borrower”), VIASAT, INC., a Delaware corporation (the “Guarantor”), J.P. MORGAN SECURITIES LLC, a limited liability company organized and existing under the laws of the State of Delaware, as agent for EXIM Bank (the “EXIM Facility Agent”), and the EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“EXIM Bank”). Capitalized terms used herein shall be defined as provided in Section 1.

BACKGROUND

WHEREAS:

(A) by this Agreement, EXIM Bank has established an export financing facility not to exceed the Total Commitment Amount, pursuant to which EXIM Bank shall extend financing to the Borrower for: (i) the purchase of Goods and Services and (ii) the payment of the Exposure Fee (such facility, the “Credit Facility”);

(B) pursuant to the terms of this Agreement, the Guarantor has agreed to guarantee the payment in full when due (whether at stated maturity, by reason of acceleration or otherwise) of all amounts due by the Borrower to EXIM Bank, and performance of all other obligations of the Borrower, under the Finance Documents;

(C) the EXIM Facility Agent will serve as the facility agent for the benefit, and on behalf, of EXIM Bank in connection with the Credit Facility, this Agreement and the other Finance Documents;

(D) the establishment of the Credit Facility will facilitate exports from the United States to the Borrower’s Country; and

(E) the Credit Facility may be utilized by the Borrower in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01 Defined Terms. For the purposes of this Agreement, unless otherwise defined herein, the following terms shall have the meanings specified below.

“Acquisition List” shall mean the list of Goods and Services in Form EBD M-59 entitled “Acquisition List” set forth at http://www.exim.gov/doc077 (or as otherwise specified by EXIM Bank), approved for financing under the Credit Facility and submitted pursuant to Section 7.01(j), as it may be amended or otherwise modified from time to time (with the prior written consent of EXIM Bank).

“Agreement” shall mean this credit agreement, including any annex, exhibit, schedule, Term Sheet and other attachment thereto, in each case, as amended or otherwise modified from time to time.

“Amended Exporter’s Certificate” shall mean any Exporter’s Certificate amending an Initial Exporter’s Certificate (or any previously delivered exporter’s certificate).

“Amendment” shall have the meaning set forth in Part III of Annex B.

“Ancillary Services” shall mean:

(a) financial advisory services of a financial intermediary, financial institution or advisor, provided that such Person has been retained by the Borrower, the Guarantor, the EXIM Facility Agent or EXIM Bank, and such services relate to assisting the Borrower or the Guarantor in obtaining, structuring and/or meeting the financial requirements of the Credit Facility, or assisting EXIM Bank in its analysis of the Credit Facility and/or any underlying project and/or the business of the Borrower or the Guarantor;

(b) the services the EXIM Facility Agent provides in its capacity as a facility agent to EXIM Bank, where such services are provided in connection with the Credit Facility; and/or

(c) legal services of attorneys engaged by the Borrower, the Guarantor, the EXIM Facility Agent or EXIM Bank, where such services are provided in connection with the Credit Facility.

“Ancillary Services Provider” shall mean a Person who provides Ancillary Services.

“Anti-Lobbying Certificate” shall mean a certificate of an Exporter, the Guarantor, the Borrower or an Ancillary Services Provider, as the case may be, in the form of “Anti-Lobbying Declaration Certification for Contracts, Grants, Loans and Cooperative Agreements (including EXIM Bank Direct Loans)” set forth at http://www.exim.gov/doc025 (or as otherwise specified by EXIM Bank).

“Applicable Interest Rate” shall have the meaning set forth in the Term Sheet.

“Applicable Law” shall mean all applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, licenses, permits and orders of any court, arbitrator, Local Governmental Authority or External Governmental Authority.

“Approved Bank” shall have the meaning assigned to such term in clause (c) of the definition of the term “Qualified Cash Equivalents”.

“Asset Management Division” shall mean the Asset Management Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division.

“Authorized Officer” shall mean, with respect to any Person, the chief executive officer, the president, any vice president, any assistant vice president, the chief financial officer or treasurer, the assistant treasurer, a director or equivalent officers of such Person and any other officer or representative of such Person (a) who is duly authorized by such Person’s organizational instruments and/or Applicable Law to act on behalf of such Person with respect to the document(s) being executed, and (b) in the case of the Borrower, whose name, position and specimen signature appears on a certificate of incumbency delivered to EXIM Bank pursuant to Section 7.01(e), as such certificate of incumbency may be amended from time to time, to identify names of the individuals then holding such offices or the names of such representatives (and who are authorized to act under such Person’s charter documents and/or Applicable Law) and the capacity in which they are acting.

“Award” shall have the meaning set for the term “award” in the SAM Regulations.

“Beneficiary” shall mean the Exporter (or U.S.-based Ancillary Services Provider) as the beneficiary of a Letter of Credit.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Financial Statements” shall mean the financial statements of the Borrower dated March 31, 2024, which the Borrower has furnished to the EXIM Facility Agent and EXIM Bank prior to the date of this Agreement.

“Borrower’s Country” shall mean the United Kingdom.

“Business Day” shall mean any day on which the Federal Reserve Bank of New York and banks in London, England, are open for business.

“Cash Equivalents” shall mean money-market instruments of the type described in the Guarantor’s Investment Policy, a copy of which has been previously provided to EXIM Bank.

“Cash Payment” shall have the meaning set forth in Section 5.01(a).

“Change in Control” shall mean (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(l) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the outstanding Common Stock, (b) the Guarantor conveys, transfers or leases all or substantially all of its and its Restricted Subsidiaries’ properties and assets, taken as a whole, to any Person, (c) the Guarantor consolidates with or merges into another Person or any Person consolidates with or merges into the Guarantor, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of Common Stock, or (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the board of directors of the Guarantor (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office (provided, that this clause (d) shall cease to apply from and after the date that the Credit Agreement (as defined in Annex F) has been amended to remove in its entirety, and for so long as no credit facility of the Guarantor includes, the corresponding clause in the definition of a “change in control” of the Guarantor). For purposes of the foregoing, the term (A) “Unrelated Person” shall mean any Person other than (i) a Restricted Subsidiary of the Guarantor or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of the Guarantor and its Restricted Subsidiaries, and (B) “Common Stock” shall mean the common stock of the Guarantor or its successor.

“CIRR” shall mean the “Commercial Interest Reference Rate”, as published by EXIM Bank at http://www.exim.gov/tools-for-exporters/commercial-interest-reference-rates (or as otherwise specified by EXIM Bank), for the applicable repayment term, disbursement period, and repayment frequency, or to the extent that the CIRR is not ascertainable pursuant to the foregoing, then the rate determined by EXIM Bank, which rate, absent manifest error, shall be final, conclusive and binding on the Borrower.

“Collateral” shall mean all real and personal property, rights and assets, whether tangible or intangible, that is subject to or intended to become subject to the Liens granted by the Security Documents.

“Commitment” shall mean, at any time, the Total Commitment Amount, as prepaid or cancelled in accordance with this Agreement.

“Commitment Fee” shall have the meaning set forth in Section 8.01(a).

“Commitment Fee Payment Date” shall mean each May 25 and November 25 of each year, beginning on May 25, 2026.

“Communications Laws” shall mean all Laws issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, associated with satellite network filings, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services, in each case governing the use or operation of the ViaSat-3 Satellite or the ViaSat-2 Satellite and related terrestrial facilities.

“Communications License” shall mean any material license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority to the Borrower or the Guarantor or assigned or transferred to the Borrower pursuant to Communications Laws, in each case in connection with the ViaSat-3 Satellite and the ViaSat-2 Satellite, including the Satellite Network Filings and the Space Activities License and with related terrestrial facilities.

“Constructive Total Loss” shall mean any Loss constituting a “constructive total loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Controlled Account” shall mean a deposit account or securities account subject to a fixed charge pursuant to the Debenture.

“Covered Transaction” shall have the meaning set forth in the Debarment Regulations.

“Credit Administration Division” shall mean the Credit Administration Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division, which can be contacted via email at [***].

“Credit Facility” shall have the meaning set forth in recital (A) to this Agreement.

“Debarment Regulations” shall mean EXIM Bank Nonprocurement Debarment and Suspension Regulations, 2 C.F.R. pt. 3513 and the OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement), 2 C.F.R. pt. 180.

“Debenture” shall mean the Debenture dated on or about the date hereof between the Borrower and the Security Trustee.

“Disbursement” shall mean any of a Reimbursement or an L/C Payment, in each case, together with any Exposure Fee payment made in connection therewith.

“Disbursement Date” shall mean, in relation to any Disbursement, the Business Day on which such Disbursement is made by EXIM Bank (in the case of a Reimbursement or an Exposure Fee payment) or the L/C Bank (in the case of an L/C Payment).

“Disbursement Percentage” shall mean with respect to any Supply Contract, (a) for the Initial Exporter’s Certificate relating to such Supply Contract, the lower of (i) 85% and (ii) the U.S. Content Percentage set forth in such exporter’s certificate, and (b) for an Amended Exporter’s Certificate relating to such Supply Contract, the Disbursement Percentage set forth in Part A of such Amended Exporter’s Certificate as calculated in accordance with the procedures set forth in such Amended Exporter’s Certificate, in each case subject to the limitations set forth under “Special Disbursement Rules Applicable to Reachback Determinations” in Annex B.

“Disbursement Portal” shall mean the portal for electronic submission of documents related to the Utilization Procedures found at https://eximonline.exim.gov/apps/bap (or if not available at this link, then as provided by EXIM Bank upon request).

“Disposition of Indebtedness” shall have the meaning set forth in Section 14.03(a).

“Disqualified” shall have the meaning set forth in the Debarment Regulations.

“Drawing” shall mean any payment made by the L/C Bank to the Beneficiary under any Letter of Credit that conforms with the requirements of Section 3 and Part III of Annex B.

“Drawing Documents” shall have the meaning set forth in Part III of Annex B.

“Environment” shall mean humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

“Environmental Claim” shall mean any claim, proceeding, formal notice or investigation by any Person in respect of any Applicable Law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) the environmental conditions of the workplace; or

(c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Event of Default” shall have the meaning set forth in Section 11.03(a).

“Excluded” shall have the meaning set forth in the Debarment Regulations.

“EXIM Bank” shall have the meaning set forth in the preamble to this Agreement.

“EXIM Facility Agent” shall have the meaning set forth in the preamble to this Agreement.

“Exporter” shall mean a Person (a) identified as such on the Acquisition List as approved by EXIM Bank and/or otherwise approved by EXIM Bank and (b) who, in the sole determination of EXIM Bank, is located and regularly doing business in the United States.

“Exporter’s Certificate” shall mean a certificate of an Exporter in Form EIB 11-05 entitled “Exporter’s Certificate For Use with Credit/Guarantee/MT Insurance Programs” set forth at EXIM Exporter’s Certificate (EIB 11-05) (or as otherwise specified by EXIM Bank).

“Exposure Fee” shall mean, with respect to each Utilization, a fee equal to the product of (a) the Exposure Fee Percentage and (b) the amount of the related Utilization.

“Exposure Fee Amount” shall mean the amount set forth as such in the Term Sheet.

“Exposure Fee Percentage” shall mean the amount set forth as such in the Term Sheet.

“External Governmental Authority” shall mean any government or any political subdivision of a government, any nation, kingdom, state, agency, department, ministry or any other administrative authority or instrumentality thereof, including any local or other governmental agency or other authority, or any international, multi-national, supranational or other organization, agency, authority, body or entity exercising executive, legislative, tax, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange or self-regulatory organization, excluding in each case, any Local Governmental Authority.

“Final Disbursement Date” shall mean the earlier of:

(a) March 25, 2026; or

(b) the date on which the full remaining balance of the Credit Facility is cancelled by either (i) the Borrower in accordance with Section 11.01 or (ii) EXIM Bank in accordance with Section 11.02;

provided, in each case, that if the Final Disbursement Date would otherwise occur on a day that is not a Business Day, the Final Disbursement Date shall be the immediately following Business Day.

“Final Maturity Date” shall mean November 25, 2033.

“Finance Document” shall mean each of:

(a) this Agreement;

(b) any Note;

(c) the Security Documents; and

(d) any other document designated as a “Finance Document” by EXIM Bank, the Borrower and the Guarantor.

“Financed Portion” shall mean the portion of the Net Contract Price of the Goods and Services that may be covered under the Credit Facility as approved by EXIM Bank.

“Financed Portion Amount” shall mean the amount set forth as such in the Term Sheet.

“First Repayment Date” shall mean May 25, 2026.

“Fitch” shall mean Fitch Ratings Inc.

“Foreign Content” shall mean, with respect to any Supply Contract, the amount representing the foreign content in such contract as specified in Part A of the relevant Exporter’s Certificate, provided that EXIM Bank shall determine what does and does not constitute Foreign Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“GAAP” shall mean, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States. The term “consistently applied”, as used in connection therewith, shall mean that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Goods” shall mean goods (a) purchased in the United States under a Supply Contract and exported from the United States to the Borrower’s Country, and (b) listed on the Acquisition List; provided that EXIM Bank shall determine what does and does not constitute Goods, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Governmental Authority” shall mean any External Governmental Authority or Local Governmental Authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, order, exemption, registration, filing, notarization or other similar requirement of any Governmental Authority.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Guarantor Financial Statements” shall mean the financial statements of the Guarantor for its fiscal year ending on March 31, 2024, which the Guarantor has furnished to EXIM Bank prior to the date of this Agreement.

“Guarantor Guarantee” shall mean the guarantee set forth in Section 4 (Guarantee to EXIM Bank by Guarantor).

“Guarantor’s Country” shall mean the United States of America.

“Indebtedness” shall have the meaning set forth in Annex F.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.05.

“Indemnified Person” shall have the meaning set forth in Section 8.05.

“Initial Eligibility Date” shall mean May 1, 2018.

“Initial Exporter’s Certificate” shall mean the initial Exporter’s Certificate delivered to the EXIM Facility Agent prior to the first Utilization with respect to any Supply Contract.

“Inmarsat” shall mean Connect Topco Limited, a private company limited by shares and incorporated in Guernsey.

“In-Orbit Insurance” shall have the meaning set forth in Annex G.

“In-Orbit Insurance Reserve L/C” shall mean one or more direct-pay letters of credit issued for the account of the Borrower or the Guarantor by a commercial bank located in the United States that is acceptable to EXIM Bank (in its sole discretion), naming EXIM Bank as the beneficiary thereunder and otherwise in form and substance satisfactory to EXIM Bank (in its sole discretion).

“In-Orbit TPL Insurance” shall have the meaning set forth in Annex G.

“Insurance” shall mean any insurance that is required to be maintained (or caused to be maintained) by, or on behalf of, the Borrower pursuant to Section 10.02(p).

“Insurance Advisor” shall mean BANT Limited or any other insurance advisory firm appointed by EXIM Bank in connection with this Agreement and the other Finance Documents.

“Insurance Proceeds” shall mean any insurance amounts (other than in relation to third party or public liability policies that are actually applied to meet such liabilities or consequential loss policies) payable to the Borrower in respect of any insurance policy (or equivalent) relating to the ViaSat-2 Satellite.

“Interest Payment Date” shall mean each May 25 and November 25 of each year, beginning on May 25, 2026.

“Iran Activities Certification” shall mean the form of “Iran Sanctions Certification as to Activities” available at http://www.exim.gov/doc026 (or as otherwise specified by EXIM Bank).

“Knowledge” shall mean, (a) when modifying a representation, warranty or other statement of the Borrower, that the facts or situation described therein are known by a director or the secretary of the Borrower, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) would have been known by the directors and secretary of the Borrower and (b) when modifying a representation, warranty or other statement of the Guarantor, that the facts or situation described therein are known by (i) the chief executive officer, (ii) the president, (iii) any executive vice president, (iv) the chief financial officer, or (v) the treasurer, of the Guarantor, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) would have been known by one such person.

“L/C Bank” shall have the meaning set forth in Part III of Annex B.

“L/C Documents” shall have the meaning set forth in Part III, Section A.2 of Annex B.

“L/C Issuance” shall mean the issuance of a Letter of Credit in accordance with this Agreement.

“L/C Payment” shall have the meaning set forth in Part III of Annex B.

“L/C Procedures” shall mean the “L/C Procedure” set forth in Annex B.

“Letter of Credit” shall mean any irrevocable documentary sight letter of credit in compliance with Section 3.04(e) for which EXIM Bank has issued a Reimbursement Undertaking, as described in Section III of Annex B, as such letter of credit may be amended from time to time in compliance with the terms hereof.

“Lien” shall mean any lien, lease, mortgage, pledge, hypothecation, preferential arrangement relating to payments, or other encumbrance or security interest.

“Local Governmental Authority” shall mean the government or any political subdivision of the government of the Borrower’s Country, any agency, department, ministry, or any other administrative authority or instrumentality thereof, including any local or other governmental agency or other authority, or other organization, body or entity exercising executive, legislative, tax, judicial, regulatory or administrative functions, including any central bank, securities exchange or self-regulatory organization within the Borrower’s Country.

“Loss” shall mean any loss, damage or other occurrence in relation to the ViaSat-2 Satellite that results in the declaration of a claim under any Insurance.

“Mandatory Prepayment Event” shall mean any event or circumstance described in Section 6.03(b).

“MARAD” shall have the meaning set forth in Section 5.01(b).

“Master Reimbursement Agreement” shall have the meaning set forth in Part III of Annex B.

“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in:

(a) the properties, business, results of or financial condition of (i) the Guarantor and its Subsidiaries, taken as a whole or (ii) the Borrower;

(b) the ability of the Borrower or the Guarantor to perform and comply with its obligations under any Principal Transaction Document;

(c) the rights and remedies of EXIM Bank under any of the Finance Documents;

(d) the validity, enforceability or priority of the Liens created under the Security Documents; or

(e) the legality, validity or enforceability of any Principal Transaction Document.

“Maturity Period” shall mean the period between the date of prepayment and the scheduled Repayment Date of the final installment of the principal under the Credit Facility that is prepaid.

“Minimum In-Orbit Insurance Amount” shall have the meaning set forth in Annex G.

“Minimum In-Orbit Insurance Shortfall Amount” shall have the meaning set forth in Section 10.02(v)(iii).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Contract Price” shall mean, with respect to a Supply Contract, the U.S. Content plus the Foreign Content.

“New Party” shall have the meaning set forth in Section 14.03(a).

“Note” shall have the meaning set forth in Section 6.04(a).

“Notice of Letter of Credit Amendment” shall mean a notice of Letter of Credit amendment substantially in the form attached to Exhibit 4 to Annex B.

“OFAC” shall mean the Office of Foreign Assets Control, of the U.S. Department of the Treasury.

“OFAC Regulations” shall mean the regulations of OFAC, 31 C.F.R. Chapter V.

“Ofcom” shall mean the Office of Communications of the Borrower’s Country established pursuant to the Office of Communications Act 2002.

“Operative” shall mean that EXIM Bank has determined, in its sole discretion, that all conditions to the first Utilization of the Credit Facility, as set forth in Section 7 of this Agreement have been fulfilled or waived by EXIM Bank and the Credit Facility is available for Utilization and Disbursement in accordance with this Agreement.

“Operative Notice” shall mean a written confirmation from EXIM Bank stating that the Credit Facility has been declared Operative.

“Operator” shall mean the owner of the ViaSat-3 Satellite or the ViaSat-2 Satellite or any other Person operating the ViaSat-3 Satellite or the ViaSat-2 Satellite that has been directly authorized by the Borrower or the Guarantor to sell, lease or otherwise make transmission capacity on the ViaSat-3 Satellite or the ViaSat-2 Satellite available for use by third parties.

“Partial Loss” shall mean any Loss constituting a “partial loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Payment Default” shall mean any failure to pay in full when due, whether at stated maturity, by acceleration or otherwise, all or any part of the principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or any Note.

“Payment Default Date” shall mean the date due, whether at stated maturity, by acceleration or otherwise, of any principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or any Note that is the subject of a Payment Default.

“Permitted Borrower Business” shall mean (a) the design, manufacture, production, sale, distribution, and operation of the ViaSat-2 Satellite; (b) the management and provision of network satellite and other communication and information services on the ViaSat-2 Satellite; (c) the sale, lease or transfer of the satellite capacity of the ViaSat-2 Satellite pursuant to the ViaSat-2 Capacity Purchase Agreement (including the sale, lease or transfer of satellite capacity by the Borrower to third parties in accordance with or as permitted by the ViaSat-2 Capacity Purchase Agreement); (d) the entry into and performance of the Viasat-3 Launch Services Agreements; (e) any activities relating to the launch of the ViaSat-3 Satellite; (f) the entry into and performance of any insurance arrangements relating to the ViaSat-3 Satellite; and (g) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted Guarantor Encumbrances” shall have the meaning set forth in Annex F.

“Permitted Indebtedness” shall mean any of the following:

(a) Indebtedness incurred under the Finance Documents and the ViaSat-2 Finance Documents;

(b) Indebtedness of the Borrower to the Guarantor or its affiliates pursuant to agreements or arrangements subject to the terms of subordination set forth in Annex H;

(c) Indebtedness in respect of letters of credit incurred by the Borrower in the ordinary course of business not to exceed $4,000,000 in aggregate face amount outstanding at any time;

(d) Indebtedness of the Borrower incurred in the ordinary course of business in an amount not to exceed $1,000,000 in aggregate principal amount outstanding at any time; and

(e) Indebtedness otherwise agreed to in writing by EXIM Bank.

“Permitted Investment” shall mean any of the following:

(a) investments existing on the date hereof and disclosed in Schedule 2;

(b) any investment in Cash Equivalents; and

(c) to the extent constituting an investment, any investments made in connection with any Permitted Borrower Business relating to the ViaSat-3 Satellite.

“Permitted Lien” shall mean any of the following:

(a) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are either not more than thirty (30) days past due, or, if more than thirty (30) days past due, are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside with respect thereto.

(c) Liens granted to a bank in connection with the issuance of a Letter of Credit, which liens shall be released automatically when such bank is reimbursed for payments made under such Letter of Credit;

(d) Liens granted in connection with clauses (c), (d) and (e) of the definition of Permitted Indebtedness;

(e) in favor of the account bank for the Controlled Account arising as a matter of law encumbering deposits (including the right of set off) arising in the ordinary course of business in connection with the maintenance of such accounts;

(f) arising under the terms of any control agreement or similar arrangement with the account bank in relation to the Controlled Account maintained with such bank and attaching only to the Controlled Account and the products and proceeds thereof; and

(g) Liens granted under the Finance Documents.

“Person” shall mean an individual, corporation, partnership, trust, unincorporated organization or any other enterprise, or a Local Governmental Authority, External Governmental Authority, or other entity.

“Pooling Country Freight Costs” shall mean the cost of ocean freight for shipment of Goods from the United States to the Borrower’s Country on an ocean vessel registered in the Borrower’s Country, provided, that (a) such freight costs are included in the Supply Contract; (b) the Borrower’s Country is deemed a “MARAD Pooling Country” by MARAD; (c) the applicable maritime agreement between the Borrower’s Country and MARAD remains in full force and effect; and (d) the Borrower has obtained either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” from MARAD.

“Potential Default” shall mean an event that with the lapse of time or the giving of notice, or both, would become an Event of Default.

“Principal Transaction Documents” shall mean the Finance Documents and the ViaSat-2 Commercial Agreements.

“Principals” shall have the meaning set forth in the Debarment Regulations.

“Prohibited Action Notice” shall have the meaning set forth in Section 6.03(b)(ii).

“Prohibited Country” shall mean, unless otherwise indicated in writing by EXIM Bank, any country subject to the prohibitions specified in 12 U.S.C. §635(b)(2)(as shall be amended from time to time), or any other country for which EXIM Bank support is legally prohibited.

“Prohibited Entity” shall mean any Prohibited Country, any External Governmental Authority thereof or any other Person owned or operated, directly or indirectly, by such Prohibited Country or any such External Governmental Authority.

“Prohibited Use” shall mean any use of the ViaSat-3 Satellite or the ViaSat-2 Satellite, or any agreement or other arrangement in respect of the use of the ViaSat-3 Satellite (including any Transponder Lease) or the ViaSat-2 Satellite, for any transmission by or on behalf of a Prohibited Entity.

“Pro-Rata Portion” shall mean the ratio equal to (1) the Financed Portion of the Goods and Services to be sold or transferred, divided by (2) the Financed Portion of all Goods and Services financed under the Credit Facility.

“Qualified Cash” shall mean cash in U.S. Dollars held by the Borrower in a Controlled Account.

“Qualified Cash Equivalents” shall mean each of the following held by the Borrower in a Controlled Account:

(a) Canadian Dollars, Yen, pounds sterling, euros, or any national currency of any participating member state of the European Monetary Union;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, or “A” or better by Fitch, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, demand deposits, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the U.S. Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(d) repurchase obligations for underlying securities of the types described in clause (b), (c), (f) or (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes rated, at the time of acquisition thereof, at least P-2 by Moody’s or at least A-2 by S&P or at least F-2 by Fitch (or, if at any time none of the three named rating agencies shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition thereof;

(f) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition thereof;

(g) marketable general obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or any instrumentality thereof rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, or “A” or better by Fitch (or, if at any time none of the three named rating agencies shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(h) Indebtedness or preferred stock issued by any Person with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(j) investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(k) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(l) instruments equivalent to those referred to in clauses (a) through (k) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in the Borrower’s Country to the extent reasonably required in connection with any business conducted by the Borrower;

(m) investments, classified in accordance with GAAP as current assets of the Borrower in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (l) of this definition;

(n) (i) obligations of the national government of the Borrower’s Country; provided the Borrower’s Country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the Borrower’s Country; provided Borrower’s Country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(o) interests in any investment companies, money market funds or investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (n) above.

Notwithstanding the foregoing, Qualified Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above or the immediately preceding paragraph; provided that such amounts are converted into U.S. Dollars or any currency listed in clauses (a) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of investments by the Borrower or investments made in a country outside the United States of America, Qualified Cash Equivalents shall also include (x) investments of the type and maturity described in clauses (a) through (o) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short term investments utilized by the Borrower in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (o) above and this paragraph.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Recipient” shall have the meaning set forth in the SAM Regulations.

“Regulatory Change” shall mean, after the date of this Agreement, the introduction of or change in the laws or regulations at the national or any other level of government of any country, or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests (whether or not having the force of law) by any national, state, or municipal court or monetary authority of any External Governmental Authority and Local Governmental Authority.

“Reimbursement” shall mean an advance from EXIM Bank to the Borrower reimbursing the Borrower for payments to an Exporter and/or Ancillary Services Provider in accordance with this Agreement.

“Reimbursement Documents” shall have the meaning set forth in Part II of Annex B.

“Reimbursement Procedures” shall mean the “Reimbursement Procedures” set forth in Annex B.

“Reimbursement Undertaking” shall mean an undertaking issued by EXIM Bank to the L/C Bank to reimburse such L/C Bank for payments made under a Letter of Credit.

“Relevant Person” shall mean (i) a natural person; (ii) a corporation, business association, partnership, society, trust, financial institution, insurer, underwriter, guarantor, and any other business organization, any other nongovernmental entity, organization, or group, and any governmental entity operating as a business enterprise; and (iii) any successor to any entity described in clause (ii); provided that the term “Relevant Person” does not include a government or governmental entity that is not operating as a business enterprise.

“Repayment Date” shall mean the First Repayment Date and each successive semi-annual anniversary occurring thereafter until the Final Maturity Date.

“Request for Issuance of Reimbursement Undertaking” shall mean a request substantially in the form of Exhibit 2 to Annex B.

“Request for Reimbursement” or “Request for Reimbursement to Borrower’s Account” shall mean a request substantially in the form of Exhibit 1 to Annex B.

“Required In-Orbit Insurance Amount” shall have the meaning set forth in Annex G.

“Required Operative Date” shall mean the date set forth as such in the Term Sheet.

“Responsible Employee” shall mean any director, officer, employee, agent or representative of the EXIM Facility Agent or any of its affiliates having direct responsibility for administering this Agreement or the other Finance Documents to which the EXIM Facility Agent is a party in its capacity as the facility agent for the benefit, and on behalf, of EXIM Bank.

“Restricted Subsidiary” shall have the meaning set forth in Annex F.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SAM” shall have the meaning set forth in the SAM Regulations.

“SAM Portal” shall mean the website found at https://sam.gov/search or named in any equivalent mechanism or list that has replaced or will replace such website.

“SAM Regulations” shall mean the Universal Identifier and System for Award Management Regulations, 2 C.F.R. 25, as amended and in effect during the term of this Agreement.

“Sanctioned Country” shall mean any country or territory that is targeted by comprehensive, country-wide or territory-wide Sanctions.

“Sanctioned Person” shall mean a Person (a) that appears on the List of Specially Designated Nationals and Blocked Persons as administered by OFAC or any other list or public designation of Sanctions targets issued or published by any Local Governmental Authority; (b) that is located, resident, domiciled, or organized in a Sanctioned Country; (c) that is owned by one or more persons covered by (a) or (b); (d) that is the government of any Sanctioned Country or owned or controlled by the government of any Sanctioned Country; or (e) that is otherwise the subject or target of Sanctions.

“Sanctions” shall mean any economic or financial sanctions, embargoes, export controls or other restrictive measures issued, administered, or enforced by the United States and any department, division, agency, or instrumentality thereof, including OFAC, or any Local Governmental Authority.

“Satellite Network Filings” shall mean the submissions made by Ofcom to the International Telecommunication Union (ITU) in order to secure the ability of the Borrower (or affiliates of Borrower) to utilize the (a) ViaSat-2 Satellite at the 70.0° W.L. nominal orbital location and the Ka-band frequencies at that location and (b) ViaSat-3 Satellite at the 89.0° W.L. nominal orbital location and the Ka-band frequencies at that location.

“Satellite Related Agreement” shall mean any Transponder Lease, or any other agreement or arrangement providing for the use, lease, sale, transfer, conveyance, assignment, license or other disposition of the ViaSat-3 Satellite or the ViaSat-2 Satellite.

“Security Documents” shall mean (i) the Debenture, (ii) the Share Charge and (iii) the Security Trust Deed.

“Security Trust Deed” shall mean the Security Trust Deed dated on or about the date hereof among the Guarantor, the Borrower, the EXIM Facility Agent, EXIM Bank and the Security Trustee.

“Security Trustee” shall mean Wilmington Trust (London) Limited.

“Services” shall mean services (including Ancillary Services) (a) performed by the Exporter (or Ancillary Services Provider) under a Supply Contract, and (b) listed in the Acquisition List; provided, that EXIM Bank shall determine what does and does not constitute Services, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Share Charge” shall mean the Charge over Shares, dated on or about the date hereof between the Guarantor and the Security Trustee.

“Space Activities License” shall mean the space activities license in respect of the ViaSat-2 Satellite issued to the Borrower pursuant to the United Kingdom Outer Space Act 1986.

“Special Ancillary Services” shall mean Ancillary Services relating to the Credit Facility if: (a) EXIM Bank requires that the Borrower or another Person pay for the provision of such Ancillary Services by an Ancillary Services Provider selected by EXIM Bank; or (b) EXIM Bank, in its sole determination, finds that such Ancillary Services are both necessary in order for the underlying transaction to go forward and cannot be reasonably obtained in the United States.

“Submit” shall mean the act of clicking on the “Submit” button in the Disbursement Portal, after which no changes to such documentation may be made without EXIM Bank approval (“Submission”, “Submitted” and “Submittal” shall be construed accordingly).

“Subsidiary” shall mean, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Equity Interests (as defined in Annex F) having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Supply Contract” shall mean the executed contract(s) (or, if no contract is executed, any other document(s) satisfactory to EXIM Bank) for the purchase of Goods and Services entered into between the Borrower and (a) an Exporter (or between an Exporter and a Person providing such Goods and Services to the Borrower under a contract or other document(s) satisfactory to EXIM Bank) or (b) Ancillary Services Provider, as the case may be; provided that, in each case, multiple contracts among the same parties with respect to the Credit Facility will only be considered a single “Supply Contract” for all purposes under this Agreement.

“Taxes” shall mean any taxes, fees, levies, imposts, duties or charges of whatever nature (whether imposed by withholding or deduction or otherwise) imposed by any Local Governmental Authority (including any taxing authority) or by any other jurisdiction from or through which payments required hereunder or under any Note are made.

“Technical Advisor” shall mean Stellar Solutions, Inc.

“Term Sheet” shall mean the term sheet immediately preceding the table of contents and preamble to this Agreement.

“Total Commitment Amount” shall mean the amount set forth as such in the Term Sheet.

“Total Loss” shall mean any Loss constituting a “total loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Transaction Number” shall mean the “EXIM Bank Transaction No.” specified in the Term Sheet.

“Transponder Lease” shall mean any transponder lease, or any other agreement relating to the sale or lease of satellite capacity or services.

“UCP” shall mean the Uniform Customs and Practices for Documentary Credits (International Chamber of Commerce Publication 600), as the same may be amended from time to time.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Content” shall mean, with respect to any Supply Contract, the amount representing the U.S. content in such contract as specified in Part A of the relevant Exporter’s Certificate; provided that EXIM Bank shall determine what does and does not constitute U.S. Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“U.S. Content Percentage” shall mean, with respect to any Supply Contract, the percentage specified as such in Part A of the relevant Exporter’s Certificate.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S. Federal Government Authority” shall mean the federal government of the United States, including any agency, department or other administrative authority or instrumentality thereof.

“Unique Entity Identifier” shall have the meaning set forth in the SAM Regulations.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“Upload” shall mean the act of uploading documents to the Disbursement Portal for EXIM Facility Agent and/or EXIM Bank review (“Uploaded” and “Uploading” shall be construed accordingly).

“Utilization” shall mean any of: (a) the making of a Reimbursement or (b) the making of an L/C Issuance.

“Utilization Procedures” shall mean the “Utilization Procedures for Direct Credits” set forth in Annex B.

“ViaSat-2 Capacity Purchase Agreement” shall mean the Capacity Purchase Agreement, dated as of March 12, 2015, between the Guarantor and the Borrower providing for the purchase by the Guarantor of one hundred percent (100%) of the ‘undressed’ capacity on the ViaSat-2 Satellite in accordance with the terms thereof and for quarterly payments to the Borrower in an amount sufficient to earn an appropriate return on the total value of the ViaSat-2 Satellite and associated operational costs.

“ViaSat-2 Commercial Agreements” shall mean, collectively, the ViaSat-2 Capacity Purchase Agreement, the ViaSat-2 Management Services Agreement and the ViaSat-2 Technical Services Agreement.

“ViaSat-2 Credit Agreement” shall mean that Credit Agreement, dated as of March 12, 2015, by and among EXIM Bank, the Borrower, the Guarantor and JPMorgan Chase Bank, National Association as EXIM facility agent in respect of the financing of the ViaSat-2 Satellite.

“ViaSat-2 Finance Documents” shall have the meaning given to such term in the ViaSat-2 Credit Agreement.

“ViaSat-2 Management Services Agreement” shall mean the Management Services Agreement, dated March 12, 2015, between the Borrower and ViaSat UK Ltd. (a/k/a Stonewood) providing for local management, regulatory, risk management, legal and administrative services.

“ViaSat-2 Satellite” shall mean the Ka-band ViaSat-2 communications satellite owned by the Borrower, launched on June 1, 2017 and located at the 69.9° W.L. nominal orbital slot as of the date hereof.

“ViaSat-2 Technical Services Agreement” shall mean the Technical Services Agreement dated March 12, 2015, between the Guarantor and the Borrower to provide technical services with respect to the ViaSat-2 Satellite and provision of services derived therefrom, including engineering support and insurance procurement and renewals.

“ViaSat-3 Launch Services Agreements” shall mean (a) the Launch Services Agreement–Single Launch, dated as of October 18, 2018, by and between the Viasat VS3 Holdings Limited and Space Exploration Technologies Corp., (as amended by that, certain Amendment #1, dated as of April 17, 2020 and Amendment #2, dated as of May 12, 2022 and as assigned to the Borrower pursuant to the Launch Services Agreement Assignment, dated January 25, 2023), for the launch of the ViaSat-3 Satellite and related services and (b) the Launch Services Agreement, dated as of January 21, 2026, by and between the Guarantor and the Borrower, for the launch of the ViaSat-3 Satellite and related services.

“ViaSat-3 Satellite” shall mean the Ka-band ViaSat-3F1 communications satellite owned by the Guarantor, launched on April 30, 2023, New York City time, and located at the 88.9° W.L. nominal orbital slot as of the date hereof.

1.02 Principles of Construction.

(a) The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

(b) Unless otherwise specified, all references in this Agreement to Sections, Term Sheets, Annexes, Exhibits, and Schedules are to Sections, Term Sheets, Annexes, Exhibits, and Schedules in or to this Agreement.

(c) The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d) In the event of any discrepancy between the provisions of Sections 1 through 14 of this Agreement and the provisions of the Term Sheet forming a part of this Agreement, the applicable provisions of Sections 1 through 14 shall control.

(e) The term “including” shall be construed as meaning “including without limitation”.

(f) Unless specified as a Business Day, any reference to “day” shall be deemed to refer to a calendar day.

(g) Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Solely for purposes of the interpretation and construction of Annex H hereto or any part thereof, in the event of any inconsistency between the provisions of Sections 1 through 14 of this Agreement and the provisions Sections A.1, A.2, and A.3 of Annex F, the provisions of Sections A.1, A.2, and A.3 of Annex H shall control.

(i) For purposes of any financial calculation, leases of Inmarsat and its subsidiaries shall be accounted for in a manner consistent with the Guarantor’s lease accounting (and without regard to IFRS 16).

SECTION 2. THE CREDIT FACILITY

2.01 Amount. EXIM Bank hereby establishes the Credit Facility, upon the terms and conditions set forth in this Agreement, in favor of the Borrower. The Total Commitment Amount is the maximum amount that EXIM Bank is committed to make available under the Credit Facility. The Credit Facility is for the purpose of enabling the Borrower to finance:

(a) in an aggregate amount not to exceed the Financed Portion Amount, the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower (or the Guarantor on behalf of the Borrower) for the purchase of Goods and/or Services; and

(b) in an aggregate amount not to exceed the Exposure Fee Amount, the Exposure Fee payable on the Financed Portion.

2.02 Availability. Subject to the terms and conditions provided herein, including the conditions set forth in Section 7, Disbursements under the Credit Facility may be made up to and including the Final Disbursement Date.

2.03 Deemed Date for Certain Costs. For the purpose of determining whether costs are incurred on or after the Initial Eligibility Date, (a) costs with respect to Services shall be deemed to have been incurred on the date such Services were performed or provided as evidenced by the date of the invoices of the provider of such Services, and (b) costs with respect to Goods shall be deemed to have been incurred on the date the Goods were shipped, as evidenced by the date of the relevant bill of lading.

SECTION 3. UTILIZATIONS AND DISBURSEMENTS

3.01 General Requirements.

(a) General. Upon satisfaction of the conditions set forth in Section 7, the Credit Facility may be utilized and disbursed in the manner described in, and subject to the conditions of, this Section 3 and the Utilization Procedures.

(b) Types of Disbursements. Disbursements may be made through: (i) Reimbursements; (ii) L/C Payments; and/or (iii) if financed, by book entry disbursements to fund payment of the Exposure Fee to EXIM Bank.

(c) Ancillary Services. Ancillary Services, including Special Ancillary Services, relating to the Credit Facility shall be treated in the same manner as any other Services (including the requirements set forth in Section 5 of this Agreement); provided that the Foreign Content associated with any Special Ancillary Services shall be deemed to be zero.

3.02 Limitation on Disbursements.

(a) If EXIM Bank receives a request to disburse funds in an amount that would result in the aggregate amount of all Disbursements made as of such date (taking into consideration the requested Disbursement) to exceed the uncancelled and undisbursed amount of the Commitment as of such date, EXIM Bank shall only be required to disburse funds in an amount equal to the remaining uncancelled and undisbursed amount of the Commitment.

(b) No more than one Reimbursement may be made in any calendar month.

3.03 Reimbursements.

(a) The Borrower may request a Reimbursement by Uploading the Reimbursement Documents (and providing electronic notice of such Upload to the EXIM Facility Agent), or electronically delivering the Reimbursement Documents to the EXIM Facility Agent.

(b) Upon receipt of the Reimbursement Documents (or written notice of Upload of such Reimbursement Documents), the EXIM Facility Agent shall determine whether the Reimbursement Documents comply with the requirements of the Reimbursement Procedures and Section 7 of this Agreement. If the EXIM Facility Agent determines that the Reimbursement Documents comply with the requirements of the Reimbursement Procedure and the provisions of this Agreement, the EXIM Facility Agent shall (i) Upload any Reimbursement Document that has not already been Uploaded; and (ii) Submit all Reimbursement Documents.

3.04 Letter of Credit.

(a) General. The Borrower may request the L/C Bank to make an L/C Issuance for the account of the Borrower, provided that the corresponding Letter of Credit shall be in form and substance satisfactory to the L/C Bank, the EXIM Facility Agent and EXIM Bank. At no time shall the aggregate undrawn face amount of the outstanding Letter of Credit plus the aggregate amount of all Disbursements previously made exceed the Commitment. The amount available under the Letter of Credit shall be reduced by the amount of any Drawing thereunder.

(b) Request for Issuance of Reimbursement Undertaking. The Borrower may request an L/C Issuance by (i) (A) electronically delivering to the EXIM Facility Agent; or (B) Uploading the L/C Documents, which includes the Request for Issuance of Reimbursement Undertaking; or (ii) causing the L/C Bank to (A) electronically deliver to the EXIM Facility Agent; or (B) Upload the L/C Documents. If the Borrower elects to Upload any of the L/C Documents, the Borrower must deliver a notice of such Upload to the EXIM Facility Agent and the L/C Bank. If the L/C Bank elects to Upload any of the L/C Documents, the Borrower must deliver a notice of such Upload to the EXIM Facility Agent.

(c) EXIM Facility Agent Review. Promptly upon receiving the L/C Documents, the EXIM Facility Agent shall determine whether the L/C Documents and related documentation comply with the requirements of the L/C Procedures and Section 7. If the EXIM Facility Agent determines that the L/C Documents comply with the requirements of the L/C Procedures and Section 7, the EXIM Facility Agent shall (i) Upload any L/C Document that has not already been Uploaded; and (ii) Submit all L/C Documents. Upon the Upload and Submission of the L/C Documents, the EXIM Facility Agent shall be deemed to have represented to EXIM Bank that such L/C Documents comply with the requirements of the L/C Procedures and Section 7.

(d) Issuance of Reimbursement Undertaking. Upon the satisfaction (at EXIM Bank’s sole discretion) of the conditions in this Section 3.04, EXIM Bank shall electronically issue the Reimbursement Undertaking, with a copy to the EXIM Facility Agent (who shall send a copy promptly to the Borrower).

(e) Contents of Letter of Credit. Each letter of credit issued hereunder must:

(i) provide for presentation and payment at any specified office or branch of the L/C Bank located in the United States;

(ii) be an irrevocable documentary sight letter of credit in compliance with and subject to, to the extent not inconsistent with the requirements of this Section 3.04, the UCP and, to the extent not inconsistent therewith, the law of the State of New York;

(iii) provide that it shall be effective on its date of issuance, provided that such date of issuance shall not be prior to the date of the first Utilization, and, unless terminated in accordance with its terms, shall expire on the expiry date stated in the Letter of Credit, as the same may be extended, but in no event later than the Final Disbursement Date;

(iv) provide that no Drawing thereunder shall occur after the Final Disbursement Date;

(v) include all provisions required in the Request for Issuance of Reimbursement Undertaking applicable to such Letter of Credit as set forth in Annex B; and

(vi) be denominated in U.S. Dollars.

(f) Failure to Reimburse L/C Payment. If EXIM Bank does not make its reimbursement of a Drawing available to the L/C Bank, EXIM Bank (or the EXIM Facility Agent acting under EXIM Bank’s instructions) shall promptly notify the Borrower of such failure to reimburse. Upon receipt of any such notice, the Borrower shall immediately pay the amount of the relevant Drawing to the L/C Bank together with interest thereon from the date of such Drawing to the date of such payment by the Borrower at the rate that would have applied to the related Disbursement had EXIM Bank made such reimbursement, without prejudice to any rights of the Borrower against EXIM Bank; provided that the Borrower shall have no liability or obligation to EXIM Bank, the L/C Bank or any other Person in respect of a drawing that does not conform to the terms and conditions of the Letter of Credit. Any amount paid by the L/C Bank and later reimbursed by the Borrower to the L/C Bank pursuant to this Section 3.04(f) shall not be considered a Disbursement hereunder and such payment shall not be deemed to be a prepayment of a Disbursement for purposes of this Agreement and the other Finance Documents. The EXIM Facility Agent shall promptly notify the Credit Administration Division of the amount of any such reimbursement.

SECTION 4. GUARANTEE TO EXIM BANK BY GUARANTOR

4.01 Guarantor Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees to EXIM Bank the full, prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the principal, interest and any and all other amounts payable by the Borrower to EXIM Bank under this Agreement and all other Finance Documents. If the Borrower shall fail to pay when due any or all sums hereby guaranteed (whether at stated maturity, by acceleration or otherwise), the Guarantor shall forthwith pay, without any demand or notice, the full amount due and payable by the Borrower in U.S. Dollars at the place and in the manner required by this Agreement or any Note. This is a guarantee of payment and not merely of collection, and shall remain in full force and effect until all the obligations of the Borrower hereby guaranteed are irrevocably paid in full. To the extent permitted by Applicable Law, the Guarantor waives all defenses of a surety or guarantor to which it may be entitled by statute or otherwise.

4.02 Guarantee Continuing and Unconditional.

(a) The Guarantor Guarantee is a continuing, absolute and unconditional guarantee of payment as primary obligor and not merely as surety, and shall apply to all obligations of the Borrower under this Agreement and any Note whenever arising. Without limiting the generality of the foregoing, the Guarantor Guarantee shall not be released, discharged or otherwise affected by: (i) the lack of genuineness, legality, validity, regularity or enforceability of this Agreement or any Note or any other agreement or document contemplated hereby; (ii) the surrender, release, exchange, substitution, taking of any additional collateral, or impairment of any collateral; (iii) failure by the Borrower to comply with any of the terms of this Agreement or any Note; (iv) any change in the name, authorized activities, capital stock, corporate existence, structure, personnel or ownership of the Borrower; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets; or (vi) any other act, omission to act or delay of any kind by the Borrower, the Guarantor or EXIM Bank or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 4.02, constitute a legal or equitable discharge or defense to the Guarantor’s obligations hereunder.

(b) The Guarantor hereby irrevocably and expressly waives all diligence, presentments, demands, protests and notices of any kind whatsoever, including notices of nonperformance or nonpayment, notices of default, notices of protest, notices of dishonor, notices of acceptance of this Guarantor Guarantee, and notices of the existence, creation or incurring of new or additional obligations by the Borrower under this Agreement or any Note.

(c) The Guarantor consents that, without notice to the Guarantor and without the necessity for any additional endorsement, consent or guarantee by the Guarantor, the liabilities of the Borrower hereby guaranteed may, from time to time, be renewed, extended, increased, accelerated, modified (including any change in interest rate or a switch from a floating to fixed rate of interest), amended, compromised, waived, released or discharged by EXIM Bank; and any security which is or in the future may be held, or any other guarantee issued for, the payment of the indebtedness of the Borrower under this Agreement or any Note may be exchanged, sold or surrendered by EXIM Bank, all without impairing or affecting in any way the obligation of the Guarantor hereunder. EXIM Bank shall not be obliged to enforce any remedies against the Borrower or any guarantee or security that it may hold before being entitled to payment from the Guarantor of the obligations hereby guaranteed.

4.03 Reinstatement. The Guarantor Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of obligations hereby guaranteed is recovered from or repaid by EXIM Bank or any other party as a result of any proceeding in bankruptcy, insolvency, reorganization or otherwise.

SECTION 5. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE

5.01 Eligibility for Financing.

(a) In order to be eligible for financing under the Credit Facility, the Borrower shall have made or caused to be made a cash payment for the purchase of Goods and Services in an amount equal to not less than fifteen percent (15%) of the Net Contract Price (a “Cash Payment”).

(b) In order to be eligible for financing under the Credit Facility, all Goods (x) that are to be exported by ocean vessel from the United States must be transported in vessels of U.S. registry and (y) that were previously exported by ocean vessel from the United States must have been transported in vessels of U.S. registry, in each case pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from the U.S. Maritime Administration (“MARAD”). If any Goods are shipped on vessels of non-U.S. registry without such a MARAD certification or determination or contrary to the provisions of such MARAD certification or determination, such Goods will not be eligible for financing under the Credit Facility. If Goods are shipped on ocean vessels or aircraft of U.S. registry, the cost of shipment may be included in the U.S. Content of the Supply Contract. Subject to the exceptions set forth above, if such Goods are shipped on ocean vessels or aircraft of non-U.S. registry, the cost of shipment may constitute Foreign Content if such cost has been included in the Net Contract Price. Pooling Country Freight Costs shall be deemed U.S. Content.

In addition, goods used in the provision of Services, if shipped by ocean vessel from the United States to the Borrower’s Country, may be required to be transported from the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended).

(c) In order to be eligible for financing under the Credit Facility, the Borrower shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of Goods in an amount not less than the amount of the Disbursements that have been or are to be made with respect to those shipments.

5.02 Coverage of the Credit Facility. Subject to the terms and conditions of this Agreement, EXIM Bank shall finance each Disbursement with respect to any Supply Contract up to the following maximum amount (provided that the aggregate amount of all Disbursements shall not exceed the Commitment):

(a) an amount equal to the product of: (i) the Disbursement Percentage with respect to such Supply Contract and (ii) the U.S. Dollar invoice value of the Goods and Services included in the invoice(s) presented to EXIM Bank in connection with such Disbursement; plus

(b) an amount equal to one-hundred percent (100%) of the Exposure Fee on the amounts disbursed pursuant to (a).

SECTION 6. TERMS OF THE CREDIT FACILITY

6.01 Principal Repayment. The Borrower shall repay the portion of the principal that is actually disbursed under the Credit Facility in sixteen (16) successive semi-annual installments, with each such installment to be payable on a Repayment Date; provided that, on the Final Maturity Date, the Borrower shall repay in full the principal amount of the Credit Facility then outstanding. The amount of principal repayable on each Repayment Date is the amount set out opposite that Repayment Date in Schedule 1; provided that, if the aggregate amount of Disbursements made up to and including the Final Disbursement Date is less than the Total Commitment Amount, then each amount of principal set forth on Schedule 1 shall be ratably reduced in proportion to such amount.

6.02 Interest Payment.

(a) On each Interest Payment Date and on the date of any prepayment of the principal under the Credit Facility, the Borrower shall pay to EXIM Bank interest in arrears on all amounts disbursed and outstanding from time to time under the Credit Facility. Any such interest payment shall be calculated at an interest rate per annum equal to the Applicable Interest Rate; provided, however, that in the event that any Disbursement is made within forty-five (45) days prior to an Interest Payment Date, the first payment of accrued interest with respect to such Disbursement under this Section 6.02(a) shall not be due and payable until the next succeeding Interest Payment Date.

(b) If any Payment Default shall occur, the Borrower shall pay to EXIM Bank, automatically and without demand, interest in arrears on such unpaid amount (to the extent permitted by Applicable Law) for the period from (and including) the Payment Default Date to (but excluding) the date such amount shall have been paid in full, at an interest rate per annum equal to the higher of: (i) the rate specified in Section 6.02(a) above plus one percent (1.00%) per annum; or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government securities” and the subheading of “Treasury constant maturities”, for a maturity closest to the duration of the Payment Default plus one percent (1.00%)(or if such applicable rate of interest is not ascertainable pursuant to the foregoing, then as ascertained using any alternative method designated by EXIM Bank in writing to the Borrower).

6.03 Prepayment.

(a) Voluntary Prepayments.

(i) The Borrower may, from time to time, prepay, without premium or penalty (other than as specified in clause (D) below) all or any part of the principal under the Credit Facility, on any Interest Payment Date, provided that:

(A) any partial prepayment shall be in a minimum principal amount of U.S.$10,000,000;

(B) the Borrower shall give EXIM Bank ten (10) Business Days’ prior written notice of the proposed amount and the date of prepayment;

(C) the Borrower shall pay in full all amounts due under the Credit Facility as of the date of such prepayment, including all interest which has accrued to the date of prepayment on the principal prepaid, together with all other amounts then due under this Agreement or any Note as of the date of such prepayment; and

(D) on the date of such prepayment, the Borrower shall pay to EXIM Bank a prepayment premium which shall be equal to the amount by which (a) the amount of the prepaid principal is less than (b) the sum of the present values, discounted from the remaining Repayment Dates to the date of such prepayment, of (x) the installments of principal being prepaid, plus (y) the amounts of interest which would otherwise have accrued on such principal to the remaining Interest Payment Dates.

(ii) The annual discount rate used to calculate the present value amount in clause (a)(i)(D) of this Section 6.03 shall be that rate of interest specified as the current CIRR for the Business Day which is five (5) Business Days prior to the date of prepayment for a period equal to the applicable Maturity Period.

(b) Mandatory Prepayments.

(i) Prepayment Upon Imposition of Sanctions.

(A) If at any time the Borrower, the Guarantor or any director, officer, or employee of any of the foregoing shall be or become a Sanctioned Person, then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend and/or cancel (in whole or in part) the Credit Facility and so notify the Borrower and the EXIM Facility Agent of such suspension and/or cancellation. Notwithstanding the preceding sentence, with regard to an employee (other than a director or officer) becoming a Sanctioned Person, EXIM Bank shall not suspend or cancel the Credit Facility if the Borrower or the Guarantor, as applicable, promptly takes, to EXIM Bank’s satisfaction, all permissible and reasonable steps to terminate the employee’s relationship with the Borrower or the Guarantor, as the case may be. If the Credit Facility is suspended, EXIM Bank shall retain the right to cancel (in whole or in part) the Credit Facility at any time thereafter. If the Credit Facility is cancelled, in whole or in part, then within one hundred eighty (180) days of EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.

(B) If at any time the Borrower or the Guarantor fails to perform or comply with the covenants set forth in Section 10.03(p) or Clause C.24 of Annex F, respectively, then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend or cancel (in whole or in part) the Credit Facility and so notify the Borrower and the EXIM Facility Agent of such suspension or cancellation. If the Credit Facility is suspended, EXIM Bank shall retain the right to cancel the Credit (in whole or in part) at any time thereafter. If the Credit Facility is cancelled, then within one hundred eighty (180) days of EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.

(ii) Prepayment Upon Non-Compliance with Certain Covenants. If at any time the Borrower fails to comply with Section 10.02(t) or Section 10.03(l), which failure remains uncured for a period of one hundred eighty (180) days after written notice of such failure has been given to the Borrower by EXIM Bank, then EXIM Bank shall so notify the Borrower and the EXIM Facility Agent (the “Prohibited Action Notice”), and, if EXIM Bank so requires as set forth in the Prohibited Action Notice (A) the Credit Facility shall be immediately cancelled and (B) the Borrower shall, within sixty (60) days after the date of the Prohibited Action Notice, prepay the entire principal amount then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment, and all other amounts then due and payable under this Agreement. EXIM Bank may also elect, by so indicating in the Prohibited Action Notice, that no such cancellation of the Credit Facility or prepayment is required in respect of a failure to comply described in the Prohibited Action Notice.

(iii) Prepayment Upon Loss of the ViaSat-2 Satellite(iv) . The Borrower shall prepay the Credit Facility (A) to the extent of any Insurance Proceeds in respect of a Total Loss or a Constructive Total Loss of the ViaSat-2 Satellite, and (B) to the extent of any Insurance Proceeds that are in excess of $1,000,000 in respect of any Partial Losses of the ViaSat-2 Satellite, in each case, together with accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and owing under this Agreement. Such prepayment shall be made promptly following receipt of such Insurance Proceeds.

(c) Prepayment and Premium Irrevocable.

(i) Any prepayment by the Borrower of any portion of the principal amount disbursed under the Credit Facility in accordance with this Section 6.03 shall be irrevocable and final when paid, and the Borrower shall not be entitled to subsequently borrow or redraw any part of such prepaid principal amount.

(ii) Any prepayment premium under this Section 6.03 shall be owing and payable notwithstanding acceleration of the Credit Facility.

(d) Prepayment Application. Prepayments shall be applied to the installments of principal in the inverse order of their maturity and, in cases where more than one Note is outstanding, pro rata to each Note.

6.04 Evidence of Debt.

(a) If requested by EXIM Bank (i) as indicated in the Term Sheet or (ii) at some later date, the Borrower agrees that to evidence further its obligation to repay all amounts disbursed under the Credit Facility, with interest accrued thereon, it shall issue and deliver to EXIM Bank, in accordance with the written instructions of EXIM Bank, one or more promissory notes (each such promissory note and any replacement thereof, issued pursuant to Section 6.04(b) or Section 6.04(c), hereinafter referred to as a “Note”). Each Note shall be in the form of Annex A, or as otherwise directed by EXIM Bank, and shall be valid and enforceable as to its principal amount at any time only to the extent of the aggregate amounts then disbursed and outstanding under the Credit Facility, and, as to interest, only to the extent of the interest accrued thereon. Any notations by EXIM Bank on any Note regarding payments made on account of the principal thereof, in the absence of manifest error, shall be conclusive and binding. Upon the irrevocable payment in full of any Note, EXIM Bank shall cancel and surrender such Note to the Borrower upon the Borrower’s request.

(b) If requested by EXIM Bank, within ten (10) days after the Final Disbursement Date, the Borrower shall issue and deliver to EXIM Bank a new Note in exchange for each Note previously issued and delivered in accordance with this Agreement, whereupon EXIM Bank shall cancel and surrender each such previously issued Note to the Borrower. The principal amount of each such new Note shall equal the principal amount then disbursed and outstanding.

(c) If requested by the EXIM Facility Agent or EXIM Bank, the Borrower shall issue and deliver to EXIM Bank a new Note in exchange for each Note previously issued and delivered in accordance with this Agreement, whereupon EXIM Bank shall cancel and surrender each such previously issued Note to the Borrower.

(d) If any Note is mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver a new Note of the same date, maturity and denomination as the Note so mutilated, lost, stolen or destroyed; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower after examination by EXIM Bank; and, in the case of any lost, stolen or destroyed Note, the Borrower shall have first received evidence of such loss, theft or destruction as shall reasonably be considered satisfactory to it. In the event that any lost or stolen Note is subsequently found, EXIM Bank shall cancel such Note and deliver such canceled Note to the Borrower; provided, that the Borrower shall have already delivered a substitute Note to EXIM Bank.

(e) All replacement Notes issued in connection with this Agreement shall be signed by an Authorized Officer of the Borrower.

(f) Upon any assignment or transfer by EXIM Bank of all or a portion of the Credit Facility in accordance with Section 14.03, the Borrower shall, at the request of EXIM Bank, execute and deliver to EXIM Bank and any such assignee(s) or transferee(s) new duly authorized and executed Notes substantially in the form of Annex A (or such other form as may be agreed between EXIM Bank and assignee(s) or transferee(s)) in the amounts equal to the aggregate amounts of principal respectively held by EXIM Bank and such assignee(s) or transferee(s) after giving effect to such assignment or transfer.

(g) For the purposes of Section 6.04(a), the Borrower hereby irrevocably appoints EXIM Bank as its attorney-in-fact, with full powers of substitution and delegation, so that it may on the Borrower’s behalf and in the Borrower’s name fill in any blanks on the Note described in Section 6.04(a) including the interest rate applicable to such Note. This power of attorney shall be deemed coupled with an interest and cannot be revoked by the Borrower until all amounts payable to EXIM Bank under this Agreement have been fully paid and EXIM Bank has issued a written certification to that effect.

(h) The Borrower hereby ratifies and confirms, and agrees to ratify and confirm, all actions and things performed or done by EXIM Bank or its designees pursuant to the power of attorney referred to in the preceding paragraph.

SECTION 7. CONDITIONS PRECEDENT

7.01 Conditions Precedent to First Utilization. The obligation of EXIM Bank to permit the first Utilization under the Credit Facility shall be subject to the delivery to EXIM Bank (with a copy to the EXIM Facility Agent, except as indicated herein) of the documents indicated below (each, in form and substance satisfactory to EXIM Bank), and to the fulfillment (in a manner satisfactory to EXIM Bank) of the conditions set forth below:

(a) This Agreement. This Agreement fully executed by the parties hereto, which shall be in full force and effect (with, if applicable, evidence that this Agreement has been registered with the appropriate authorities in England and the Guarantor’s Country).

(b) Note(s). If required in the Term Sheet or otherwise requested by EXIM Bank, one or more Notes, which together shall equal in the aggregate the Commitment, each fully executed by the Borrower.

(c) Insurance. Delivery of evidence that any insurance arrangements that, in accordance with Annex G are required to be effected or procured by the date of the first Utilization have been effected or procured, including any certificates, broker’s undertakings, policies of insurance or cover notes, if required as of the date of the first Utilization by the terms of Annex G, and a report from the Insurance Advisor in form and substance satisfactory to EXIM Bank.

(d) Existence. Evidence that (i) the Borrower is duly organized and validly existing under the laws of England and Wales, with full power, authority and legal right to own its property and carry on its business as now conducted, and (ii) the Guarantor is duly organized and validly existing under the laws of the State of Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted.

(e) Authority. Evidence of (i) the resolution of the board of directors of the Borrower permitting the Borrower to execute, deliver, perform, and observe the terms and conditions of this Agreement and the other Finance Documents; and (ii) the authority (including specimen signatures) for each Person who, on behalf of the Borrower, signed this Agreement and/or signed or will sign any other Finance Documents, or will otherwise act as the Borrower’s representative in the operation of the Credit Facility; (iii) the authority of the Guarantor to execute, deliver, perform, and observe the terms and conditions of this Agreement and any other Finance Documents; and (iv) the authority (including specimen signatures) for each Person who, on behalf of the Guarantor, signed this Agreement and/or signed or will sign any other Finance Documents, or will otherwise act as the Guarantor’s representative in the operation of the Credit Facility.

(f) Borrower Certificate. A certificate of the Borrower (signed by a director) confirming that, as of the date thereof, the borrowing or securing, as appropriate, by the Borrower of the Commitment does not cause any borrowing, security or similar limit binding on the Borrower to be exceeded.

(g) Government Authorizations. Copies, certified as true copies by an Authorized Officer of the Borrower and the Guarantor, as the case may be, of each material Governmental Authorization, which is necessary: (i) for the execution, delivery, performance and observance by the Borrower of the Finance Documents, including, without limitation, all approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under this Agreement; (ii) for the validity, binding effect and enforceability of the Finance Documents; (iii) for the execution, delivery and performance by the Borrower of any Supply Contract, the importation of the Goods and Services, and the use of the Goods and Services; (iv) for the execution, delivery, performance and observance by the Guarantor of the Finance Documents; and (v) for the validity, binding effect and enforceability of the Finance Documents.

(h) Legal Opinions. The following duly executed legal opinions:

(i) legal opinion of Latham & Watkins LLP, as counsel to the Borrower and the Guarantor, as to matters of the laws of England and Wales and confirming, among other matters as specified by EXIM Bank, the due authorization and capacity of the Borrower to enter into the Finance Documents to which it is a party and the validity and enforceability of the Finance Documents governed by English law and otherwise in form, scope and substance satisfactory to EXIM Bank; and

(ii) a legal opinion of Latham & Watkins LLP, as counsel to the Borrower and the Guarantor, as to matters of the laws of New York and Delaware and confirming, among other matters as specified by EXIM Bank, the due authorization and capacity of the Guarantor to enter into the Finance Documents to which it is a party and the validity and enforceability of the Finance Documents governed by New York law and otherwise in form, scope and substance satisfactory to EXIM Bank.

(i) Appointment of Process Agent. Evidence that (i) the Borrower has irrevocably appointed as its agent for service of process the Person or Persons so specified in Section 12.03; and (ii) each such agent has accepted the appointment (and been paid in full) for a term extending at least one year beyond the scheduled final Repayment Date and has agreed to forward forthwith to the Borrower all legal process addressed to the Borrower received by such agent.

(j) Acquisition List. The Acquisition List.

(k) Supply Contract(s). A copy of each Supply Contract (other than insurance policies, which pursuant to Annex G, are not required to be obtained and maintained prior to the date of such first Utilization), which, in EXIM Bank’s judgment, must be reasonable and consistent with industry and financial standards and must otherwise be in form and substance satisfactory to EXIM Bank.

(l) Security Documents. The Security Documents shall have been fully executed by the Borrower and the other parties thereto and delivered to EXIM Bank, together with evidence that the Liens of the Security Documents have been, or will be within the time limit prescribed by law, perfected in accordance with the laws of England and Wales.

(m) Launch Services Agreement. A copy of the executed ViaSat-3 Launch Services Agreement referred to in clause (b) of the definition thereof.

(n) [Reserved].

(o) Outside Counsel Fees and Other Fees. Evidence of the payment in full of the reasonable and duly documented fees and out-of-pocket expenses due and payable to (i) the EXIM Facility Agent, (ii) Allen Overy Shearman Sterling US LLP, as counsel to EXIM Bank, and (iii) any other financial advisor, market advisor, outside consultants or other advisor to EXIM Bank.

(p) Anti-Lobbying Certificates. Delivery of an Anti-Lobbying Certificate(s) executed by Authorized Officer(s) of the Borrower.

(q) Master Reimbursement Agreement. The Master Reimbursement Agreement is fully executed by the parties thereto and in full force and effect, if the first Utilization includes an L/C Issuance.

(r) Authority of EXIM Facility Agent. Delivery of evidence of (i) the authority of the EXIM Facility Agent to execute, deliver, perform and observe the terms and conditions of this Agreement, and (ii) the authority (including specimen signatures) for each Person who, on behalf of the EXIM Facility Agent, signed this Agreement, and/or will sign any notice pursuant to Section 3 of this Agreement or will otherwise act as the EXIM Facility Agent’s representative in the operation of the Credit Facility.

(s) Iran Activities Certification. The Borrower shall have delivered an Iran Activities Certification.

(t) Directors of the Borrower. Delivery of a list of all directors of the Borrower.

(u) Register of the Shareholders of the Borrower. Delivery of a certified true copy of the Register of Shareholders of the Borrower evidencing that the Guarantor has been registered as holder of all of the issued share capital of the Borrower.

(v) Share Certificates; Share Transfers. Confirmation by the Security Trustee that it holds (i) share certificates in respect of all of the shares of the Borrower and (ii) signed and undated share transfers, with the name of the transferee left blank.

(w) Guarantor’s Compliance Certificate. A compliance certificate of the Guarantor, substantially in the form set forth in Exhibit 2 to Annex F, as to compliance with the financial covenants set forth in Annex F with respect to (i) the Fiscal Year (as defined in Annex F) and (ii) Fiscal Quarter (as defined in Annex F) each ended immediately preceding the first Utilization.

(x) Operative Notice. EXIM Bank has delivered an Operative Notice to the EXIM Facility Agent and the Borrower.

(y) No Event of Default; No Mandatory Prepayment Event. At the time all of the foregoing conditions of this Section 7.01 have been satisfied or waived by EXIM Bank, no Event of Default, Potential Default or Mandatory Prepayment Event exists.

7.02 Conditions Precedent to Each Utilization. The obligation of EXIM Bank to permit any Utilization (including the first Utilization), shall be subject to the delivery to the EXIM Facility Agent and EXIM Bank of the documents indicated below (each in form and substance satisfactory to EXIM Bank) and to the fulfillment, as of the date of such Utilization, in a manner satisfactory to EXIM Bank of the conditions set forth below:

(a) This Agreement. This Agreement (including the Guarantor’s Guarantee herein), any Notes issued, and the Security Documents shall continue to be in full force and effect.

(b) No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations.

(c) Utilization Documents. Each of the documents (including, but not limited to, the Reimbursement Documents (as defined in Part II of Annex B) and L/C Documents (as defined in Part III of Annex B)) required under the Utilization Procedures with respect to the requested Utilization.

(d) Master Reimbursement Agreement. If Utilization of this Credit Facility includes issuance of a Letter of Credit, the Master Reimbursement Agreement shall continue to be in full force and effect.

(e) Additional Utilization Conditions. The requirements of Section 3 shall have been satisfied with respect to such Utilization.

(f) Legal Opinion(s). If, since the date of the legal opinions furnished pursuant to Section 7.01(h), there has been a change in law that could reasonably be expected to have a material adverse effect on the ability of the Borrower or the Guarantor to perform its obligations under the Finance Documents, then EXIM Bank may request supplemental legal opinions with respect to the possible consequences of such change in law. Such supplemental opinions shall be dated as of the date on which the Utilization was requested, be addressed and delivered to EXIM Bank and be in form and substance satisfactory to EXIM Bank.

(g) Utilization by Way of Letter of Credit. If the Utilization is by way of L/C Issuance, a copy of the Letter of Credit to be issued thereunder.

(h) Exposure Fee, Other Fees and Expenses. EXIM Bank shall have been paid the Exposure Fee or arrangements satisfactory to EXIM Bank for the payment thereof shall have been made. All other fees and expenses then due and payable under Section 8 shall have been paid.

(i) Representation and Warranties. The representations and warranties made by the Borrower in Section 10.01, by the Guarantor in Section 10.04 and by the Borrower and the Guarantor in each Security Document shall be true and accurate in all material respects on and as of the date of such Utilization (except (i) that any representation and warranty qualified by materiality shall be true and accurate in all respects and (ii) for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(j) Acquisition List. The Acquisition List.

(k) Supply Contract(s). A copy of each Supply Contract to which the Utilization relates, which, in EXIM Bank’s judgment, must be reasonable and consistent with industry and financial standards, together with each material amendment, supplement, modification or waiver to any Supply Contract to which the relevant Utilization relates.

(l) Other Documents. Such other documents, certificates, instruments or information relating to this Agreement or the transactions contemplated hereby as EXIM Bank may have reasonably requested shall have been delivered in form and substance satisfactory to EXIM Bank.

(m) No Event of Default; No Mandatory Prepayment Event. No Event of Default, Potential Default or Mandatory Prepayment Event exists or will exist after giving effect to the requested Utilization.

(n) No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of EXIM Bank, is likely to materially and adversely affect the ability of the Borrower or the Guarantor to perform all or any of its obligations under this Agreement or any other Principal Transaction Document, as the case may be.

SECTION 8. FEES AND EXPENSES

8.01 Fees.

(a) The Borrower shall pay or cause to be paid to EXIM Bank the following fees:

(i) a loan commitment fee (“Commitment Fee”) of one-half of one percent (0.50%) per annum on the uncancelled and undisbursed balance from time to time of the Commitments in respect of the Credit Facility, accruing from February 20, 2023, to and including the Final Disbursement Date, and payable on each Commitment Fee Payment Date (in the event that any Disbursement is made within forty-five (45) days prior to a Commitment Fee Payment Date, the calculation of the uncancelled and undisbursed balance of the Commitment in respect of such payment date shall exclude such Disbursement, provided, however, that any Commitment Fee due on the next Commitment Fee Payment Date shall be reduced by the amount equal to one-half of one percent (0.50%) per annum of such Disbursement, such amount calculated based on the number of days elapsed from the date of such Disbursement until the date of the Commitment Fee Payment Date immediately succeeding the date of such Disbursement); and

(ii) no later than each Disbursement Date, the Exposure Fee with respect to the related Disbursement.

The parties hereto acknowledge and agree that the Commitment Fee shall continue to accrue and become due and payable as described above during any period in which Utilizations are suspended as described in Section 11.02(a).

(b) The Borrower shall pay or cause to be paid to the EXIM Facility Agent such fee as agreed pursuant to that certain side letter between the Borrower, the Guarantor and the EXIM Facility Agent dated as of August 4, 2020.

8.02 Taxes.

(a) The Borrower and the Guarantor each agrees to pay all amounts owing by it under this Agreement or any Note free and clear of and without deduction or withholding for or on account of any Taxes.

(b) The Borrower and the Guarantor each further agrees:

(i) that, if the Borrower or the Guarantor, as the case may be, is prevented by operation of law from paying any such Taxes or any such Taxes are required to be deducted or withheld, then the interest, fees or expenses required to be paid under this Agreement or any Note shall, on an after-tax basis, be increased by the amount necessary to yield to EXIM Bank interest, fees or expenses in the amounts provided for in this Agreement or such Note after the provision for the payment of all such Taxes;

(ii) that the Borrower and the Guarantor shall, at the request of EXIM Bank, execute and deliver to EXIM Bank such further instruments as may be necessary or desirable to effect the payment of the increased amounts as provided for in subsection (i) above, including new Notes to be issued by the Borrower in exchange for any Note previously issued;

(iii) that the Borrower and the Guarantor each shall hold EXIM Bank harmless from and indemnify EXIM Bank against any liabilities with respect to any Taxes (whether or not properly or legally asserted), as applicable, including any Taxes resulting from any Exposure Fee refund; and

(iv) that, at the request of EXIM Bank, the Borrower shall provide EXIM Bank, within the later of thirty (30) days after such request or thirty (30) days after the actual payment of such Taxes, with the original or a certified copy of evidence of the payment of any Taxes by the Borrower, or, if no Taxes have been paid, provide EXIM Bank, at the request of EXIM Bank, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to EXIM Bank stating that no Taxes are payable.

(c) Notwithstanding anything to the contrary contained herein, the agreements in this Section 8.02 shall survive the termination of this Agreement and the payment of any Note and all other amounts due hereunder.

8.03 Expenses.

(a) The Borrower and the Guarantor each agrees, whether or not the transactions hereby contemplated shall be consummated, promptly upon demand to pay or reimburse (i) the reasonable and duly documented fees, costs and expenses (including out-of-pocket expenses in respect of telecommunications, mail or courier service, travel and the like) of (A) EXIM Bank, (B) the EXIM Facility Agent, (C) counsel for the EXIM Facility Agent and/or EXIM Bank and (D) any other advisor engaged by or for the benefit of the EXIM Facility Agent or EXIM Bank, in each case arising in connection with the preparation, printing, execution, delivery, registration, implementation, monitoring, amendment or enforcement of, waiver or consent under, or the protection or preservation of any right or claim of EXIM Bank or the EXIM Facility Agent arising out of, the Finance Documents, as well as the cost of preparing an operative memorandum and an operations and monitoring memorandum for internal EXIM Bank use, and (ii) all Taxes (including interest and penalties, if any) that may be payable in respect of the Finance Documents.

(b) All amounts payable by the Borrower and/or the Guarantor pursuant to this Section 8.03 shall be paid by the Borrower or the Guarantor, as the case may be, in the currency in which the same has been incurred and is payable by the EXIM Facility Agent or EXIM Bank, as the case may be.

8.04 Additional or Increased Costs.

(a) If, due to any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to EXIM Bank; (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment affecting EXIM Bank; or (iii) imposes any other condition affecting this Agreement or any Note, there shall be any increase in the cost to EXIM Bank of agreeing to make or making, funding or maintaining EXIM Bank’s participation in any Utilization, then the Borrower shall from time to time, upon demand by EXIM Bank, pay to EXIM Bank additional amounts sufficient to compensate EXIM Bank for such increased cost.

(b) Each demand for payment by EXIM Bank under this Section 8.04 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.

8.05 Indemnification. The Borrower agrees to pay, indemnify and hold EXIM Bank, the EXIM Facility Agent and each of their respective affiliates and each of their respective directors, officers, employees, agents, advisers and representatives directly included in the transactions contemplated by the Finance Documents (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions (whether actual or prospective claims, litigations, investigations or proceedings relating to the foregoing, whether sounding in contract, in tort or on any other ground and regardless of whether the Indemnified Person is party thereto), judgments, suits, reasonable and duly documented costs, expenses or disbursements of any kind or nature whatsoever and any other related reasonable and duly documented expenses, including the reasonable and duly documented fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against the Indemnified Person arising out of, in connection with, or as a result of (a) the execution, delivery, registration, filing, recording, enforcement, performance or administration of, or in any other way arising out of or relating to, the Finance Documents or any action taken or omitted to be taken by EXIM Bank or the EXIM Facility Agent with respect to any of the foregoing, (b) the Goods or any related properties of the Borrower, or (c) any action or inaction of the Borrower in connection with the Principal Transaction Documents or the transactions contemplated thereby (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities (i) to the extent arising solely from the gross negligence, willful misconduct or fraud of such Indemnified Person, (ii) to the extent attributable to the breach by such Indemnified Person of its representations, warranties and/or obligations under any Principal Transaction Document, (iii) for any Indemnified Person (other than EXIM Bank) that consist of any cost, expense, liability or obligation of such Indemnified Person that is expressly stated to be without right to reimbursement or indemnity from the Borrower, (iv) for any Indemnified Person (other than EXIM Bank) to the extent such Indemnified Liabilities would not have been imposed if such Indemnified Person had not engaged in transactions unrelated to those contemplated by this Agreement and the other Principal Transaction Documents, (v) consisting of administrative or overhead costs or expenses, or (vi) that would not have been incurred in the absence of an amendment or supplement to any Principal Transaction Document (other than an amendment or supplement (A) requested by or consented to in writing by the Borrower or the Guarantor, (B) required by Applicable Law, or (C) made during the continuance of an Event of Default). Without prejudice to the survival of any other provision hereof, the terms of this Section 8.05 shall survive the termination of this Agreement, the other Finance Documents and the repayment of Credit Facility and all other amounts payable hereunder.

SECTION 9. PAYMENTS

9.01 Method of Payment.

(a) All payments to be made by the Borrower or the Guarantor under this Agreement and any Note shall be received without set-off or counterclaim in U.S. Dollars in immediately available and freely transferable funds no later than 11:00 a.m. (New York City time) on the date on which due (as applicable):

(i) if for the account of the EXIM Facility Agent, to the EXIM Facility Agent in accordance with the following account details:

Bank: JPMorgan Chase Bank

ABA#: 021-000-021

Account: JPMS LLC

Account#: 066-916-402

ATTN: Nick Visone and Coleen Thompson-David

REF: Viasat 2025-1;

and

(ii) if for the account of EXIM Bank, to EXIM Bank at the Federal Reserve Bank of New York for credit to EXIM Bank via the Federal Reserve Wire Network (FedWire) in accordance with the instructions set forth in the Term Sheet under the heading “Payment Instructions”.

(b) Except as otherwise provided herein, whenever any payment would otherwise fall due on a day which is not a Business Day, the due date for payment shall be the immediately succeeding Business Day and interest and fees shall be computed in accordance with Section 14.01.

9.02 Application of Payments. EXIM Bank shall apply payments received by it under this Agreement or any Note (whether at stated maturity, by reason of acceleration, prepayment or otherwise and including any payments under the Guarantor Guarantee) in the following order of priority: (a) interest due pursuant to Section 6.02(b); (b) Commitment Fees, Exposure Fees and all other amounts due to EXIM Bank under this Agreement and not otherwise provided for under this Section 9.02; (c) interest due pursuant to Section 6.02(a); (d) principal due; (e) installments of principal not yet due in inverse order of maturity; and (f) all other amounts due under this Agreement and not otherwise provided for in this Section 9.02.

SECTION 10. REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.01 Representations and Warranties of the Borrower.

(a) General Representations and Warranties. As of the date hereof, the date of each request for Utilization, and the date of each Utilization, the Borrower makes the following representations and warranties to the EXIM Facility Agent and EXIM Bank:

(i) Existence and Authority. The Borrower is a private limited company, duly incorporated and validly existing under the laws of England and Wales, with full power, authority, and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Finance Documents.

(ii) Governmental Authorizations. All material Governmental Authorizations that are necessary: (A) for the execution, delivery, performance and observance by the Borrower of the Finance Documents, including, without limitation, approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under this Agreement; (B) for the validity, binding effect and enforceability of the Finance Documents; and (C) for the execution, delivery and performance of any Supply Contract, the importation of the Goods and Services, and the use of the Goods and Services; have, in each case, been obtained and are in full force and effect.

(iii) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Borrower’s Country of any of the Finance Documents, it is not necessary that any of the Finance Documents be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, or notarized; or that any documentary, stamp or other similar tax, imposition, or charge of any kind be paid on or with respect to any of the Finance Documents, except registration of particulars of (A) the Debenture and (B) the Share Charge at Companies House in England and Wales under Section 859A of the Companies Act 2006 and payment of any associated fees.

(iv) Restrictions. The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Finance Documents does not and will not conflict with or result in a breach or violation of: (A) the charter, by-laws, or similar documents of the Borrower; (B) any law of the Borrower’s Country or any other ordinance, decree, constitutional provision, regulation, or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid by the Borrower) in any material respect; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal in any material respect. Further, the Borrower’s execution and delivery of the Finance Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Borrower Documents do not and will not conflict with or result in a material breach of any agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any material Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument other than the Lien upon the Collateral created under the Security Documents, in each case, in a manner that would constitute a Material Adverse Effect.

(v) Binding Effect. The Borrower has duly executed and delivered this Agreement and the other Finance Documents on or before the date hereof, and the Borrower will also duly execute and deliver each of the other Finance Documents that may hereafter be executed. Each of the Finance Documents that has been executed and delivered constitutes, and each such Finance Document that may hereafter be executed and delivered will constitute, a direct, general and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Borrower’s payment obligations under this Agreement rank in all respects, at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower.

(vi) Choice of Law. Under the conflict of laws principles in England and Wales, the choice of law provisions of this Agreement are valid, binding and not subject to revocation by the Borrower, and, in any proceedings brought before the courts in England and Wales for enforcement of any of the Finance Documents, the choice of the law of the State of New York as the governing law of such documents will be recognized and such law will be applied, subject to the application of overriding mandatory provisions of English law or incompatibility with English public policy. To the Knowledge of the Borrower, there is no incompatibility between (A) such choice of the law of the State of New York and (B) English law or English public policy.

(vii) Legal Proceedings. No legal proceedings are pending or, to the Knowledge of the Borrower, threatened in writing before any court or Governmental Authority that could reasonably be expected to: (A) cause a Material Adverse Effect; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the material terms and conditions of any of the Finance Documents; or (C) in any other manner question the validity, binding effect or enforceability of any of the Finance Documents.

(viii) Supply Contract(s).

(A) No Applicable Law is or will be violated by any Supply Contract or the performance by the Borrower of its obligations thereunder.

(B) The Borrower, and, to the Knowledge of the Borrower, each Supply Contract counterparty, is in compliance in all material respects with the terms and conditions of the Supply Contracts to which it is a party, and no event has occurred that could reasonably be expected to (1) result in an event of default (however defined) under, or a material breach of, any Supply Contract, (2) result in the revocation or termination of any Supply Contract or (3) have a Material Adverse Effect.

(C) As of the date of the first Utilization, each Supply Contract in effect on the date hereof consists only of the original document (including exhibits and schedules) and the amendments thereto (including agreements, side letters, waivers, supplements, change orders or other documents) delivered to EXIM Bank on or prior to such date, and there are no other agreements, side letters, waivers, supplements, change orders or other documents, written or oral, to which the Borrower is a party which have the effect of modifying, supplementing or waiving in any respect any of the respective rights or obligations of the Borrower under any Supply Contract.

(ix) Use of Goods and Services. The Goods and Services have been used only for lawful purposes, in a lawful manner and in accordance with Applicable Law.

(x) Borrower Financial Statements. The Borrower Financial Statements present fairly in all material respects the financial condition of the Borrower at the date of such statements and the results of the operations of the Borrower for such fiscal period. The Borrower Financial Statements have been prepared in accordance with GAAP consistently applied. Except as fully reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be material to the Borrower. Since the date of the Borrower Financial Statements, there has been no Material Adverse Effect relating to the Borrower.

(xi) No Taxes. There is no Tax imposed on or in connection with: (A) the execution, delivery or performance of any of the Finance Documents; (B) the enforcement of any of the Finance Documents; or (C) any payment to be made to EXIM Bank or to the EXIM Facility Agent under any of the Finance Documents. In connection with the Credit Facility, no Local Governmental Authority imposes any reserve, special deposit, deposit insurance or assessment affecting EXIM Bank or the EXIM Facility Agent.

(xii) No Delinquency on Amounts Due to the United States. To the best of the Borrower’s knowledge and belief after due diligence, the Borrower is not delinquent on any amounts of money, funds or property due and owing to EXIM Bank or any other U.S. Federal Government Authority.

(xiii) No Corrupt Practices.

(A) Neither the Borrower nor any director, officer, employee, agent or representative acting on the Borrower’s behalf, is currently under charge or under formal investigation by any External Governmental Authority or Local Governmental Authority, or has been, within the past five (5) years, convicted in any court of any country, or subject to equivalent measures such as deferred prosecution agreements, non-prosecution agreements or publicly-available arbitral awards, in any country, for bribery, payoffs, kickbacks or laundering money.

(B) Neither the Borrower nor any of its directors, officers or employees, agents or representatives has (directly or indirectly) received, paid, offered or promised to pay, or authorized the payment of any commission, bribe, pay-off or kickback or similar payment that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made. None of the Borrower or, to the best of the Borrower’s knowledge and belief, any Exporter or Ancillary Services Provider has agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for:

(1) payment of manufacturing costs or for the purchase of the Goods and Services;

(2) the regular remuneration of regular full-time directors, officers and employees of such party;

(3) commissions or fees, if any, to regular sales agents, brokers or representatives, which are (aa) on arm’s length terms for fair market value for the services rendered; (bb) paid in the ordinary course of business; (cc) readily identifiable on the party’s books and records as to amount, purpose, and recipient; (dd) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country; and (ee) not intended to be used for any illicit or corrupt purpose;

(4) any discounts, allowance, or rebates to the Borrower that are disclosed in invoices from the Exporter or Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or

(5) any letter of credit or other fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility.

(C) No monies (including cash, check, wire transfer or other similar funds) representing any portion of the payment of any invoice in connection with the Goods and Services has been returned or transferred to the Borrower or to any third party at the direction or on behalf of the Borrower without the express written consent of EXIM Bank.

(xiv) Suspension and Debarment.

(A) The Borrower and each of its Principals individually (1) is not Excluded or Disqualified from participating in a Covered Transaction, (2) is not formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending; and (3) is not, and within the past three (3) years has not been, indicted, convicted or had a civil judgment rendered against it for any conduct or offense described at 2 C.F.R. § 180.800(a) in the Debarment Regulations.

(B) None of the Borrower or, to the best of the Borrower’s knowledge and belief, any Exporter or Ancillary Services Provider has made, any payment in connection with the Credit Facility or any Supply Contract to any Person who is Excluded or Disqualified from participating in a Covered Transaction.

(C) None of the Borrower or any of its Principals individually are listed on any of the publicly available debarment lists of the World Bank Group, the African Development Bank, the Asian Development Bank, the European Bank for Reconstruction and Development and the Inter-American Development Bank.

(xv) Sanctions.

(A) None of the Borrower or its directors, officers and employees :

(1) is a Sanctioned Person; or

(2) to the best of the Borrower’s knowledge and belief, after due inquiry, has, directly or indirectly, entered into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person (in the case of any employee, in such Person’s capacity as an employee of the Borrower).

(B) No action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to Borrower’s compliance with Sanctions is pending or, to the best of Borrower’s knowledge and belief, after due inquiry, threatened.

(xvi) Compliance Systems. The Borrower has implemented and enforces policies and procedures reasonably designed to ensure Borrower’s, and Borrower’s directors’, officers’, and employees’, compliance with:

(A) Sanctions;

(B) all Applicable Law prohibiting bribery, payoffs, kickbacks or money laundering money; and

(C) all Applicable Law relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.

(xvii) Security Documents. The Security Documents create and will, subject to registration of the Security Documents within the time limit prescribed by the laws of England and Wales, perfect in favor of EXIM Bank a legal, valid and enforceable first-priority security interest in the Collateral. Other than Permitted Liens, no other Liens exist over or with respect to the Collateral.

(xviii) Insurance. All Insurance required to be maintained by it pursuant to Section 10.02(p) has been obtained and is in full force and effect, or if not required to be maintained as of the date of this Agreement, will be obtained in the ordinary course at such time such Insurance is required to be obtained.

(xix) Payment of Taxes.

(A) Each of the Borrower and the Guarantor has duly and punctually paid and discharged all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties, save to the extent that (i) payment is being contested in good faith and (ii) it has made adequate reserves for those Taxes.

(B) Neither the Borrower nor the Guarantor is overdue in the filing of any material Tax returns.

(C) No claims or investigations are ongoing or, to the Knowledge of the Borrower, threatened in writing against either the Borrower or the Guarantor with respect to Taxes, which might reasonably be expected to have a Material Adverse Effect.

(D) The Borrower is a resident for Tax purposes only in the Borrower’s country.

(E) The Guarantor is a resident for Tax purposes only in the Guarantor’s country.

(xx) Prohibited Entities and Prohibited Use. The Borrower represents and warrants that none of the Borrower, the Guarantor or any Operator (A) has entered into any Satellite Related Agreement with any Prohibited Entity or (B) is aware of any Prohibited Use, or any proposed or pending agreement or arrangement that would result in a Prohibited Use.

(xxi) Communications Licenses. The Borrower holds all material Communications Licenses necessary for its provision of satellite broadband services and the sale of capacity under the ViaSat-2 Capacity Purchase Agreement, in each case, in each jurisdiction in which the Borrower provides such services. Each such material Communications License is in full force and effect and the Borrower has not received any written notice of revocation or adverse material modification of any such Communications License, or of any material non-compliance with any such Communications License. The Borrower, together with its affiliates, has entered into customary coordination and allocation activities, in accordance with common industry practice, regarding any of the use of radio communication frequency, coverage area, type of service and power levels for particular services or applications for the purposes of avoiding harmful interference (above permissible levels) between the ViaSat-2 Satellite and any satellite operator or any other satellite network owned or operated by any other Person, with all satellite operators and with respect to all of the satellite networks which may reasonably be expected (in accordance with common industry practice) to require coordination in order to limit regulatory and operational constraints on the operation of the ViaSat-2 Satellite.

(xxii) No Event of Default. No Event of Default and no Potential Default, has occurred and is continuing.

(b) Special Representations and Warranties(i) . Prior to December 22, 2022, the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier. The Borrower maintains an active SAM registration with current information including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all predecessors that have been awarded a Federal Award within the last three years, if applicable, at all times during which it has an active Federal Award or an application or plan under consideration by a Federal Awarding agency (in each case, other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).

10.02 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement and each Note have been paid in full, unless EXIM Bank shall have consented otherwise in writing:

(a) Notice of Defaults. The Borrower shall promptly but in no event later than ten (10) days after becoming aware of the occurrence of an Event of Default or of any Potential Default, notify the EXIM Facility Agent and EXIM Bank of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.

(b) Financial Reports.

(i) Yearly Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement have been paid in full, the Borrower shall furnish to the EXIM Facility Agent and EXIM Bank (attn: Asset Management Division), within one hundred eighty (180) days after the end of the applicable fiscal year, a copy of the Borrower’s annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for that fiscal year, all of which shall have been audited by an independent accounting firm reasonably acceptable to EXIM Bank.

(ii) Semi-Annual Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement have been paid in full, the Borrower shall furnish to the EXIM Facility Agent and EXIM Bank (attn: Asset Management Division), as soon as they become available, but in no event later than one hundred and twenty (120) days after the end of each applicable fiscal half year, a copy of the Borrower’s semi-annual unaudited consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for such fiscal half year.

(iii) All financial reports to be submitted to the EXIM Facility Agent and EXIM Bank shall be prepared in accordance with GAAP consistently applied, shall fairly present in all material respects the financial condition of the Borrower and the results of its operations for the periods covered, shall be in the English language, and, with respect to the annual financial reports delivered pursuant to Section 10.02(b)(i), shall include an auditor’s opinion and any accompanying notes. Each set of financial statements delivered pursuant to this Section 10.02 shall be certified by any duly Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition and operations of the Borrower as at the date as at which those financial statements were drawn up and prepared, subject to changes resulting from normal year-end adjustments. The Borrower agrees to submit to the Agent and EXIM Bank such additional financial reports and other data and information regarding its financial condition, business, and operations as EXIM Bank may reasonably request.

(c) Inspections.

(i) Subject to Applicable Law (including, for the avoidance of doubt, any applicable export control restrictions),the Borrower shall permit representatives of EXIM Bank to make reasonable inspections of the project using or incorporating the Goods and Services, and of the Borrower’s books and records in connection with this Agreement and the transactions contemplated hereby and thereby (including, without limitation, records regarding the use of the Goods and Services) during the Borrower’s normal business hours, and cause the officers and employees of the Borrower to give full cooperation and assistance in connection therewith; provided that unless an Event of Default has occurred and is continuing, such inspections shall occur no more than twice annually.

(ii) The reasonable cost and expenses of one (1) such inspection per year shall be borne by the Borrower, and the costs and expenses of any additional inspections shall be borne by EXIM Bank, provided that if an Event of Default shall have occurred and be continuing, the Borrower shall bear the cost and expense of any such inspections.

(d) Notice of Disputes. The Borrower shall promptly give written notice to EXIM Bank and the EXIM Facility Agent of any material dispute that may exist between the Borrower and (i) any Governmental Authority, (ii) the Guarantor or (iii) any export credit agency, multilateral financial institution or other international financial institution.

(e) Governmental Authorizations. The Borrower shall promptly obtain and maintain all material Governmental Authorizations that are necessary: (i) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents, including all approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under this Agreement and any Note; (ii) for the validity, binding effect and enforceability of the Finance Documents; (iii) for the execution, delivery, and performance of any Supply Contract, the importation of Goods and Services, and the use of the Goods and Services, including all Communications Licenses, and (iv) in connection with the conduct of the Borrower’s business, trade and ordinary activities. Upon request from either EXIM Bank or the EXIM Facility Agent, the Borrower shall promptly deliver a certified copy of any such Governmental Authorization.

(f) Pari Passu. The Borrower shall ensure that its payment obligations under this Agreement and any Note will at all times constitute the direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower except for obligations mandatorily preferred by laws that are applicable to companies generally.

(g) Notice of Suspension or Debarment; Sanctions. The Borrower shall provide immediate written notice to EXIM Bank and the EXIM Facility Agent if at any time it learns that:

(i) the Borrower or any of its respective Principals individually, (A) is Excluded or Disqualified from participating in a Covered Transaction, (B) is formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending or (C) is or, within the past three (3) years, has been indicted, convicted or has a civil judgment rendered against it for any conduct or offenses described at 2 C.F.R. § 180.800(a) in the Debarment Regulations;

(ii) the Borrower, or to the best of the Borrower’s knowledge and belief, any Exporter or Ancillary Services Provider, has made any payment described in the first sentence of Section 10.01(a)(xiv)(B);

(iii) the Borrower, or any of their respective Principals individually, is listed on any of the publicly available debarment lists described in Section 10.01(a)(xiv)(C);

(iv) the Borrower or any director, officer or employee of the Borrower becomes a Sanctioned Person;

(v) the Borrower or any director, officer or employee of any of the Borrower enters into any agreement described in Section 10.01(a)(xv)(A)(2); or

(vi) an action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to the Borrower’s compliance with Sanctions is pending or threatened.

(h) Acquisition List. The Borrower shall obtain the prior written consent of EXIM Bank to any alteration of the Acquisition List.

(i) Supply Contract(s); ViaSat-2 Commercial Agreements.

(i) The Borrower shall obtain the prior written consent of EXIM Bank to any assignment of the Borrower’s or the Guarantor’s rights or obligations under any Supply Contract or ViaSat-2 Commercial Agreement or to any material modification to, or cancellation of, any Supply Contract or ViaSat-2 Commercial Agreement.

(ii) The Borrower shall exercise its rights and remedies under the ViaSat-2 Commercial Agreements in accordance with prudent business practice.

(j) Annual Reports. With respect to the ViaSat-2 Satellite, concurrently with the financial statements delivered pursuant to Section 10.02(b)(i), until all amounts owing under this Agreement have been paid in full, the Borrower shall submit to the EXIM Facility Agent and EXIM Bank (attn: Engineering and Environment Division and Asset Management Division) current copies in English of its regular production and operating reports with respect to the ViaSat-2 Satellite, in the form of Annex E.

(k) Use of U.S. Registered Vessels for Ocean Transport. The Borrower shall cause all Goods that are to be exported by ocean vessel to be transported from the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from MARAD.

(l) Marine and Transit Hazards Insurance. The Borrower shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of Goods in an amount not less than the amount of the Disbursements that have been or are to be made with respect to those shipments; and shall use reasonable commercial efforts to give U.S. insurers a non-discriminatory opportunity to bid for such insurance business related to such Goods.

(m) Compliance Systems. The Borrower shall maintain and enforce policies and procedures reasonably designed to ensure Borrower’s, and its directors’, officers’ and employees’, compliance with:

(i) Sanctions;

(ii) all Applicable Law prohibiting bribery, payoffs, kickbacks or laundering money; and

(iii) all Applicable Law relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.

(n) Use of Funds. The Credit Facility shall only be used by the Borrower to finance (i) the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower (or the Guarantor on behalf of the Borrower) for the purchase of Goods and/or Services and (ii) the Exposure Fee payable on the Financed Portion.

(o) Use of Goods and Services. The Goods and Services shall be used only for lawful purposes, in a lawful manner, and in accordance with Applicable Law.

(p) Insurance.

(i) The Borrower shall insure its business and assets with insurance companies and to such an extent, against such risks, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated to the Borrower.

(ii) The Borrower shall maintain, or cause to be maintained insurance on and in relation to the ViaSat-2 Satellite in accordance with the terms and conditions of this Agreement, including Annex G and Section 10.02(v).

(q) Additional Information. The Borrower shall promptly, and in any event within ten (10) Business Days upon becoming aware of them, provide notice to the EXIM Facility Agent and EXIM Bank of the following:

(i) the details of any litigation, arbitration or administrative proceedings or investigations before any Governmental Authority which are current, threatened in writing or pending against it and which would be reasonably likely, if adversely determined, to have a Material Adverse Effect;

(ii) any Environmental Claim against it, which is current, pending or threatened in writing and any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced against it and which would be reasonably likely, if adversely determined, to have a Material Adverse Effect; and

(iii) such further information regarding the financial condition, business or operations of the Borrower as EXIM Bank or the EXIM Facility Agent may reasonably request.

(r) Conduct of Business. The Borrower shall (i) maintain its legal existence, (ii) ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in the Borrower’s Country, (iii) do all things necessary to obtain, preserve and keep in full force and effect all rights including, without limitation, all material franchises, contracts, licenses, consents and other rights which are necessary for the conduct of its business in the Borrower’s Country, (iv) conduct its business with due diligence and care, in accordance with customary commercial and financial practices and its constitutive documents, and (v) comply in all material respects with all Applicable Law and the terms of its material Governmental Authorizations, including (but not limited to) the Applicable Law of the U.S. governing the export, ownership and operation of the ViaSat-3 Satellite and the ViaSat-2 Satellite.

(s) Maintenance of Assets.

(i) The Borrower shall cause the ViaSat-2 Satellite to be maintained and preserved in good working order (fair wear and tear excepted) and in such condition that such assets will have the capacity and functional ability to perform, on a continuing basis, in normal commercial operation in accordance with customary business practices.

(ii) The Borrower shall cause the ViaSat-2 Satellite to be operated and maintained so that the condition and operating efficiency thereof will be maintained and preserved in all material respects in accordance and compliance with:

(A) customary operating practices, methods, specifications and standards of safety, maintenance and performance generally accepted by operators of satellites of a similar size and type as the ViaSat-2 Satellite;

(B) such standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors;

(C) the terms and conditions of all insurance policies maintained with respect to the ViaSat-2 Satellite at any time;

(D) all requirements of Applicable Law and all material Governmental Authorizations applicable to the operation of the ViaSat-2 Satellite; and

(E) the terms of the ViaSat-2 Commercial Agreements.

(t) Prohibited Use. Without prejudice to the Borrower’s obligations under Section 10.03(l), if the Borrower, or any Operator, becomes aware of any Prohibited Use, or any proposed or pending agreement or arrangement that would result in a Prohibited Use, the Borrower shall:

(i) promptly, notify EXIM Bank thereof and provide EXIM Bank with the details of such Prohibited Use or proposed Prohibited Use;

(ii) use commercially reasonable efforts to cause such Prohibited Use to cease as promptly as practicable thereafter or, as the case may be, to prevent such proposed Prohibited Use from occurring; and

(iii) promptly from time to time, until such Prohibited Use ceases to exist or, as the case may be, such proposed Prohibited Use is no longer reasonably likely to occur, provide EXIM Bank with details, to the satisfaction of EXIM Bank, of efforts taken by or on behalf of the Borrower or the Operator to cause such Prohibited Use to cease or, as the case may be, to prevent such proposed Prohibited Use from occurring and, if at any time requested by EXIM Bank, promptly provide EXIM Bank with evidence of any such efforts.

(u) Unique Entity Identifier.

(i) Unless the Borrower is exempted from this requirement under the SAM Regulations, the Borrower as the Recipient acknowledges and agrees that it must maintain current information in SAM, including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all of the Borrower’s predecessors that have been Awarded a Federal contract or Federal financial assistance within the last three (3) years, if applicable, until the Borrower receives the final payment under the Credit Facility. This requires that the Borrower review and update the information in SAM at least annually after the initial registration, and more frequently if required by changes in the Borrower’s information or another Federal Award term.

(ii) The Borrower acknowledges that, pursuant to the SAM Regulations, EXIM Bank may not consent to any financial modification to this Agreement until the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier and maintain an active SAM registration with current information (other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).

(v) Required In-Orbit Insurance Amount . If at any time the In-Orbit Insurance provides cover in an amount less than the Required In-Orbit Insurance Amount, the Borrower shall:

(i) promptly, but in no event later than ten (10) Business Days prior to the renewal date for the In-Orbit Insurance, provide EXIM Bank written notice if the amount of cover under the renewed In-Orbit Insurance is projected to be less than the Required In-Orbit Insurance Amount;

(ii) promptly, but in no event later than three (3) Business Days after the renewal date for the In-Orbit Insurance, if the amount of cover under the renewed In-Orbit Insurance is less than the Required In-Orbit Insurance Amount, provide EXIM Bank written notice of the insufficient amount of cover under such In-Orbit Insurance as of such renewal date; and

(iii) if at any time the amount of cover under the In-Orbit Insurance is less than the Minimum In-Orbit Insurance Amount (the amount of such shortfall, the “Minimum In-Orbit Insurance Shortfall Amount”), promptly, but in no event later than the date three (3) Business Days after the date of the occurrence of such shortfall, cause the sum of (x) the aggregate amount of all Qualified Cash and Qualified Cash Equivalents and (y) the aggregate face amount available to be drawn under all In-Orbit Insurance Reserve L/Cs outstanding to be equal to an amount not less than the Minimum In-Orbit Insurance Shortfall Amount.

(w) Other Acts. From time to time, the Borrower shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the EXIM Facility Agent or EXIM Bank in order to effect the purposes of this Agreement and the other Finance Documents and to protect the interests of EXIM Bank in any Note.

10.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement and any Note have been paid in full, without the prior written consent of EXIM Bank:

(a) Liens on Assets. The Borrower shall not create, assume, permit, or suffer to exist any Liens on any of its assets, except Permitted Liens.

(b) Indebtedness. The Borrower shall not incur or permit to exist any Indebtedness, except for Permitted Indebtedness.

(c) Loans or Credit. The Borrower shall not be a creditor in respect of any Indebtedness.

(d) Sale, Lease or Transfer of Goods and Services. The Borrower shall not sell, lease or otherwise transfer, or agree to sell, lease or otherwise transfer, any Goods and Services (or any component thereof) to any Person.

(e) Use of the Goods and Services. The Borrower shall not use, or permit the use of, the Goods and Services outside the Borrower’s Country or the Guarantor’s Country.

(f) Change in Business. The Borrower shall not engage in any business other than a Permitted Borrower Business.

(g) Subsidiary. The Borrower shall not form or have any Subsidiary.

(h) Investments. The Borrower shall not acquire any company, business, or securities or make any other investment, other than Permitted Investments.

(i) Merger, Consolidation, Dissolution, and Sale. The Borrower shall not merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted (other than the sale, lease or transfer of satellite capacity in accordance with or as permitted by the ViaSat-2 Capacity Purchase Agreement, including the sale, lease or transfer of satellite capacity by the Borrower to third parties in accordance with or as permitted by the ViaSat-2 Capacity Purchase Agreement); or enter into any agreement to do any of the foregoing.

(j) Insolvency Proceedings. The Borrower shall not commence or consent to any bankruptcy, insolvency, winding up, dissolution or similar proceeding.

(k) Insurance. The Borrower shall not:

(i) make any adverse modification, and shall ensure no adverse modification is made, to any In-Orbit Insurance without EXIM Bank’s prior written consent (it being acknowledged and agreed that any variances in any insurance premiums or extensions of policy end dates shall not constitute a modification); and

(ii) do or omit to do, or permit to be done or left undone, anything whereby any In-Orbit Insurance (x) would or could reasonably be expected to be rendered, in whole or in part, invalid or unenforceable and, without prejudice to the foregoing, the Borrower shall not use or permit the ViaSat-2 Satellite or any part thereof, to be used for any purpose, in any manner not covered by required insurance (except as otherwise expressly permitted herein), or (y) could reasonably be expected to adversely affect or prejudice the rights of EXIM Bank under such insurance.

(l) Prohibited Entity. The Borrower shall not (and the Borrower shall ensure that no Operator shall) enter into any Satellite Related Agreement with any Prohibited Entity in respect of the ViaSat-3 Satellite or the ViaSat-2 Satellite.

(m) Derivative Transactions(n) . The Borrower shall not execute any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or engage in any transaction involving commodity options or futures contracts or any similar speculative transactions (including speculative take-or-pay hedging contracts).

(o) No Corrupt Practices. The Borrower shall not, and shall not authorize any of its, directors, officers or employees, agents, representatives or any other person to, (i) take any of the actions described in Section 10.01(a)(xiii)(B), or (ii) direct or authorize any portion of the payment of any invoice in connection with the Goods and Services to be returned or transferred to the Borrower, the Guarantor or to any third party without the express written consent of EXIM Bank.

(p) Sanctions(a) . The Borrower shall not, and shall not authorize any of its directors, officers, or employees, agents, representatives, or any other Person to, (i) use or otherwise make available, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, the proceeds of the Credit Facility, to fund or facilitate any activities with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (ii) make any payments to EXIM Bank in connection with the Credit Facility, this Agreement or any other Finance Document, including to discharge any debt, with proceeds from activities involving, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, any Sanctioned Person or Sanctioned Country; (iii) enter, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person; or (iv) engage in any other activity that is reasonably likely to cause any Person, including EXIM Bank, to violate Sanctions.

10.04 Representations and Warranties of the Guarantor

(a) The Guarantor represents and warrants to EXIM Bank that:

(i) Existence and Authority. The Guarantor is duly organized and validly existing under the laws of the Guarantor’s Country, with full power, authority, and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Principal Transaction Documents to which it is a party.

(ii) Governmental Authorizations. All material Governmental Authorizations that are necessary: (A) for the execution, delivery, performance and observance by the Guarantor of the Principal Transaction Documents to which it is a party; and (B) for the validity, binding effect and enforceability of the Principal Transaction Documents to which it is a party; have, in each case, been obtained and are in full force and effect.

(iii) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Guarantor’s Country of any of the Principal Transaction Documents to which it is a party, it is not necessary that any of the Principal Transaction Documents to which it is a party be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, or notarized; or that any documentary, stamp or other similar tax, imposition, or charge of any kind be paid on or with respect to any of the Principal Transaction Documents to which it is a party.

(iv) Restrictions. The execution, delivery and performance or observance by the Guarantor of the terms of, and consummation by the Guarantor of the transactions contemplated by, each of the Principal Transaction Documents to which it is a party does not and will not conflict with or result in a breach or violation of: (A) the charter, by-laws, or similar documents of the Guarantor; (B) any law of the Guarantor’s Country or any other ordinance, decree, constitutional provision, regulation, or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid by the Guarantor) in any material respect; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal in any material respect. Further, the Guarantor’s execution and delivery of the Principal Transaction Documents to which it is a party, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Principal Transaction Documents to which it is a party do not and will not conflict with or result in a material breach of any agreement or instrument to which the Guarantor is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any material Lien upon any of the revenues, properties or assets of the Guarantor pursuant to any such agreement or instrument, in each case, in a manner that would constitute a Material Adverse Effect.

(v) Binding Effect. The Guarantor has duly executed and delivered this Agreement and the other Principal Transaction Documents to which it is a party on or before the date hereof, and the Guarantor will also duly endorse and deliver each of the other Principal Transaction Documents to which it is a party that may hereafter be executed. Each of the Principal Transaction Documents to which it is a party that has been executed and delivered constitutes, and each such Principal Transaction Document to which it is a party that may hereafter be executed and delivered will constitute, a direct, general and unconditional obligation of the Guarantor that is legal, valid, and binding upon the Guarantor and enforceable against the Guarantor in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Guarantor’s payment obligations under this Agreement rank, and will rank, in all respects, at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Guarantor.

(vi) Legal Proceedings. No legal proceedings are pending or, to the Knowledge of the Guarantor, threatened in writing before any court, Governmental Authority that could reasonably be expected to: (A) materially and adversely affect the Guarantor’s financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of it of the material terms and conditions of any of the Principal Transaction Documents to which it is a party; or (C) in any other manner question the validity, binding effect or enforceability of any of the Principal Transaction Documents to which it is a party.

(vii) Guarantor Financial Statements. The Guarantor Financial Statements present fairly in all material respects the financial condition of the Guarantor at the date of such statements and the results of the operations of the Guarantor for such fiscal year. The Guarantor Financial Statements have been prepared in accordance with GAAP consistently applied. Except as fully reflected in the Guarantor Financial Statements, there are no liabilities or obligations with respect to the Guarantor of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether or not due) for the period to which the Guarantor Financial Statements relate that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Guarantor. Since the date of the Guarantor Financial Statements, there has been no Material Adverse Effect on the financial condition, business, prospects, or operations of the Guarantor.

(viii) No Taxes. There is no Tax imposed on or in connection with: (i) the execution, delivery or performance of any of the Finance Documents to which it is a party; (ii) the enforcement of any of the Finance Documents to which it is a party; or (iii) any payment to be made to EXIM Bank under any of the Finance Documents to which it is a party. In connection with the Credit Facility, no Governmental Authority of the Guarantor’s Country shall impose any reserve, special deposit, deposit insurance or assessment affecting EXIM Bank.

(ix) No Delinquency on Amounts Due to the United States. To the Knowledge of the Guarantor after due diligence, the Guarantor is not delinquent on any amounts of money, funds or property due and owing to EXIM Bank or any other U.S. Federal Government Authority.

(x) No Corrupt Practices.

(A) Neither the Guarantor nor any director, officer, employee, agent or representative acting on the Guarantor’s behalf is currently under charge or under formal investigation by any External Governmental Authority or Local Governmental Authority, or has been, within the past five (5) years, convicted in any court of any country, or subject to equivalent measures such as deferred prosecution agreements, non-prosecution agreements or publicly-available arbitral awards, in any country, for bribery, payoffs, kickbacks or laundering money.

(B) Neither the Guarantor nor any of its directors, officers, employees, agents or representatives has (directly or indirectly) received, paid, offered or promised to pay, or authorized the payment of any commission, bribe, pay-off or kickback or similar payment that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made. None of the Guarantor, and, to the best of the Guarantor’s knowledge and belief, any Exporter or Ancillary Services Provider has, agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for:

(1) payment of manufacturing costs or for the purchase of the Goods and Services;

(2) the regular remuneration of regular full-time directors, officers and employees of such party;

(3) commissions or fees, if any, to regular sales agents, brokers or representatives, which are (aa) on arm’s length terms for fair market value for the services rendered; (bb) paid in the ordinary course of business; (cc) readily identifiable on the party’s books and records as to amount, purpose, and recipient; (dd) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country; and (ee) not intended to be used for any illicit or corrupt purpose;

(4) any discounts, allowance, or rebates to the Guarantor or the Borrower that are disclosed in invoices from the Exporter or Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or

(5) any letter of credit or other fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility.

(C) No monies (including cash, check, wire transfer or other similar funds) representing any portion of the payment of any invoice in connection with the Goods and Services has been returned or transferred to the Guarantor or to any third party at the direction or on behalf of the Guarantor without the express written consent of EXIM Bank.

(xi) Sanctions.

(A) None of the Guarantor or its directors, officers, or employees:

(1) is a Sanctioned Person; or

(2) to the best of the Guarantor’s knowledge and belief, after due inquiry, has, directly or indirectly, entered into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person (in the case of any employee, in such Person’s capacity as an employee of the Guarantor).

(B) No action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to the Guarantor’s compliance with Sanctions is pending or, to the best of the Guarantor’s knowledge and belief after due inquiry, threatened.

(xii) Compliance Systems. The Guarantor has implemented and enforces policies and procedures reasonably designed to ensure Guarantor’s, including its directors, officers’, and employees’, compliance with:

(A) Sanctions;

(B) all Applicable Law prohibiting bribery, payoffs, kickbacks or money laundering money; and

(C) all Applicable Law relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or human rights.

(xiii) Suspension and Debarment, etc.

(A) The Guarantor and each of its Principals individually (1) is not Excluded or Disqualified from participating in a Covered Transaction, (2) is not formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending; and (3) is not, and within the past three (3) years has not been, indicted, convicted or had a civil judgment rendered against it for any conduct or offense described at 2 C.F.R. § 180.800(a) in the Debarment Regulations.

(B) None of the Guarantor or any of its Principals individually are listed on any of the publicly available debarment lists of the World Bank Group, the African Development Bank, the Asian Development Bank, the European Bank for Reconstruction and Development and the Inter-American Development Bank.

(xiv) Communications Licenses. The Guarantor (together with its Subsidiaries) holds all material Communications Licenses necessary for its provision of satellite broadband services and the sale of capacity on the ViaSat-3 Satellite, in each case, in each jurisdiction in which the Guarantor provides such services. Each such material Communications License is in full force and effect and the Guarantor has not received any written notice of revocation or adverse material modification of any such Communications License, or of any material non-compliance with any such Communications License. The Guarantor (together with its Subsidiaries) has entered into customary coordination and allocation activities, in accordance with common industry practice, regarding any of the use of radio communication frequency, coverage area, type of service and power levels for particular services or applications for the purposes of avoiding harmful interference (above permissible levels) between the ViaSat-3 Satellite and any satellite operator or any other satellite network owned or operated by any other Person with all satellite operators and with respect to all of the satellite networks which may reasonably be expected (in accordance with common industry practice) to require coordination in order to limit regulatory and operational constraints on the operation of the ViaSat-3 Satellite.

(xv) No Misleading Information. Any factual or other written information provided by, or on behalf of, the Guarantor (taken as a whole but excluding any projections, budgets or forecasts) to EXIM Bank or the EXIM Facility Agent relating to the evaluation, approval or implementation of the Credit Facility was and is true, complete and accurate in all material respects as at the date it was provided or as at the date (if applicable) at which it is stated and is not misleading in any material respect as of such date, and any projection, budget and forecast provided to EXIM Bank or the EXIM Facility Agent has been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable in the Guarantor’s opinion at the time at which they were prepared and supplied.

(b) The representations and warranties of the Guarantor set forth in Section 10.04(a) shall be deemed repeated as of the date of each Utilization, with the same force and effect as if made on such date provided that (i) any representation not qualified by “materiality”, shall be so qualified for purposes of any such deemed repetition and (ii) any representation or warranty which is expressly stated to be given solely as of an earlier date, shall be true and correct on and as of such earlier date.

10.05 Covenants of the Guarantor. The Guarantor covenants and agrees that until all amounts owing under this Agreement and the other Finance Documents have been irrevocably paid in full, the Guarantor shall observe and comply with each of the covenants set forth in Annex F.

SECTION 11. CANCELLATION, SUSPENSION, AND EVENTS OF DEFAULT

11.01 Cancellation by the Borrower. The Borrower may cancel at any time all or any part of the undisbursed and uncancelled amount of the Commitment for which Letters of Credit have not been issued, advised or confirmed, provided that thirty (30) days’ irrevocable prior written notice is given to the EXIM Facility Agent and EXIM Bank. In the event of a cancellation of all or part of the Credit Facility by the Borrower, the Borrower shall pay to EXIM Bank on or before the proposed date of cancellation, all Commitment Fees accrued and unpaid under Section 8.01(a) and all other amounts due and payable under this Agreement and the Finance Documents as of the proposed date of cancellation.

11.02 Suspension and Cancellation by EXIM Bank.

(a) If an Event of Default occurs and is continuing, EXIM Bank, by written notice to the EXIM Facility Agent and the Borrower, may: (i) suspend further Utilizations of the Credit Facility until EXIM Bank is satisfied that the cause of such suspension has been removed; or (ii) cancel the unutilized and uncancelled Commitment, provided, however, that EXIM Bank shall not suspend or cancel any portion of the Credit Facility for which Letters of Credit have been issued, advised or confirmed.

(b) In the event of a cancellation of all or part of the Credit Facility by EXIM Bank, the Borrower shall pay (i) to EXIM Bank all Commitment Fees accrued and unpaid in respect of such cancelled portion under Section 8.01(a)(i) as of the date of cancellation and (ii) to EXIM Bank and the EXIM Facility Agent all other amounts due and payable under this Agreement and the Finance Documents.

(c) If the Final Disbursement Date has elapsed, EXIM Bank, in its sole discretion, may cancel any unutilized and uncancelled amount of the Commitment by written notice to the Borrower.

(d) If all of the conditions precedent to the first Utilization, as described in Section 7.01, are not fulfilled to the satisfaction of EXIM Bank (in its sole discretion) on or prior to the Required Operative Date, then, after taking into account the circumstances of such failure, EXIM Bank may, by written notice to the EXIM Facility Agent, the Borrower and the Guarantor, cancel the Credit Facility.

(e) The terms of this Section 11.02 shall be in addition to and not in limitation of any other rights of EXIM Bank under this Agreement or any other Finance Document.

11.03 Events of Default and Remedies.

(a) Events of Default. Each of the following events or conditions shall be an “Event of Default” under this Agreement:

(i) any failure by the Borrower or the Guarantor to pay when due any amount owing under this Agreement if such failure to pay is not cured within two (2) Business Days after the date when due; provided that the Borrower may not avail itself of the foregoing two (2) Business Day cure period more than once in any twelve (12) month period;

(ii) any failure by the Borrower or the Guarantor to comply with its obligations under Section 10.02(a) or Section 10.02(g);

(iii) any representation or warranty made or deemed made by the Borrower or the Guarantor in any Finance Document or in connection herewith, or any statement made in any certificate, report, or financial statement furnished by the Borrower or the Guarantor to the EXIM Facility Agent or EXIM Bank, or any statement made in the legal opinions of the Borrower or the Guarantor concerning facts relating to the Borrower or the Guarantor, as the case may be, or the transactions contemplated hereby, has proven to have been false or misleading in any material respect when made;

(iv) (A) any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement or any other Finance Document (excluding (1) any events specified as an Event of Default in any other subsection of this Section 11.03(a) and (2) any failure by the Borrower to perform or comply with the covenants set forth in Sections 10.02(t), 10.03(l), or 10.03(p) of this Agreement), which failure, if capable of being cured, remains uncured for a period of thirty (30) days after (x) EXIM Bank has received notice thereof from the Borrower or (y) EXIM Bank or the EXIM Facility Agent has given written notice thereof to the Borrower or (B) any failure by the Guarantor to perform or comply with any of the covenants or provisions set forth in this Agreement or any other Finance Document (excluding (1) any events specified as an Event of Default in any other subsection of this Section 11.03(a)) and (2) any failure by the Guarantor to perform or comply with the covenants set forth in Clause C.24 of Annex F), which failure, if capable of being cured, remains uncured for a period of forty-five (45) days after (x) EXIM Bank has received notice thereof from the Guarantor or (y) EXIM Bank or the EXIM Facility Agent has given written notice thereof to the Guarantor;

(v) any failure by the Borrower to pay when due, after giving effect to any period of grace provided to the Borrower with respect thereto, any amounts in excess of U.S.$1,000,000 payable under any other agreement or instrument providing for the payment by the Borrower of borrowed money or for the deferred purchase price of property or services received (excluding trade payables), or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity;

(vi) any failure by the Guarantor to pay when due, after giving effect to any period of grace provided to the Guarantor with respect thereto, any amounts payable under any other agreement or instrument providing for the payment by the Guarantor of borrowed money, or for the deferred purchase price of property or services received (excluding trade payables), in an aggregate principal amount exceeding U.S.$100,000,000, or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall continue after the applicable grace period, if any, specified in such agreement or instrument, the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity;

(vii) either the Borrower or the Guarantor shall (A) be unable to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; or the Borrower or the Guarantor shall apply for or consent to the appointment of any liquidator, receiver, trustee, or administrator for all or a substantial part of its business, properties, assets, or revenues; or a liquidator, receiver, trustee, or administrator shall be appointed for the Borrower or the Guarantor and such appointment shall continue undismissed, undischarged, or unstayed for a period of sixty (60) days; (B) the Borrower or the Guarantor shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy arrangement, readjustment of debt, dissolution, liquidation, winding up or similar executory or judicial proceeding, or a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, winding up, appointment of any liquidator, receiver, trustee, or administrator or similar executory or judicial proceeding shall be instituted against the Borrower or the Guarantor and shall remain undismissed, undischarged, or unstayed for a period of sixty (60) days; (C) take any action seeking to take advantage of any other law relating to bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition or readjustment of debts; or (D) take any corporate or similar action for the purpose of effecting any of the foregoing;

(viii) any involuntary Lien other than (A) Permitted Liens shall have been created upon the property of the Borrower or (B) Permitted Guarantor Encumbrances shall have been created upon the property of the Guarantor, in each case in an amount, the required payment of which by the Borrower or the Guarantor, as the case may be, would, in the judgment of EXIM Bank, have a Material Adverse Effect on the Borrower or the Guarantor; and such Lien has not been removed or discharged for a period of thirty (30) days from the earlier of (x) the date the Borrower or the Guarantor has received notice of such Lien or (y) the date the Borrower or the Guarantor has Knowledge of the creation of such Lien;

(ix) any final and non-appealable judgment against the Borrower or the Guarantor shall have been entered on a claim not covered by insurance in an amount in excess of (A) U.S.$1,000,000, in the case of the Borrower, or (B) U.S.$100,000,000, in the case of the Guarantor; and such judgment has not been removed or discharged for a period of thirty (30) days from the date of its entry

(x) any Governmental Authority shall have condemned, seized, or expropriated all or substantially all of the property of the Borrower or the Guarantor;

(xi) any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower or the Guarantor to comply with its obligations hereunder or under any other Finance Document shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would have a Material Adverse Effect; or any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of the Borrower or the Guarantor to perform such obligations; or it shall become unlawful for the Borrower or the Guarantor to perform any such obligations;

(xii) any Supply Contract, or the performance by any party thereto of such party’s obligations under any Supply Contract, in the judgment of EXIM Bank, contravenes any Applicable Law;

(xiii) the Borrower or the Guarantor repudiates this Agreement or any other Principal Transaction Document or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any other Principal Transaction Document;

(xiv) the Liens on the Collateral created or purported to be created by the Security Documents shall fail or cease to be validly perfected first priority Liens in favor of EXIM Bank and such circumstance continues unremedied for more than five (5) Business Days after the Borrower becomes aware of the same or receives notice of such circumstance from the EXIM Facility Agent or EXIM Bank;

(xv) any of the ViaSat-2 Commercial Agreements shall fail to be in full force and effect prior to their scheduled termination and a replacement agreement in form and substance reasonably satisfactory to EXIM Bank is not entered into within sixty (60) days after any such termination;

(xvi) a Change in Control occurs without the prior written consent of EXIM Bank; or

(xvii) any other event occurs or any other circumstance arises that has a Material Adverse Effect.

(b) Remedies.

(i) Upon the occurrence of any Event of Default, and at any time thereafter, if such event is continuing, EXIM Bank and/or the EXIM Facility Agent, by written notice to the Borrower, the Guarantor and EXIM Bank or the EXIM Facility Agent (whichever is not the issuer of such notice) may declare immediately due and payable (A) all or any portion of the principal amount (including any Note) then outstanding, (B) accrued interest thereon to the date of payment, and (C) all other amounts owing under this Agreement. Except as expressly provided in Section 11.03(a), presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(ii) The rights under this Section 11.03(b) are in addition to and not a substitute for any other rights and remedies available to the EXIM Facility Agent and/or EXIM Bank under this Agreement, any Note, and any other Finance Document, and under Applicable Law.

SECTION 12. GOVERNING LAW AND JURISDICTION

12.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

12.02 Submission to Jurisdiction. The Borrower and the Guarantor each hereby irrevocably agrees that any legal suit, action or proceeding arising out of or relating to any of the Finance Documents or any of the transactions contemplated thereby may be instituted by EXIM Bank or any other party to any Finance Document in the courts of the State of New York or the federal courts sitting in the Borough of Manhattan, City of New York, State of New York. Each of the Borrower and the Guarantor hereby, with respect to itself, its revenues, and its properties, irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower or the Guarantor may have now or hereafter to the laying of the venue or any objection based on forum non conveniens or based on the grounds of jurisdiction with respect to any such legal suit, action or proceeding; and the Borrower and the Guarantor each irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. The Borrower and the Guarantor each agrees that a judgment in any such suit, action or proceeding shall be conclusive and binding upon the Borrower and the Guarantor and may be enforced in any other jurisdiction, including England and Wales, by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

12.03 Service of Process.

(a) In the case of the courts of the State of New York or of the federal courts sitting in the State of New York, the Borrower hereby designates, appoints and empowers CT Corporation System, having an address at 28 Liberty Street, New York, NY 10005, as its authorized agent to accept, receive, and acknowledge for and on behalf of the Borrower and its properties and revenues, service of any and all process that may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent pursuant to the provisions of Section 12.03(d).

(b) The Borrower further agrees that such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the Borrower in care of its agent designated above at the aforesaid address, and such agent is hereby authorized to accept, receive, and acknowledge the same for and on behalf of the Borrower and to admit service with respect thereto. Service upon such agent shall be deemed to be personal service on the Borrower and shall be legal and binding upon the Borrower for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower or any failure on the part of the Borrower to receive the same, and shall be deemed completed upon the delivery thereof to such agent whether or not such agent shall give notice thereof to the Borrower or upon the earliest other date permitted by Applicable Law (including the United States Foreign Sovereign Immunities Act of 1976, as amended).

(c) To the extent permitted by Applicable Law, including treaties by which the United States and the Borrower’s Country are bound, the Borrower and the Guarantor each further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower or the Guarantor, as the case may be, at the address referenced in Section 14.02, such service to be effective upon the date indicated on the postal receipt returned from the Borrower or the Guarantor, as the case may be.

(d) The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and revenues, and, in the event that for any reason its agent designated above shall not serve as agent for the Borrower to receive service of process in the State of New York on its behalf, the Borrower shall promptly appoint a successor satisfactory to the EXIM Facility Agent and EXIM Bank so to serve, advise the EXIM Facility Agent and EXIM Bank thereof, and deliver to the EXIM Facility Agent and EXIM Bank evidence in writing of the successor agent’s acceptance of such appointment for a term extending at least one year beyond the scheduled final Repayment Date of the Credit Facility and that such successor agent has been paid in full for such term. The foregoing provisions constitute, among other things, a special arrangement for service between the parties to this Agreement for the purposes of 28 U.S.C. §1608.

12.04 Waiver of Immunity. The Borrower and the Guarantor each hereby irrevocably agrees that, to the extent that the Borrower or the Guarantor, as the case may be, or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Borrower’s Country or elsewhere, to enforce or collect upon the Credit Facility or any Note or any other liability or obligation of the Borrower or the Guarantor related to or arising from the transactions contemplated by any of the Finance Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from discovery or disclosure of evidence including disclosing and producing documents and other evidence and producing witnesses to testify at a deposition, hearing or similar proceeding in accordance with Applicable Law, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower and the Guarantor each hereby expressly, unconditionally and irrevocably waives any and all such immunity and expressly, unconditionally and irrevocably agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Borrower’s Country or elsewhere.

12.05 Waiver of Security Requirements. To the extent the Borrower and the Guarantor may, in any action or proceeding arising out of or relating to any of the Finance Documents brought in the Borrower’s Country, the Guarantor’s Country or elsewhere, be entitled under Applicable Law to require or claim that the EXIM Facility Agent or EXIM Bank post security for costs or take similar action, the Borrower and the Guarantor each hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

12.06 No Limitation. Nothing in this Section 12 shall affect the right of the EXIM Facility Agent or EXIM Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or the Guarantor, as the case may be, in the Borrower’s Country, the Guarantor’s Country or in any other jurisdiction.

SECTION 13. THE EXIM FACILITY AGENT

13.01 Appointment. EXIM Bank hereby designates and appoints the EXIM Facility Agent as its agent to act as specified herein and in the other Finance Documents. EXIM Bank hereby authorizes the EXIM Facility Agent to execute and deliver each of the Finance Documents to which the EXIM Facility Agent is or is intended to be a party and to take such action on EXIM Bank’s behalf under the provisions of this Agreement or the other Finance Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the EXIM Facility Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.

13.02 Role of Agent.

(a) The EXIM Facility Agent shall (i) review, in accordance with this Agreement, all documentation Uploaded and/or delivered; (ii) promptly inform EXIM Bank of the contents of any notice or document received by it from the Borrower or the Guarantor and (iii) promptly provide each notice as may be required of it pursuant to any Finance Document.

(b) If the EXIM Facility Agent receives written notice that an Event of Default or Potential Default has occurred or determines, in its judgment, taking into account such information of which the EXIM Facility Agent’s Responsible Employees have actual knowledge (subject to Section 13.03(b)) at the time that an Event of Default, or Potential Default, has occurred and is continuing, then it shall promptly, and in any event within three (3) Business Days of receiving notice or any Responsible Employee obtaining actual knowledge thereof, so notify EXIM Bank, the Borrower and the Guarantor thereof in writing.

(c) If the EXIM Facility Agent receives written notice or determines, in its judgment, taking into account such information of which the EXIM Facility Agent’s Responsible Employees have actual knowledge, that all or any portion of the Credit Facility has been cancelled or suspended (other than by EXIM Bank), or that any Disbursement or Utilization under this Agreement has been suspended (other than by EXIM Bank), it shall promptly, and in any event within three (3) Business Days of receiving notice or any Responsible Employee obtaining actual knowledge thereof, so notify EXIM Bank, the Borrower and the Guarantor thereof in writing.

(d) If EXIM Bank requires any additional information in connection with any documentation submitted or request made under this Agreement then the EXIM Facility Agent shall, at EXIM Bank’s request, provide reasonable assistance to EXIM Bank in obtaining additional information or addressing any omissions or deficiencies in such documentation.

(e) The EXIM Facility Agent may perform any of its duties hereunder by or through any Responsible Employee.

13.03 Nature of Duties

(a) General. The EXIM Facility Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Finance Documents. Neither the EXIM Facility Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under the other Finance Documents or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The EXIM Facility Agent shall not have by reason of this Agreement or any other Finance Document a fiduciary relationship in respect of EXIM Bank; and nothing in this Agreement or any other Finance Document, expressed or implied, is intended to or shall be so construed as to impose upon the EXIM Facility Agent any obligations in respect of this Agreement or any other Finance Document except as expressly set forth herein or therein. The provisions of this Section 13 are solely for the benefit of EXIM Facility Agent and EXIM Bank and none of the Borrower, the Guarantor or any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the EXIM Facility Agent shall act solely as agent of EXIM Bank pursuant to the Finance Documents and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower, the Guarantor or any other Person.

(b) Basis of Determination. Any determination required to be made by the EXIM Facility Agent shall be based solely on the EXIM Facility Agent’s review of the documents and all information received by it thereunder and any other written notices received by it pursuant to the Finance Documents or on the actual knowledge of, any Responsible Employee, and the EXIM Facility Agent shall have no obligation to verify independently the truth or correctness of any representation, warranty or other statement contained in such documents or notices. The EXIM Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default, except with respect to defaults relating to deliveries required to be made to it pursuant to this Agreement, unless and until the EXIM Facility Agent shall have received written notice thereof from the Borrower, the Guarantor or another party hereto referring to this Agreement and advising the EXIM Facility Agent of the occurrence of and describing such Potential Default or Event of Default.

(c) Duty of Care. Without limiting the effect of the provisions of this Section 13 or altering the scope of the EXIM Facility Agent’s duties set forth in Section 3 and the Utilization Procedures, the EXIM Facility Agent shall perform its duties under Section 3 with the same duty of care as if such extension of credit were to be made by the EXIM Facility Agent for its own account with such extension of credit secured by the Liens created pursuant to the Security Documents but not guaranteed by any Person other than the Guarantor.

(d) Reliance. The EXIM Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, or any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, confirmed facsimile transmission, order or other document, electronic correspondence or telephone message signed, sent or made by any Person that the EXIM Facility Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement, a Letter of Credit or any other Finance Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

(e) Consultation with Experts. The EXIM Facility Agent may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) The EXIM Facility Agent in its Individual Capacity. The EXIM Facility Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory role or other business with the Borrower, the Guarantor or any affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or the Guarantor for services in connection with this Agreement and otherwise without having to account for the same to EXIM Bank. Notwithstanding anything to the contrary expressed or implied herein, the EXIM Facility Agent shall not be bound to: (i) account to EXIM Bank for any sum or the profit element of any sum received by it for its own account or (ii) disclose to any other Person any information relating to the Borrower or the Guarantor if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

(g) Certain Rights of the EXIM Facility Agent. If the EXIM Facility Agent shall request instructions from EXIM Bank solely with respect to any act or action (including failure to act) that affects only EXIM Bank, in either case in connection with this Agreement or any other Finance Document, the EXIM Facility Agent shall be entitled to refrain from such act or taking such action unless and until the EXIM Facility Agent shall have received instruction from EXIM Bank, as the case may be; and the EXIM Facility Agent shall not incur liability to any Person by reason of so refraining; provided that to the extent that the EXIM Facility Agent is permitted to take actions in its discretion under this Agreement, the EXIM Facility Agent agrees not to take any such action without the prior written consent of EXIM Bank. Without limiting the foregoing, EXIM Bank shall not have any right of action whatsoever against the EXIM Facility Agent as a result of the EXIM Facility Agent acting or refraining from acting hereunder, a Letter of Credit or any other Finance Document in accordance with the instruction of EXIM Bank.

13.04 Lack of Reliance on the EXIM Facility Agent. Independently and without reliance upon the EXIM Facility Agent, EXIM Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and the Guarantor in connection with the establishment and continuance of the Credit Facility and the issuance of any Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and the Guarantor, and the EXIM Facility Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide EXIM Bank with any credit or other information with respect thereto, whether coming into its possession before the establishment of the Credit Facility or the issuance of Letters of Credit or at any time or times thereafter, except that the EXIM Facility Agent shall provide EXIM Bank with copies of material documents and other material information (including notice of the occurrence of any Event of Default or Potential Default of which the EXIM Facility Agent has notice or any Responsible Employee has actual knowledge) provided to the EXIM Facility Agent by the Borrower and the Guarantor pursuant to this Agreement promptly after the EXIM Facility Agent’s receipt thereof. The EXIM Facility Agent shall not be responsible to EXIM Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection with this Agreement or any other Finance Document or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement, any Letter of Credit or any other Finance Document or the financial condition of the Borrower or the Guarantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, any Letter of Credit or any other Finance Document or the financial condition of the Borrower or the Guarantor or the existence or possible existence of any Event of Default.

13.05 Resignation by the EXIM Facility Agent; Successor EXIM Facility Agent.

(a) The EXIM Facility Agent may resign from the performance of all its functions and duties hereunder and/or under the other Finance Documents at any time by giving thirty (30) days’ prior written notice to the Borrower, the Guarantor and EXIM Bank. Such resignation shall take effect upon (i) the approval of such resignation by EXIM Bank; (ii) the appointment of a successor EXIM Facility Agent pursuant to clause (b) or (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, EXIM Bank may appoint a successor EXIM Facility Agent who shall be a commercial bank or trust company; provided that if EXIM Bank elects in its sole discretion not to appoint a successor, all references to the EXIM Facility Agent shall be deemed to refer to EXIM Bank.

(c) If EXIM Bank elects to appoint a successor EXIM Facility Agent other than EXIM Bank, but has not done so within the thirty (30) day notice period provided for in Section 13.05(a), the EXIM Facility Agent, with the consent of the Borrower, the Guarantor and EXIM Bank, may then appoint a successor EXIM Facility Agent who shall serve as EXIM Facility Agent hereunder until such time, if any, as EXIM Bank appoints a successor EXIM Facility Agent as provided in Section 13.05(b).

(d) If no successor EXIM Facility Agent has been appointed pursuant to clause (b) or (c) above by the forty-fifth (45th) day after the date the notice of resignation was given by the EXIM Facility Agent, the EXIM Facility Agent or EXIM Bank may petition any court of competent jurisdiction for the appointment of a successor EXIM Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor EXIM Facility Agent who shall serve as EXIM Facility Agent hereunder or thereunder until such time, if any, as EXIM Bank appoints a successor EXIM Facility Agent as provided above.

(e) If the EXIM Facility Agent becomes insolvent or unable to meet its debts as they mature or if a receiver of it or of all or any substantial part of its property shall be appointed or if an order of any court of competent jurisdiction shall be entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the EXIM Facility Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor EXIM Facility Agent shall be appointed in accordance with clauses (b) or (c) above.

13.06 No Amendment to Duties of EXIM Facility Agent Without Consent. The EXIM Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement which affects its rights or duties under this Agreement unless it shall have given its prior written consent, as EXIM Facility Agent, thereto.

13.07 Termination of EXIM Facility Agent. At its sole discretion, EXIM Bank may terminate the services of the EXIM Facility Agent at any time. Such termination shall be effective upon notice to the EXIM Facility Agent and the Borrower. EXIM Bank shall appoint a successor EXIM Facility Agent who shall be a commercial bank or trust company; provided that if no successor is appointed, references to the EXIM Facility Agent shall be deemed to refer to EXIM Bank.

SECTION 14. MISCELLANEOUS

14.01 Computations. Each determination of an interest rate or fee by EXIM Bank pursuant to any provision of this Agreement or any Note, in the absence of manifest error, shall be conclusive and binding on the Borrower and the Guarantor. All computations of interest and fees hereunder and under any Note shall be made on the basis of a year of 365 days and actual days elapsed, including for each relevant period, the first day but excluding the last.

14.02 Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Transaction Number and shall be given by mail, courier, electronic transmission (including email and portable document format) or personal delivery, and shall be deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof, except for notices given by EXIM Bank, which shall be deemed given on the day such notice is deposited in the mail or sent by courier, electronic transmission (including email and portable document format) or personal delivery. Unless otherwise specified in this Agreement, including Section 3, all notices shall be delivered to the parties hereto at their respective addresses indicated in the Term Sheet.

14.03 Disposition of Indebtedness.

(a) EXIM Bank may sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of its interest in all or any part of the Borrower’s indebtedness under this Agreement and any Note (collectively, a “Disposition of Indebtedness”) to any party (a “New Party”) and any such party shall enjoy all the rights and privileges of EXIM Bank under this Agreement and each Note that is the subject of such Disposition of Indebtedness.

(b) The Borrower and the Guarantor shall, at the request of EXIM Bank or the EXIM Facility Agent, execute and deliver to the EXIM Facility Agent, or to any party that EXIM Bank may designate, any such further instruments as may be necessary or desirable to give full force and effect to a Disposition of Indebtedness by EXIM Bank. Notwithstanding anything to the contrary contained herein, neither the Borrower nor the Guarantor may assign or otherwise transfer any of its debts or obligations under this Agreement or any Note without the prior written consent of EXIM Bank.

(c) Unless otherwise agreed to by the New Party and the EXIM Facility Agent, such Disposition of Indebtedness shall relieve the EXIM Facility Agent of its duties under this Agreement and Finance Documents and all references to the EXIM Facility Agent herein shall instead be read as referring to such New Party.

14.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

14.05 Disclaimer. Neither EXIM Bank nor the EXIM Facility Agent shall be responsible in any way for the performance of any Supply Contract, and no claim against the Exporter or any other Person with respect to the performance of any Supply Contract will affect the obligations of the Borrower or the Guarantor under any of the Finance Documents.

14.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the EXIM Facility Agent or EXIM Bank in exercising any right, power or privilege under this Agreement or any Note and no course of dealing between or among the Borrower, the Guarantor, the EXIM Facility Agent and/or EXIM Bank shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder or under any Note preclude any other right, power or privilege hereunder or thereunder. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that the EXIM Facility Agent or EXIM Bank would otherwise have. No notice to or demand on the Borrower or the Guarantor in any case shall entitle the Borrower or the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the EXIM Facility Agent or EXIM Bank to take any other or further action in any circumstances without notice or demand.

14.07 Entire Agreement. This Agreement and the other Finance Documents contain the entire agreement among the parties hereto regarding the Credit Facility.

14.08 Reinstatement. If at any time any payment of principal or interest or any other amount payable by the Borrower or the Guarantor under this Agreement or any other Finance Document is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrower or the Guarantor or otherwise, then the obligations of each of the Borrower and the Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

14.09 Amendment or Waiver.

(a) Neither this Agreement nor any other Finance Document may be amended, changed, discharged or terminated without the written consent of the parties hereto or thereto, as applicable.

(b) To the extent a matter to be determined or decided under any term or provision of this Agreement or any other Finance Document (including any decision with respect to any amendment, modification, supplement, waiver, consent or approval related to any provision thereof) requires the consent of the EXIM Facility Agent under the terms of this Agreement or any other Finance Document, and to the extent that the EXIM Facility Agent may take or not take any action pursuant to the terms of this Agreement or any other Finance Document, the EXIM Facility Agent undertakes to follow the directions of EXIM Bank and to vote in accordance with the instructions of EXIM Bank. Any amendment, waiver or modification may only be made by the EXIM Facility Agent in accordance with the instructions of EXIM Bank. No amendment, modification or waiver that affects any of the rights or duties of the EXIM Facility Agent may be made without the prior written consent of the EXIM Facility Agent.

14.10 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

14.11 Judgment Currency. Except as provided for in Section 8.03(b), all payments of principal, interest, fees or other amounts due hereunder and under any Note shall be made in U.S. Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. The obligation of the Borrower or the Guarantor in respect of any amount due under this Agreement or any Note, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), shall be discharged only to the extent of the amount in U.S. Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day immediately succeeding the day on which that Person receives that payment. If the amount in U.S. Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower or the Guarantor shall pay such additional amounts, in U.S. Dollars, to compensate for the shortfall. Any obligation of the Borrower or the Guarantor not discharged by that payment shall continue to be due as a separate and independent obligation and shall accrue interest in accordance with Section 6.02 until discharged as provided herein.

14.12 English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language.

14.13 Severability. To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

14.14 Waiver of Jury Trial. FOR THE PURPOSES OF THIS AGREEMENT AND EACH OTHER FINANCE DOCUMENT, EACH OF THE BORROWER, THE GUARANTOR, THE EXIM FACILITY AGENT, AND EXIM BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, WITH ANY OTHER FINANCE DOCUMENT, WITH ANY COURSE OF CONDUCT, WITH ANY COURSE OF DEALING, WITH ANY STATEMENTS (WHETHER ORAL OR WRITTEN), OR WITH ANY ACTIONS OR OMISSIONS OF ANY PARTY HERETO OR OF ANY OTHER PERSON RELATING TO THIS AGREEMENT OR TO ANY OTHER FINANCE DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EXIM BANK AND THE EXIM FACILITY AGENT TO ENTER INTO THIS AGREEMENT.

14.15 Survival. The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

VIASAT TECHNOLOGIES LTD.

By:	/s/ Robert Blair
(Signature)

Name:	Robert Blair
(Print)

Title:	Director
(Print)

VIASAT, INC.

By:	/s/ Robert Blair
(Signature)

Name:	Robert Blair
(Print)

Title:	Senior Vice President, General Counsel and Secretary
(Print)

[Signature Page to ViaSat-3 Credit Agreement]

J.P. MORGAN SECURITIES LLC

By:	/s/ Eric Ponzio
(Signature)

Name:	Eric Ponzio
(Print)

Title:	Executive Director
(Print)

[Signature Page to ViaSat-3 Credit Agreement]

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ Brian Greeley
(Signature)

Name:	Brian Greeley
Title:	Chief Banking Officer

EXIM Bank Transaction No. AP089351XX-United Kingdom

[Signature Page to ViaSat-3 Credit Agreement]

GUARANTOR’S COVENANTS	Annex F

A.	DEFINITIONS

Capitalized terms used in this Annex F but not defined herein shall have the meanings specified in Section 1.01 of the Agreement. For the purposes of this Annex F, the following terms shall have the meanings specified below:

“2025 Senior Notes” means the $700,000,000 in aggregate principal amount of 5.625% senior unsecured notes due 2025 issued by Guarantor, and includes the associated Guaranty Obligations of any Significant Domestic Subsidiary in respect thereof.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Execution Date, by which the Guarantor and/or any of its Restricted Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person (other than the Guarantor or any of its Restricted Subsidiaries), whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Available Basket Amount” means, at any date of determination, an amount (which shall not be less than $0) determined on a cumulative basis equal to the difference between: (a) the sum (without duplication) of: (i) $35,000,000, plus (ii) Cumulative Consolidated Net Income (which shall not be less than zero), plus (iii) the aggregate amount of dividends and distributions received by the Guarantor or its Restricted Subsidiaries in the form of Cash or Cash Equivalents on or prior to such date from Investments acquired or made utilizing the Available Basket Amount, plus (iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after October 11, 2016, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (which shall not exceed the original amount of such Investment), plus (v) the Net Cash Proceeds received from any issuance or sale of its Equity Interests occurring after the Execution Date (other than issuances of Disqualified Stock and issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan and excluding Net Cash Proceeds of any issuance or sale of Equity Interests for a specifically identified purpose that were expended for such specifically identified purpose without a corresponding reduction of the Available Basket Amount), plus (vi) the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Guarantor or any Significant Domestic Subsidiary after the Execution Date that are attributable to their Equity Interests in any Joint Venture or any Subsidiary that is not a Significant Domestic Subsidiary, plus (vii) all Net Cash Sales Proceeds received from Dispositions permitted by this Annex F, minus (b) the aggregate amount of all Investments, Capital Expenditures, Distributions and payments in respect of Subordinated Obligations, in each case, to the extent made after the Execution Date with amounts available under the Available Basket Amount.

CREDIT AGREEMENT ANNEXES	Annex F
- Page 1 -

“Capital Expenditure” means any expenditure by the Guarantor or any of its Restricted Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by the Guarantor or any of its Restricted Subsidiaries in any fiscal period (a) shall be net of (i) any net sales proceeds received during such fiscal period by the Guarantor or such Restricted Subsidiary for fixed assets sold by the Guarantor or such Restricted Subsidiary and (ii) any casualty insurance proceeds received during such fiscal period by the Guarantor or such Restricted Subsidiary for casualties related to real property, equipment or fixed assets and applied to the repair or replacement thereof and (b) shall not include (i) Permitted Acquisitions, (ii) expenditures designated as funded with Net Cash Proceeds of any issuance or sale of Equity Interests and (iii) up to $10,000,000 of expenditures in any Fiscal Year for or related to leasehold improvements with respect to any of the Guarantor’s or its Restricted Subsidiaries’ facilities.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that “Capital Lease” shall not include any satellite capacity, bandwidth, beam, transponder, thread or similar lease, rental or right of use arrangements or other leases of all or a portion of a satellite with a third party to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5) years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use all or a substantial portion of the leased item for a substantially commensurate period.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Guarantor or any of its Restricted Subsidiaries designed or intended to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Guarantor and/or its Restricted Subsidiaries.

“Common Stock” means the common stock of the Guarantor or its successor.

“Communications Laws” means all Laws issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

CREDIT AGREEMENT ANNEXES	Annex F
- Page 2 -

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority pursuant to Communications Laws.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Guarantor as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Credit Agreement” means (a) that certain Credit Agreement, dated as of November 26, 2013, among the Guarantor, as borrower, MUFG Bank, Ltd., as the administrative agent and the collateral agent, and the other parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date of the Agreement, (b) any guarantees, collateral documents, instruments and agreements executed in connection therewith and (c) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of the foregoing in whole or in part from time to time.

“Cumulative Consolidated Net Income” means, as of any date of determination, 50% of the Net Income of the Guarantor and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on the first day of the Fiscal Quarter ended June 30, 2016 to the end of the Guarantor’s most recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (or, in the case such Net Income for such period is a deficit, minus 100% of such deficit).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement entered into by the Guarantor or any of its Restricted Subsidiaries.

“Customer Equipment” means customer premises equipment, any other customer receiving and transmitting equipment and any other equipment associated with the delivery of services (e.g., aircraft and maritime terminal equipment).

“Debt Facility” means, with respect to the Guarantor or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

CREDIT AGREEMENT ANNEXES	Annex F
- Page 3 -

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Guarantor or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Noncash Consideration by the Guarantor pursuant to a certificate of a Senior Officer, setting forth the basis of such valuation, less the amount of Cash or Cash Equivalents received in connection with a subsequent sale or other disposition of or payment or collection on such Designated Noncash Consideration.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of the Guarantor or any of its Restricted Subsidiaries the aggregate fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) of which is more than the Disposition Threshold; provided that none of the following shall constitute a Disposition: (i) inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business of the Guarantor or its Restricted Subsidiaries, (ii) fixed assets or equipment sold, transferred or otherwise disposed of where substantially similar fixed assets or equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by the Guarantor or any of its Restricted Subsidiaries, (iii) assets sold, transferred or otherwise disposed of that are (x) obsolete, surplus, damaged or worn out or (y) are no longer useful in the business of the Guarantor and its Restricted Subsidiaries, and (iv) dispositions in the form of licensing or sublicensing of intellectual property or other general intangibles or licenses, leases or subleases of other property in the ordinary course of business; provided, further, that, for purposes of the calculation of the Available Basket Amount and clause (xi) of the definition of EBITDA only, the requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the Disposition Threshold to constitute a “Disposition” shall not apply.

“Disposition Threshold” means, as of any date of determination, an amount equal to the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets.

“Disqualified Stock” means any Equity Interests (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date.

“Distribution” means, with respect to Equity Interests of any Person, (a) any payment in Cash or Property for the retirement, redemption, purchase or other acquisition by such Person of any such Equity Interest (but, for the avoidance of doubt, excluding (i) any amount that represents all or a portion of the exercise or exchange price deemed paid by such Person upon an exercise or exchange of warrants, options or other rights to purchase or acquire any Equity Interests, (ii) any amount deemed paid by such Person with respect to withholding taxes or (iii) any amount paid in lieu of issuance of fractional shares), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of 5% or more of any such Equity Interests if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such Equity Interests.

CREDIT AGREEMENT ANNEXES	Annex F
- Page 4 -

“Domestic Restricted Subsidiary” means a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of (a) Net Income plus (b) without duplication and, other than in the case of clauses (ix), (xiv) and (xvii), to the extent deducted in determining Net Income for such period:

(i) Interest Expense,

(ii) expense for taxes paid or accrued,

(iii) depreciation,

(iv) amortization,

(v) costs, charges and expenses as a result of the disposition of Customer Equipment,

(vi) any unusual, extraordinary or nonrecurring losses so long as the total add-back pursuant to this clause (b)(vi) in any four consecutive fiscal quarter period, together with any add-backs pursuant to clause (b)(xvii) below and clause (b)(xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (b)(vi), clause (b)(xvii) below and clause (b) (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(vii) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Guarantor’s consolidated statement of operations,

(viii) non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by the Guarantor) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated,

(ix) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income,

(x) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by the Guarantor in connection with the transactions contemplated by the Agreement,

CREDIT AGREEMENT ANNEXES	Annex F
- Page 5 -

(xi) reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case, that are or have been incurred, paid or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition, registration or exchange is consummated,

(xii) reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated,

(xiii) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”,

(xiv) proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income,

(xv) losses from discontinued operations in accordance with GAAP,

(xvi) cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805—“Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition),

(xvii) the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by the Guarantor in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event or related to restructuring, cost saving or similar initiatives of the Guarantor, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with an EBITDA Event or related to restructuring, cost saving or similar initiatives are taken within 12 months of such EBITDA Event or the commencement of such restructuring, cost saving or similar initiative and EXIM Bank shall have received a Certificate of a Responsible Official that such actions have been taken within such time period, (C) the cost savings described in this clause (xvii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event or restructuring, cost saving or similar initiative and (D) the total add-back pursuant to this clause (xvii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xvii), clause (b)(vi) above and clause (b)(xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

CREDIT AGREEMENT ANNEXES	Annex F
- Page 6 -

(xviii) transition, business optimization or restructuring charges and integration costs, accruals or reserves and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans, so long as the total add-back pursuant to this clause (xviii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xvii) above for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xviii), clause (b)(vi) above and clause (b)(xvii) above and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(xix) any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations,

(xx) the net loss (income) of any Person that is accounted for by the equity method of accounting or any loss (income) from Investments recorded using the equity method of accounting;

minus (c) to the extent included in Net Income, (i) any non-cash gains, (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vii), (iii) interest income, (iv) income or gains from discontinued operations in accordance with GAAP (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) and (v) other non-cash income for such period; all calculated for the Guarantor and its Restricted Subsidiaries on a consolidated basis. Notwithstanding the foregoing, the Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (b)(xvii) and/or (b)(xviii) for any period.

“EBITDA Event” means (i) any Permitted Acquisition or similar Investment, the aggregate consideration with respect to which is in excess of $25,000,000, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (iii) any designation (or redesignation) of an Unrestricted Subsidiary as a Restricted Subsidiary, (iv) any Distribution on account of the Equity Interests of the Guarantor or (v) any Disposition of a Subsidiary, division or operating unit for which historical financial statements for the relevant period are available.

“ECA Assets” means, collectively, (a) assets or services purchased by any ECA Borrower or ECA Guarantor with the proceeds of Permitted ECA Financing and relating to the design, installation, testing, launch, manufacture or operation of the ECA Project that is the subject of such Permitted ECA Financing and insurance relating thereto, (b) assets or services required or used to launch or operate the assets referenced in the foregoing clause (a), (c) project and construction contracts and Communications Licenses and other contracts, insurance policies, licenses, consents, permits and authorizations related to the assets or services referenced in the foregoing clause (a) (in each case, in clauses (a), (b) and (c) to the extent such assets or services are required by the definitive documentation with respect to any Permitted ECA Financing to be collateral for such Permitted ECA Financing), (d) Equity Interests in ECA Borrowers and ECA Guarantors and (e) any of the foregoing assets, services or Equity Interests, to the extent such assets, services and/or Equity Interests are required by the definitive documentation with respect to any subsequent Permitted ECA Financing to be collateral for such Permitted ECA Financing (whether or not such Permitted ECA Financing is for the same ECA Project).

CREDIT AGREEMENT ANNEXES	Annex F
- Page 7 -

“ECA Borrower” means any Subsidiary of the Guarantor that is identified in the definitive documentation with respect to any Permitted ECA Financing as a borrower of such Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Borrower is a party, such ECA Borrower shall cease to be an ECA Borrower until such time, if any, that such Subsidiary of the Guarantor becomes a borrower with respect to any other Permitted ECA Financing.

“ECA Guarantor” means any direct or indirect parent (other than the Guarantor) and any direct or indirect Subsidiary of an ECA Borrower or an ECA Guarantor, in each case, that is required by the definitive documentation with respect to any Permitted ECA Financing to guarantee any obligations of an ECA Borrower under any Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Guarantor is a party, such ECA Guarantor shall cease to be an ECA Guarantor until such time, if any, that such Person becomes a guarantor with respect to any other Permitted ECA Financing.

“ECA Project” means, with respect to each Permitted ECA Financing, the Other Satellite Project to which such Permitted ECA Financing relates.

“Eligible Cash and Cash Equivalents” means, as of any date of determination, the sum of, (i) to the extent positive, (x) non-domestic Cash and Cash Equivalents of the Guarantor and its Restricted Subsidiaries in an amount not to exceed the aggregate principal amount of Indebtedness of Foreign Restricted Subsidiaries outstanding on such date minus (y) $10,000,000, plus (ii) domestic Cash and Cash Equivalents of the Guarantor and its Restricted Subsidiaries in excess of $30,000,000.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with the Guarantor pursuant to Section 414 of the Code.

“European JV Documents” means, collectively, (i) the Eutelsat Framework Agreement, (ii) any framework or similar agreement entered into in replacement of or in lieu of the Eutelsat Framework Agreement and (iii) any agreement related to the agreements described in the foregoing clauses (i) and (ii).

“Eutelsat Framework Agreement” means that certain Framework and Subscription Agreement, dated as of February 9, 2016, between VIASAT, INC. and Eutelsat S.A., as amended, restated, supplemented or otherwise modified from time to time.

“Excluded Satellite” has the meaning set forth in the Credit Agreement as in effect on January 18, 2019.

“Existing Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Existing Satellite System.

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“Existing Satellite Systems” means (i) the ViaSat-1 Satellite manufactured by Space Systems/Loral, Inc., the WildBlue-1 Satellite and the Anik F2 Satellite and (ii) in each case, the related gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment), whether constructed, acquired or installed before or after the Execution Date.

“Fiscal Quarter” means a fiscal quarter of the Guarantor consistent with the Guarantor’s SEC filings.

“Fiscal Year” means the fiscal year of the Guarantor ending on the last day of the first Fiscal Quarter of each calendar year.

“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary of the Guarantor that is organized under the Laws of a country (or political subdivision thereof) other than the United States.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary of the Guarantor all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more Foreign Subsidiaries.

“Funded Debt” means, as to any Person (without duplication), all Indebtedness of the types described in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness”; provided that “Funded Debt” shall exclude letters of credit unless such letters of credit have been drawn and not reimbursed upon becoming due (or, if earlier, three (3) Business Days after the applicable letter of credit has been drawn).

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of the Guarantor.

“Hedge Bank” any Person in its capacity as a party to a Hedging Agreement with the Guarantor or any of its Restricted Subsidiaries.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

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“Hedging Agreements” means Interest Rate Protection Agreements, Commodity Agreements and Currency Agreements.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding (i) trade and other accounts payable accrued in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created) and (ii) contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract), including any Guaranty Obligation for indebtedness of the type described in this sub-clause (a) of any other Person, (b) indebtedness or Guaranty Obligations of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any Hedging Agreement. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Inmarsat” means Connect Topco Limited, a private company limited by shares and incorporated in Guernsey.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on such date to (b) Cash Interest Expense of the Guarantor and its Restricted Subsidiaries for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case, as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 minus (c) any cash interest income of such Person earned during such fiscal period, as determined in accordance with GAAP.

“Interest Rate Protection Agreement” means a written agreement between the Guarantor or any of its Restricted Subsidiaries and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Internal Revenue Service” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Equity Interests or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person; provided that (a) expenditures by the Guarantor or the Restricted Subsidiaries with respect to Customer Equipment shall not be deemed to be an Investment and (b) intercompany receivables and payables in the ordinary course of business in exchange for goods and services on an arm’s length basis shall not be deemed to be Investments. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

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“Joint Venture” means any direct or indirect Investment by the Guarantor or any Restricted Subsidiary in any Person that is not a Wholly-Owned Subsidiary of the Guarantor, which Person is engaged in a Permitted Business.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Limited Condition Transaction” means a Permitted Acquisition or similar Investment permitted hereunder that the Guarantor or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which has been designated as a Limited Condition Transaction by the Guarantor in writing to EXIM Bank.

“Liquidity” means, as of any date of determination, the sum of (x) all domestic Cash and Cash Equivalents held by the Guarantor and its Domestic Restricted Subsidiaries plus (y) the maximum aggregate unused Revolving Commitment.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Guarantor or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the Cash proceeds received by or for the account of the Guarantor and its Restricted Subsidiaries from such issuance or sale to a Person other than the Guarantor or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other out-of-pocket fees, charges and expenses actually incurred in connection with such issuance or sale and (ii) any taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of the Guarantor and its Restricted Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of the Guarantor and its Restricted Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case, net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Clause C.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements), (iv) professional fees and expenses, fees due to any Governmental Authority, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of the Guarantor attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

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“Net Income” means, with respect to any fiscal period, the consolidated net income of the Guarantor and its Restricted Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1, WildBlue-1 and Anik F2 Satellites) manufactured by, on behalf of or in consultation with or otherwise acquired by the Guarantor or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by the Guarantor or to which the Guarantor contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a Permitted Business; provided that:

(a) subject (in the case of a Limited Condition Transaction) to Clause A.4, no Event of Default shall exist at the time of such Acquisition or would exist immediately after giving effect to such Acquisition;

(b) subject (in the case of a Limited Condition Transaction) to Clause A.4, if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $75,000,000, as determined by the Guarantor in good faith, a Responsible Official shall certify on behalf of the Guarantor in writing that the Guarantor is, and after giving effect to such Acquisition on a Pro Forma Basis would be, in compliance with the Total Leverage Ratio covenant set forth in Clause C.13, as of the last day of the period of four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(c) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000, as determined by the Guarantor in good faith, the Guarantor shall use commercially reasonable efforts to provide EXIM Bank and the EXIM Facility Agent with at least one (1) week prior written notice of such Acquisition, together with (x) at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target and (y) such other documentation pertaining to the Acquisition, including the purchase agreement and quarterly projections prepared on a Pro Forma Basis, as EXIM Bank may reasonably request, in the case of clauses (x) and (y), solely to the extent reasonably available to the Guarantor.

“Permitted Additional Indebtedness” means, collectively, (i) any Indebtedness issued, incurred or otherwise obtained by the Guarantor or any of its Restricted Subsidiaries in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case, issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC) issued in exchange therefor)), senior secured first lien, junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness (including, without limitation, Indebtedness incurred under the Credit Agreement); (ii) Indebtedness of any Restricted Subsidiary of the Guarantor under any Guaranty Obligations in respect thereof; and (iii) any Permitted Refinancing Indebtedness in respect thereof.

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“Permitted Business” means: (a) the study, research, development, testing, and support of “off-the-shelf”, semi-custom and custom communication, in-flight entertainment and satellite systems, products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband products and services, information security products and services, and in-flight or media products and services relating to the electronic delivery of content; (e) the business of the Guarantor and its Subsidiaries as historically and currently conducted; and (f) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted ECA Financing” means any financing arrangement with respect to Indebtedness issued to or owed to or guaranteed or otherwise supported by any export credit agency or institution serving a similar function for the purpose of financing (in whole or in part) any Other Satellite Project with tenor and principal repayment terms that are customary for export-import financings of a similar type as determined by the Guarantor in its reasonable discretion.

“Permitted Guarantor Encumbrances” means, with respect to the Guarantor and its Restricted Subsidiaries (other than the Borrower):

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

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(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of the Guarantor and its Restricted Subsidiaries;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

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(s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(t) Rights of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to intangible assets granted in the ordinary course of business.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Additional Indebtedness or Subordinated Obligations, as the case may be (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing), (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced Indebtedness and (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are Subordinated Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to EXIM Bank.

“Pro Forma Basis” means, with respect to compliance with any financial test or ratio or preparation and delivery of pro forma financial information hereunder (including any incurrence test), compliance with such financial test or ratio or preparation and delivery of such financial information after giving effect to any EBITDA Event that occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are directly attributable to the proposed EBITDA Event (including, to the extent elected by the Guarantor, “run-rate” cost savings, operating expense reductions and synergies) that are reasonably quantifiable and factually supportable and that are expected to have a continuing impact, and such other adjustments as are determined in accordance with the definition of EBITDA, in each case, as determined by the Guarantor in good faith and certified on behalf of the Guarantor by a Responsible Official in writing, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions, operating units or assets so acquired or sold and the consolidated financial statements of the Guarantor and/or any of its Restricted Subsidiaries, calculated as if such EBITDA Event, and all other EBITDA Events that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated and incurred or repaid at the beginning of such period, and any interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Guarantor and its Restricted Subsidiaries for such period; provided that (i) interest accrued during such period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Guarantor and its Restricted Subsidiaries for such

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period and (ii) the total increase to EBITDA pursuant to this definition as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments in any four consecutive Fiscal Quarter period, together with the total amount added-back to EBITDA pursuant to clauses (b)(vi), (b)(xvii) and (b)(xviii) of the definition of EBITDA for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the increases to EBITDA contemplated by this definition and the add-backs contemplated by clauses (b)(vi), (b)(xvii) and (b)(xviii) of the definition of EBITDA).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Responsible Official” means (a) any Senior Officer and (b) any other responsible official of the Guarantor or a Restricted Subsidiary thereof so designated in a written notice thereof from a Senior Officer to EXIM Bank. EXIM Bank shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of the Guarantor or any of its Restricted Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of the Guarantor or such Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” means, as of the date of determination, the aggregate principal amount of commitments of lenders to make revolving or swingline loans to the Guarantor or any of its Domestic Restricted Subsidiaries pursuant to any Debt Facility then in effect.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Satellite” means any satellite owned by the Guarantor or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by the Guarantor or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service), and whether such satellite has been acquired or purchased for use by the Guarantor and its Subsidiaries, for resale to a third party or otherwise.

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity, bandwidth, beams, transponders or threads or other rights of use on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

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“Satellite Project” means any Existing Satellite Project and any Other Satellite Project.

“Satellite Project Capex” has the meaning set forth in Clause C.17(b) hereof.

“Satellite Trigger” means, with respect to any Satellite, either (x) the launch of such Satellite or (y) the commencement of commercial services with respect to such Satellite, as elected and designated by the Guarantor in writing to EXIM Bank no later than 60 days following the launch of such Satellite; provided that, to the extent the Guarantor fails to so notify EXIM Bank within such sixty (60) day period, “Satellite Trigger” shall be deemed to be the launch of such Satellite.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreements” means any Hedging Agreement between the Guarantor or one or more of its Restricted Subsidiaries and a Hedge Bank.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case, of the Guarantor.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt that is secured Indebtedness of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Significant Domestic Subsidiary” means a Domestic Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor and any such Subsidiary that is a Foreign Subsidiary Holdco.

“Significant Foreign Subsidiary” means a Foreign Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Foreign Subsidiary Holdco” means a Foreign Subsidiary Holdco that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Subsidiary” means a Restricted Subsidiary that either (i) had EBITDA (on a consolidated basis with its Restricted Subsidiaries) for the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available in excess of 7.5% of EBITDA for such Fiscal Year, (ii) had total assets (on a consolidated basis with its Restricted Subsidiaries) in excess of 7.5% of Consolidated Total Assets as at the end of the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available or (iii) owns a Satellite (other than an Excluded Satellite).

“Subordinated Obligations” means any Indebtedness of the Guarantor that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Final Maturity Date (unless permitted under the applicable Subordination Agreement), (b) is not secured by any Lien on any Property of the Guarantor or any of its Subsidiaries, (c) is not guaranteed by any Subsidiary of the Guarantor and (d) is subordinated pursuant to a Subordination Agreement. For the avoidance of doubt, the 2025 Senior Notes and any Permitted Additional Indebtedness do not constitute Subordinated Obligations, in each case, unless otherwise explicitly stated by their terms to be “Subordinated Obligations” hereunder.

CREDIT AGREEMENT ANNEXES	Annex F
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“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit 1 to this Annex F.

“Temporary Leverage Increase” has the meaning assigned to such term in Clause C.13.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date, to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Unrestricted Subsidiary” means (a) until such time, if any, as it has been designated as a Restricted Subsidiary pursuant to Clause B.9, each of Trellisware Technologies, Inc., a Delaware corporation, Viasat Europe Sàrl, a Switzerland société à responsabilité limitée, and Snappi Holdco, Inc., a Delaware corporation, Snappi, Inc., a Delaware corporation, (b) any Subsidiary of the Guarantor (whether formed or acquired before, on or after the Execution Date) that is designated as an Unrestricted Subsidiary by the Guarantor pursuant to Clause B.9, and (c) any Subsidiary of an Unrestricted Subsidiary.

“Wholly-Owned Restricted Subsidiary” means a Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of the Guarantor, 100% of the Equity Interests of which are owned, directly or indirectly, by the Guarantor, except for director’s qualifying shares required by applicable Laws.

1. Use of Defined Terms; Interpretation. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, renewals, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof”, “hereunder” and words of similar import, shall be construed to refer to this Annex F in its entirety and not to any particular provision hereof, (d) all references herein to Clauses, Exhibits and Schedules shall be construed to refer to Clauses of, and Exhibits and Schedules to, this Annex F, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, including cash, securities, accounts and contract rights and (g) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of

CREDIT AGREEMENT ANNEXES	Annex F
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or with a separate Person, and any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

2. Accounting Terms. Notwithstanding anything to the contrary in the Agreement, all accounting terms not specifically defined in this Annex F shall be construed in conformity with, and all financial data required to be submitted by this Annex F shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of the Agreement such that the covenants contained in Clause C.13 or C.14 would then be calculated in a different manner or with different components, the Guarantor and EXIM Bank agree to amend this Annex F in such respects as are necessary to conform those covenants as criteria for evaluating the Guarantor’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and the Guarantor shall be deemed to be in compliance with the covenants contained in the aforesaid Clauses if and to the extent that the Guarantor would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver with each of the materials described in Clause B.10 to EXIM Bank, on the dates therein specified, reconciling financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change. However, notwithstanding any requirement of GAAP after the Execution Date that would require lease obligations that would be treated as operating leases as of the Execution Date to be classified and accounted for as Capital Leases or otherwise reflected on the Guarantor’s consolidated balance sheet, such obligations shall continue to be excluded from the definitions of Indebtedness, Capital Leases and Capital Lease Obligations. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor or any Restricted Subsidiary at “fair value”, as defined therein and (ii) for purposes of any financial calculation hereunder (including the definition of Indebtedness, Capital Leases and Capital Lease Obligations) lease obligations of Inmarsat and its Subsidiaries shall be accounted for in a manner consistent with the Guarantor’s existing lease accounting as of November 23, 2021 (and without regard to IFRS 16).

3. Rounding. Any financial ratios required to be maintained by the Guarantor pursuant to this Annex F shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Annex F and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Annex F.

4. Limited Condition Transactions. To the extent that the terms of this Annex F require (i) pro forma compliance with the Interest Coverage Ratio, the Total Leverage Ratio or the Senior Secured Leverage Ratio, (ii) compliance with the Available Basket Amount or any other basket measured as a percentage of EBITDA, or (iii) the absence of a Potential Default or Event of Default as a condition precedent to the consummation of a Limited Condition Transaction, the date of determination as to whether the relevant condition is satisfied (the “LCT Test Date”) shall, at the election of the Guarantor (an “LCT Election”), be the date of execution of the definitive agreements for such Limited Condition Transaction, immediately after giving effect to such Limited Condition Transaction on a Pro Forma Basis and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period; provided that, in connection with any Limited Condition Transaction for which an LCT Election has been made, it shall be a condition to the consummation of such Limited Condition Transaction that, as of the date of such consummation, no Event of Default under Section 11.03(a)(i) or (vii) of the Agreement exists or would result therefrom.

CREDIT AGREEMENT ANNEXES	Annex F
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For the avoidance of doubt if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of the Guarantor or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

If the Guarantor makes an LCT Election, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Annex F, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

B.	AFFIRMATIVE COVENANTS

1. Inspections. Subject to Applicable Laws (including, for the avoidance of doubt, any applicable export control restrictions), the Guarantor shall permit representatives of EXIM Bank to make reasonable inspections of the Guarantor’s books and records during the Guarantor’s normal business hours in connection with the Agreement and the transactions contemplated hereby, and cause the officers and employees of the Guarantor to give full cooperation and assistance in connection therewith; provided that, unless an Event of Default has occurred and is continuing, such inspections shall occur no more than twice annually. The reasonable cost and expenses of one (1) such inspection per year shall be borne by the Guarantor, and the costs and expenses of any additional inspection shall be borne by EXIM Bank; provided that, if an Event of Default shall have occurred and be continuing, the Guarantor shall bear the cost and expense of any such inspections during the continuance of an Event of Default.

2. Notice of Disputes. The Guarantor shall promptly give written notice to EXIM Bank and the EXIM Facility Agent of any material dispute that may exist between the Guarantor and (i) any Governmental Authority or (ii) the Borrower, in each case, that would reasonably be expected to have a Material Adverse Effect on the Guarantor.

3. Governmental Authorizations. The Guarantor shall promptly obtain and maintain all material Governmental Authorizations that are necessary: (i) for the execution, delivery, performance, and observance by the Guarantor of the Principal Transaction Documents to which it is a party; and (ii) for the validity, binding effect and enforceability of the Principal Transaction Documents to which it is a party.

4. Pari Passu. The Guarantor shall ensure that its Guaranty Obligations under the Agreement will at all times constitute the direct, general and unconditional obligations of the Guarantor and rank in all respects at least pari passu in priority of payment with all other unsecured and unsubordinated debt of the Guarantor except for obligations mandatorily preferred by law applicable to companies generally.

CREDIT AGREEMENT ANNEXES	Annex F
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5. Notice of Suspension or Debarment; Sanctions. The Guarantor shall provide immediate written notice to EXIM Bank and the EXIM Facility Agent if at any time it learns that:

(a)

the Guarantor or any of its Principals individually, (A) is Excluded or Disqualified from participating in a Covered Transaction, (B) is formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending or (C) is or, within the past three (3) years, has been indicted, convicted or has a civil judgment rendered against it for any conduct or offenses described at 2 C.F.R. § 180.800(a) in the Debarment Regulations;

(b)	the Guarantor, or any of its Principals individually, is listed on any of the publicly available debarment lists described in Section 10.04(a)(xiii)(B) of the Agreement;

(c)	the Guarantor or any of its directors, officers or employees (i) becomes a Sanctioned Person, or (ii) enters into any agreement described in Section 10.04(a)(xi)(A)(2) of the Agreement; or

(d)	an action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to the Guarantor’s compliance with Sanctions is pending or threatened.

6. Covered Transactions and Delinquent Debts. The Guarantor and each of its Principals individually are not (A) Excluded or Disqualified from participating in a Covered Transaction or (B) delinquent on any substantial debts owed to a U.S. Governmental Authority or its agencies or instrumentalities as of the date of the Agreement.

7. Preservation of Existence.

(a)	The Guarantor shall maintain the Borrower as a Wholly-Owned Restricted Subsidiary.

(b)

The Guarantor shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties, except in each such case (i) a merger or consolidation permitted by Clause C.3, a Disposition permitted by Clause C.2 or as otherwise permitted by this Annex F and (ii) where the failure to do so would not constitute a Material Adverse Effect. Notwithstanding the foregoing, the Guarantor may liquidate, wind up or dissolve any Restricted Subsidiary (other than the Borrower) that does not constitute a Significant Subsidiary if such liquidation, winding up or dissolution would not have a Material Adverse Effect.

8. Maintenance of Properties. The Guarantor shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or obsolete or if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall not constitute a violation of this covenant.

CREDIT AGREEMENT ANNEXES	Annex F
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9. Designation of Subsidiaries. The Guarantor may at any time (a) designate any Unrestricted Subsidiary as a Restricted Subsidiary and (b) designate any existing or newly acquired or formed Restricted Subsidiary of the Guarantor as an Unrestricted Subsidiary, unless such Restricted Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any lien on any property of, any Restricted Subsidiary; provided that (i) immediately before and after giving effect to any such designation, (A) no Event of Default shall have occurred and be continuing and (B) the combined assets of the Guarantor and its Restricted Subsidiaries represent the majority of all assets of the Guarantor and its Subsidiaries in the aggregate (as shown on the consolidated balance sheet of the Guarantor as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available), (ii) the Guarantor shall be in compliance with the financial covenants set forth in Clauses C.13 and C.14 (and a certificate of a Senior Officer of the Guarantor setting forth the related calculations shall have been delivered to EXIM Bank), and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving effect to such designation, it would be a “Restricted Subsidiary”, “guarantor” or “borrower” (or similar designation) for the purpose of any Indebtedness of the Guarantor or any of its Restricted Subsidiaries (provided that, notwithstanding this subclause (iii), Viasat Brasil Participações Limitada, a limited liability company incorporated under the laws of Brazil (“Viasat Brazil”) and/or its Subsidiaries may be classified as “Restricted Subsidiaries” under the indenture governing the 2025 Senior Notes (or any Permitted Additional Indebtedness in the form of senior unsecured, secured or subordinated notes issued by Guarantor) so long as Viasat Brazil and/or its Subsidiaries (as applicable) are not issuers of, guarantors of or otherwise contractually obligated with respect to, the 2025 Senior Notes (or such Permitted Additional Indebtedness, as applicable)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Guarantor or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) of the Guarantor’s or such Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Guarantor or the applicable Restricted Subsidiary in such Unrestricted Subsidiary in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) at the date of such designation of the Guarantor’s or such Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Any designation by the Guarantor pursuant to this Clause 9 shall be evidenced to EXIM Bank by promptly delivering to EXIM Bank a certificate of a Responsible Official of the Guarantor giving effect to such designation and certifying that such designation complies with the provisions of this Clause 9. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary until at least two full Fiscal Quarters have passed since the date such Unrestricted Subsidiary was re-designated as a Restricted Subsidiary.

10. Financial Statements and Information Reporting Requirements. The Guarantor shall deliver to EXIM Bank:

(a)

As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be certified by the chief financial officer of the Guarantor or his or her designated representative as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

CREDIT AGREEMENT ANNEXES	Annex F
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(b)

As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case, of the Guarantor and its Subsidiaries for such Fiscal Year, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of: (x) any of PricewaterhouseCoopers LLP, Deloitte Touche Tomatsu, Ernst & Young, or KPMG (or any Affiliate thereof or successor thereto) or (y) any other independent public accountants of recognized national standing selected by the Guarantor and reasonably satisfactory to EXIM Bank, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any “going concern” or like qualification (except as may be required as a result of the impending maturity of any Disbursement or any Loans (under and as defined in the Credit Agreement));

(c)

Promptly after request by EXIM Bank, copies of any detailed audit reports by independent accountants in connection with the accounts or books of the Guarantor, any of its Restricted Subsidiaries, or any audit of any of them;

(d)

Promptly, and in any event within five (5) Business Days after receipt thereof by the Guarantor or any Restricted Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Guarantor or such Restricted Subsidiary thereof;

(e)

Promptly after request by EXIM Bank, copies of any other report or other document that was filed by the Guarantor with any Governmental Authority, but excluding such reports or documents as are filed with any Governmental Authority as part of the Guarantor’s ordinary course transactions with any Governmental Authority;

(f)

Promptly upon a Senior Officer becoming aware, and in any event within five (5) Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(g)

At such times as Unrestricted Subsidiaries are included in consolidated financial statements referred to in clauses (a) and (b) above, simultaneously with the delivery of each set of such consolidated financial statements, internally-prepared condensed consolidating financial information reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any) from such consolidated financial statements, in a form reasonably acceptable to EXIM Bank;

CREDIT AGREEMENT ANNEXES	Annex F
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(h)

As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default (under and as defined in the Credit Agreement) or Event of Default (under and as defined in the Credit Agreement), telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Guarantor is taking or proposes to take with respect thereto; and

(i)	Such other data and information as from time to time may be reasonably requested by EXIM Bank, to the extent reasonably available to the Guarantor.

11. Compliance Certificate. In connection with the delivery of the financial statements contemplated by Clauses B.10(a) and (b) hereof, the Guarantor shall supply to the EXIM Facility Agent and EXIM Bank, a compliance certificate, substantially in the form set forth in Exhibit 2 hereto, as to compliance with the financial covenants set forth herein as of the last day of the Guarantor’s Fiscal Quarter or Fiscal Year, as the case may be.

12. Compliance Systems. The Guarantor shall maintain and enforce policies and procedures reasonably designed to ensure the Guarantor’s, and its directors’, officers’ and employees’, compliance with:

(a)	Sanctions;

(b)	all Applicable Laws prohibiting bribery, payoffs, kickbacks or laundering money; and

(c)	all Applicable Laws relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.

13. Other Acts. From time to time, the Guarantor shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by EXIM Bank in order to effect the purposes of the Agreement.

C.	NEGATIVE COVENANTS

Without prejudice to the Borrower’s obligations under Section 10.03 of the Agreement, unless EXIM Bank otherwise consents in writing, the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to:

1. Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation (unless permitted pursuant to the applicable Subordination Agreement), in each case, prior to the scheduled maturity thereof or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, in each case, other than (i) in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f) hereof, (ii) such payments or deposits that are made with the Available Basket Amount so long as both before and after giving effect to such payment on a Pro Forma Basis, (A) no Potential Default or Event of Default exists or would result therefrom, (B) the Senior

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Secured Leverage Ratio does not exceed 3.25 to 1.00 and (C) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio does not exceed 5.00 to 1.00 or (iii) payments or deposits in an amount not to exceed, in any Fiscal Year, (A) the greater of (x) $75,000,000 in the aggregate and (y) an amount equal to 25% of Guarantor’s consolidated trailing twelve month EBITDA as of Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available less (B) the aggregate amount of Distributions made during such Fiscal Year pursuant to Clause C.6(d) less (C) the aggregate amount available pursuant to this clause (iii) reallocated to the making of Investments pursuant to Section C.16(k).

2. Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by the Guarantor to a Wholly-Owned Restricted Subsidiary, or by a Restricted Subsidiary to the Guarantor or another Restricted Subsidiary, (b) Investments permitted by Clause C.16 hereof to the extent constituting Dispositions, (c) the Disposition of any Equity Interests of (or other Investments in) any Joint Venture to the extent required by the terms of any agreement governing such Joint Venture, (d) so long as no Event of Default then exists or would result therefrom, Dispositions of (i) accounts receivable and (ii) collateral securing accounts receivable and guarantees supporting accounts receivable, in each case, set forth in clauses (i) and (ii) as transferred in connection with a receivables financing permitted under Clause C.10(k) hereof, (e) so long as no Event of Default then exists or would result therefrom, Dispositions, of which the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor), when aggregated with the proceeds of all other Dispositions incurred under this clause (e) within the same Fiscal Year, are less than or equal to the greater of (i) $100,000,000 and (ii) an amount equal to 12.5% of Consolidated Total Assets, (f) sales, rentals or leases of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a Satellite in the ordinary course of business and (g) the Disposition of any Satellite (other than the ViaSat-1 and ViaSat-2 Satellites) for fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) to any Person for whom such Satellite was procured that is not an Affiliate of the Guarantor and (h) so long as no Event of Default then exists or would result therefrom, other Dispositions so long as (i) any such Disposition is for consideration at least equal to the fair market value thereof and (ii) at least 75% of the consideration received from any such Disposition shall be Cash or Cash Equivalents (provided that (x) any liabilities (as shown on the Guarantor’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Guarantor’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Guarantor or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the obligations under this Annex F or the Agreement) that are extinguished in connection with the transactions relating to such Disposition, or that are assumed by the transferee of any such assets, property or Equity Interests, in each case, pursuant to a written agreement that releases the Guarantor or such Restricted Subsidiary, as the case may be, from further liability therefor; (y) any securities, notes or other similar obligations received by the Guarantor or any Restricted Subsidiary from such transferee that are converted by the Guarantor or such Restricted Subsidiary into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received), in each case, within 180 days following the consummation of such Disposition; and (z) any Designated Noncash Consideration received by the Guarantor or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (z) that is at that time outstanding, not to exceed the greater of (I) $25.0 million and (II) 2.0% of Consolidated Total Assets, calculated at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value) shall each be deemed to be Cash Equivalents for the purposes of this clause (h)(ii); provided, further, that, notwithstanding the foregoing, all provisions

CREDIT AGREEMENT ANNEXES	Annex F
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of the definition of Net Cash Sales Proceeds, except subsection (b)(iii) thereof, shall be applied to determine whether the 75% limitation referred to in clause (h)(ii) of this Clause C.2 has been met; provided that the sale or other disposition of the assets of the Borrower and its Restricted Subsidiaries constituting 50% or more in the aggregate of the Consolidated Total Assets as of the date of any such sale or other disposition shall not be treated as a “Disposition” but rather shall constitute a “Change in Control”.

3. Mergers. Merge or consolidate with or into any Person or consummate any Delaware LLC Division, except (a) mergers and consolidations of a Restricted Subsidiary of the Guarantor into the Guarantor or a Restricted Subsidiary, or of Restricted Subsidiaries with each other, (b) a merger or consolidation of any Restricted Subsidiary of the Guarantor to the extent in connection with a disposition not prohibited by Clause C.2 hereof and (c) a merger or consolidation of a Person into the Guarantor or with or into a Wholly-Owned Restricted Subsidiary of the Guarantor which constitutes a Permitted Acquisition; provided that, in each case set forth in clauses (a) and (c) above, (i) the Guarantor is the surviving entity of any merger to which it is a party and (ii) no Event of Default then exists or would result therefrom.

4. [Reserved]

5. Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6. Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property if immediately before and after giving effect to such Distribution, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 3.00 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 5.00 to 1.00 or (z) Liquidity is less than $50,000,000, except:

(a)

Distributions by any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to the other holders of its Equity Interests; provided that the Guarantor or such other Restricted Subsidiary receives at least its pro rata share of such Distribution based on its Equity Interests);

(b)

Distributions by any Restricted Subsidiary or the Guarantor involving the retirement, redemption, purchase or other acquisition of Equity Interests under any stock option or other equity compensation plan or any other agreement to compensate employees, officers, directors, management or consultants of the Guarantor or its Restricted Subsidiaries, not to exceed $5,000,000 in the aggregate in any Fiscal Year; provided that if at the end of the applicable Fiscal Year, Distributions made pursuant to this clause (b) are less than $5,000,000 in the aggregate in such Fiscal Year, then the amount by which $5,000,000 exceeds the Distributions made in such Fiscal Year pursuant to this clause (b) may be carried forward and included in the aggregate amount of Distributions permitted to be made in succeeding Fiscal Years pursuant to this clause (b);

(c)	stock dividends payable on Common Stock;

(d)

Distributions not to exceed in any Fiscal Year the greater of (i) $75,000,000 in the aggregate and (ii) an amount equal to 25% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available less (y) the aggregate amount of payments or deposits of Subordinated Obligations made during such Fiscal Year pursuant to Clause C.1(b)(iii) less (z) any amounts available pursuant to this clause (d) which is reallocated to the making of Investments pursuant to Clause C.16(k); and

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(e)

Distributions made with the Available Basket Amount; provided that, with respect to any Distributions made with the Available Basket Amount, such Distributions shall only be permitted pursuant to this clause (e) so long as both immediately before and after giving effect to such payment on a Pro Forma Basis, the Senior Secured Leverage Ratio does not exceed 4.00 to 1.00 and no Event of Default exists.

7. ERISA. At any time, (a) permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

8. Change in Nature of Business. Engage in any businesses other than the Permitted Business.

9. Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)

Liens existing on the Execution Date and disclosed in Schedule 1 hereto and any renewals/extensions or amendments thereof; provided that the obligations secured or benefited thereby are not increased (except as expressly contemplated by the contracts or other instruments governing such Liens, as in effect on the Execution Date);

(b)	Liens in favor of the Security Trustee pursuant to the Security Documents;

(c)	Permitted Guarantor Encumbrances or Permitted Liens;

(d)

Liens on personal property acquired by the Guarantor or any of its Restricted Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e)	Liens on real property acquired by the Guarantor or any of its Restricted Subsidiaries for use in the business of the Guarantor or such Restricted Subsidiary;

(f)

Liens on Property or Equity Interests of a Person at the time such Person, as permitted by this Annex F, becomes a Restricted Subsidiary or is merged or consolidated with or into the Guarantor or any of its Restricted Subsidiaries; provided that such Liens were in existence at the time such Person became a Restricted Subsidiary or merged or consolidated with or into the Guarantor or any of its Restricted Subsidiaries and were not created in contemplation of such event; provided, further, that any such Lien may not extend to any other property owned by the Guarantor or any other Restricted Subsidiary thereof;

(g)

Liens securing Indebtedness permitted by Clause C.10(d) hereof; provided that (i) any such Lien shall attach only to the Property, insurance or services purchased or otherwise leased, constructed, installed, improved, designed, repaired or maintained, and any insurance, licenses, permits, authorizations and construction or launch contracts relating thereto, and (ii) any such Lien shall be created concurrently with or within twelve (12) months following the acquisition of such Property, insurance or services;

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(h)	Liens securing obligations of the Guarantor or any of its Restricted Subsidiaries under any Secured Hedging Agreement;

(i)

Liens securing Permitted Additional Indebtedness (and any related banking services or cash management obligations); provided that the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall be no greater than 4.00 to 1.00;

(j)	Liens securing Indebtedness permitted under Clause C.10(k);

(k)	Liens encumbering (i) ECA Assets securing Permitted ECA Financings and (ii) assets of Foreign Restricted Subsidiaries securing Indebtedness permitted under Clause C.10(m)(ii); and

(l)

Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $75,000,000 and (ii) an amount equal to 25% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

10. Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a)

Indebtedness and Guaranty Obligations existing on the Execution Date and disclosed in Schedule 2 hereto, and refinancings, renewals, extensions or amendments that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing);

(b)	Indebtedness and Guaranty Obligations under the Finance Documents;

(c)

Subject to compliance with Clause C.16 hereof, unsecured Indebtedness (and unsecured Guaranty Obligations with respect thereto) of any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary, or of the Guarantor to any Restricted Subsidiary;

(d)

Indebtedness consisting of (i) Capital Lease Obligations or (ii) otherwise incurred to finance all or any part of (X) the purchase, lease, construction, installation or improvement of any Property (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (Y) the design, repair or maintenance of any Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) satellite launch or in-orbit insurance premiums or launch services (so long as, in the case of this clause (ii) (A) the Indebtedness incurred therewith shall not exceed one hundred percent (100%) of the price or cost of the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or such premiums or launch services, as applicable, and (B) such

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Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or incurrence of such premiums or launch services, as applicable), and any refinancings, renewals, extensions or amendments of such Indebtedness under clause (i) or (ii) that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing); provided that, in the case of any Indebtedness incurred under this clause (d), if immediately before or after giving effect to the incurrence of any such Indebtedness, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 4.00 to 1.00, the outstanding principal amount of such Indebtedness incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 4.00 to 1.00, shall not exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(e)	Indebtedness incurred to finance the purchase, construction or improvement of real property used in the business of the Guarantor or any of its Restricted Subsidiaries;

(f)	Subordinated Obligations, and any Permitted Refinancing Indebtedness in respect thereof;

(g)	Indebtedness under Hedging Agreements permitted under Clause C.20 hereof;

(h)

Subject to compliance with Clause C.16 hereof, unsecured Guaranty Obligations in support of the obligations of a Wholly-Owned Subsidiary or a Joint Venture; provided that such obligations of a Wholly-Owned Subsidiary or a Joint Venture are not prohibited by this Annex F;

(i)	Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such Acquisition (other than Indebtedness incurred solely in contemplation of such Acquisition);

(j)	Indebtedness or Guaranty Obligations incurred in connection with Investments permitted under clause (k) of Clause C.16 hereof;

(k)

Indebtedness incurred by the Guarantor or any Restricted Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $25,000,000 and (ii) 12.5% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(l)

Permitted Additional Indebtedness and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) so long as the Total Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) would not be greater than the then-applicable Total Leverage Ratio financial covenant level set forth in Clause 13 hereof;

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(m)

Indebtedness of (i) any ECA Borrower and any ECA Guarantor under a Permitted ECA Financing and (ii) any Foreign Restricted Subsidiary; provided that, if immediately before or after giving effect to the incurrence of any such Indebtedness the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeds 4.00 to 1.00, then no additional Indebtedness may be incurred under this clause (m) if (or that would otherwise cause) the aggregate outstanding principal amount of all Indebtedness under this clause (m) incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeded 4.00 to 1.00 would exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(n)

Guaranty Obligations of the Guarantor in respect of Indebtedness relating to Permitted ECA Financings and permitted by Clause C.(m) hereof (which Guaranty Obligations shall be unsecured except for any security interest in, and/or pledge of, Equity Interests in any ECA Borrower and any ECA Guarantor and any dividends, stocks, shares, warrants, securities, rights, monies or other property accruing on or that constitute proceeds of such Equity Interests);

(o)

Indebtedness in a principal aggregate amount at any time outstanding not to exceed the greater of (i) $75,000,000 and (ii) an amount equal to 25.0% of the Guarantor’s consolidated trailing twelve-month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(p)	Obligations under Bank Products;

provided that all Indebtedness owed by the Guarantor to a Subsidiary (other than the Borrower) shall be subordinated pursuant to the applicable Subordination Agreement.

11. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Guarantor other than (a) employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements with directors or officers, or loans or advances to officers, in each case, in the ordinary course of business and otherwise permitted under this Annex F, (b) transactions that are fully disclosed to the board of directors (or a committee thereof) of the Guarantor and expressly authorized by a resolution of the board of directors (or committee) of the Guarantor which is approved by a majority of the directors (or committee) not having an interest in the transaction, (c) transactions between or among the Guarantor and its Restricted Subsidiaries, (d) transactions on overall terms at least as favorable to the Guarantor or its Restricted Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (e) transactions specifically permitted by Clauses C.2(a), C.2(b), C.6 and C.16(d), C.16(e), C.16(i), C.16(j) and C.16(k) and (f) payment by the Guarantor or any of its Restricted Subsidiaries of management fees or fees for services not to exceed $500,000 in the aggregate in any fiscal year (exclusive of reimbursements to the Guarantor by its Restricted Subsidiaries of actual costs and allocable overhead), to the Guarantor or any Affiliate of the Guarantor (as such amount may be increased with the prior written approval of EXIM Bank).

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12. [Reserved]

13. Total Leverage Ratio. Except with the consent of EXIM Bank, permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 5.75 to 1.00; provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $400,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase by 0.50x above the applicable covenant level for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as Guarantor is in compliance on a Pro Forma Basis with this Clause 13 at such increased level after giving effect to such Permitted Acquisition or Satellite Trigger (the aforementioned increase in such level, the “Temporary Leverage Increase”).

14. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.75 to 1.00 (the “Minimum Required Interest Coverage Ratio”); provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $400,000,000 and/or (b) any Satellite Trigger, the Minimum Required Interest Coverage Ratio shall decrease by 0.25x for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as Guarantor is in compliance on a Pro Forma Basis with this Clause 14 at such decreased Minimum Required Interest Coverage Ratio after giving effect to such Permitted Acquisition or Satellite Trigger.

15. [Reserved]

16. Investments. Make any Investment if, immediately before and after giving effect to such Investment, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 4.00 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 5.25 to 1.00 or (z) Liquidity is less than $50,000,000, other than:

(a)	Investments consisting of Cash Equivalents;

(b)	Investments in a Person that is the subject of a Permitted Acquisition;

(c)

Investments consisting of advances to officers, directors and employees of the Guarantor or of any Restricted Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(d)	Investments in the Borrower or any Loan Party (under and as defined in the Credit Agreement);

(e)

Investments by the Guarantor or any Loan Party (under and as defined in the Credit Agreement) in any Subsidiary (other than the Borrower or any Loan Party (under and as defined in the Credit Agreement)) or any Joint Venture; provided that at the time any such Investment is made (and giving effect thereto), the aggregate amount of all such Investments in all such Subsidiaries and Joint Ventures made pursuant to this clause (e) then outstanding does not exceed one and one-half (1.50) times the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

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(f)

Investments consisting of (i) the extension of credit to customers of the Guarantor and its Subsidiaries for the purpose of financing such customers’ purchases of the Guarantor’s and/or its Subsidiaries’ products and services, not to exceed $10,000,000 in the aggregate outstanding at any time during the term of the Agreement or (ii) the extension of credit to customers or suppliers of the Guarantor and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(g)	Investments received in connection with the settlement of a bona fide dispute with another Person;

(h)	Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(i)

Investments by any Restricted Subsidiary that is not a Significant Domestic Subsidiary (i) in any other Person that are made pursuant to another clause of this Clause C.16 to the extent the amount of such Investment consists of amounts substantially concurrently received by such Restricted Subsidiary from Investments made in such Restricted Subsidiary pursuant to clauses (e), (j), (k) or (m) of this Clause C.16 and (ii) in any other Subsidiary of the Guarantor or a Joint Venture;

(j)

Investments by the Guarantor or any of its Restricted Subsidiaries, whether directly or indirectly, in Joint Ventures contemplated by the European JV Documents not to exceed $175,000,000 in the aggregate;

(k)

Investments not to exceed, (1) in any Fiscal Year (when taken together with all other Investments then outstanding made under this clause (k) in such Fiscal Year), an amount equal to the greater of (x) $225,000,000 and (y) an amount equal to 10.0% of the Consolidated Total Assets as of the most-recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided that (i) if at the end of the applicable Fiscal Year, Investments made pursuant to this clause (k)(1) are less than $225,000,000 in the aggregate in such Fiscal Year, then the amount by which $225,000,000 exceeds the Investments made in such Fiscal Year pursuant to this clause (k)(1) may be carried forward and included in the aggregate amount of Investments permitted to be made in succeeding Fiscal Years pursuant to this clause (k)(1) (including the application of any carry-forward permitted by this subclause (i)) and (ii) in no event shall the amount of Investments made pursuant to this clause (k)(1) in any Fiscal Year exceed $550,000,000 plus (2) any unused amounts under Clauses C.1(b)(iii)(c) and C.6(d)(ii)(z);

(l)	Investments in the Borrower in respect of any Other Satellite Project not to exceed $250,000,000 in the aggregate; and

(m)	Investments made with the Available Basket Amount.

For purposes of determining compliance with this Clause C.16, (x) an Investment need not be made solely by reference to one category of Investments described in clauses (a) through (m) above but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that an Investment (or any portion thereof) meets the criteria of one or more of such categories of Investments described in clauses (a) through (m) above, the Guarantor, in its sole discretion, may classify or may subsequently reclassify at any time such Investment (or any portion thereof) in any manner that complies with this covenant; provided that all Investments made under Clause C.16(m) shall at all times be justified in reliance only on the exception in Clause C.16(m). The Guarantor shall promptly deliver to EXIM Bank written notice of any such reclassification, which notice shall set forth any related calculations for such reclassification.

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17. Capital Expenditures. Make any Capital Expenditure if, immediately before and after giving effect to the making thereof, (x) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the making of any such Capital Expenditure) exceeds 4.00 to 1.00 or (y) Liquidity is less than $50,000,000, other than:

(a)

Capital Expenditures in respect of the Existing Satellite Systems, including all Satellite Activities in connection with Existing Satellite Systems, in an amount not to exceed $40,000,000 in the aggregate;

(b)

Capital Expenditures in respect of any Other Satellite Projects (“Satellite Project Capex”), in an amount not to exceed $819,545,250 in the aggregate per Satellite Project; provided that such amount shall be increased by three percent (3%) per annum beginning January 1, 2025;

(c)

Capital Expenditures (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (c)) in an amount not to exceed $350,000,000 in any Fiscal Year; provided that (x) if at the end of the applicable Fiscal Year, Capital Expenditures made pursuant to this clause (c) are less than $350,000,000 in the aggregate in such Fiscal Year, then the amount by which $350,000,000 exceeds the Capital Expenditures made in such Fiscal Year pursuant to this clause (c) may be carried forward and included in the aggregate amount of Capital Expenditures permitted to be made in succeeding Fiscal Years pursuant to this clause (c) (including the application of any carry-forward permitted by this subclause (x)) and (y) in no event shall Capital Expenditures made pursuant to this clause (c) exceed $400,000,000 in any Fiscal Year; and

(d)

Capital Expenditures made using the Available Basket Amount (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (d)).

For purposes of this Clause C.17, (i) expenditures by the Guarantor or the Restricted Subsidiaries with respect to Customer Equipment, capitalized software costs and capitalized subscriber acquisition costs shall not be deemed to be Capital Expenditures, (ii) Capital Expenditures to be used for or in relation to more than one Satellite Project shall not be double-counted and may be allocated by the Guarantor in whole or in part to any applicable Satellite Project and (iii) in the event that Satellite Project Capex relates to or is used in connection with more than one Satellite or Satellite Project (including with respect to the Existing Satellite Systems), Satellite Project Capex allocated by the Guarantor to one Satellite Project for purposes of this Clause C.17 shall not count towards any other Satellite Project.

18. Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect, in each case, other than in connection with a refinancing, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f).

19. [Reserved]

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20. Hedging Agreements. Enter into any Hedging Agreement, except (a) non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Guarantor or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Guarantor or any of its Restricted Subsidiaries), and (b) non-speculative Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Guarantor or any Restricted Subsidiary.

21. Subrogation. Exercise any rights of subrogation which it may acquire due to its payment of the Borrower’s obligations pursuant to the Guarantor Guarantee unless and until all sums payable under the Agreement and each other Finance Document has been irrevocably paid in full, and if any payment shall be made to the Guarantor on account of such rights of subrogation, it shall promptly pay such amount to EXIM Bank.

22. Suspension and Debarment, etc. Knowingly enter into any transactions in connection with the Goods and Services with any person who is Excluded or Disqualified from participation in Covered Transactions.

23. No Corrupt Practices. The Guarantor shall not, and shall not authorize any of its, directors, officers or employees, agents, representatives or any other person to, (a) take any of the actions described in Section 10.04(a)(x)(B) of the Agreement, or (b) direct or authorize any portion of the payment of any invoice in connection with the Goods and Services to be returned or transferred to the Guarantor, the Borrower or to any third party without the express written consent of EXIM Bank.

24. Sanctions. The Guarantor shall not, and shall not authorize any of its directors, officers, or employees, agents, representatives, or any other Person to, (a) use or otherwise make available, directly or (to the best of the Guarantor’s knowledge after due inquiry) indirectly, the proceeds of the Credit Facility, to fund or facilitate any activities with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (b) make any payments to EXIM Bank in connection with the Credit Facility, this Agreement or any other Finance Document, including to discharge any debt, with proceeds from activities involving, directly or (to the best of the Guarantor’s knowledge after due inquiry) indirectly, any Sanctioned Person or Sanctioned Country; (c) enter, directly or (to the best of the Guarantor’s knowledge after due inquiry) indirectly, into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person; or (d) engage in any other activity that is reasonably likely to cause any Person, including EXIM Bank, to violate Sanctions.

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SCHEDULE 1

Liens

Liens securing the Indebtedness listed on Schedule 2 in items 1, 3, 4, 6, 7, 9.

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SCHEDULE 2

Indebtedness and Guarantee Obligations

1.	Indebtedness under the Credit Agreement.

2.	Indebtedness issued pursuant that certain Indenture, dated as of September 21, 2017, between the Guarantor, as the company, and Wilmington Trust, National Association, as trustee.

3.	Indebtedness issued pursuant that certain Indenture, dated as of March 27, 2019, between the Guarantor, as the company, and Wilmington Trust, National Association, as trustee.

4.

Indebtedness issued pursuant to that certain Credit Agreement, dated as of December 12, 2019, among, inter alios, Connect Finco SARL, as a borrower, Connect U.S. Finco LLC, as a borrower, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

5.	Indebtedness issued pursuant that certain Indenture, dated as of June 24, 2020, between the Guarantor, as the company, and Wilmington Trust, National Association, as trustee.

6.

Indebtedness incurred pursuant to that certain Credit Agreement, dated as of March 4, 2022, among the Guarantor, as the borrower, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

7.

Indebtedness incurred pursuant to that certain Amended and Restated Credit Agreement, dated as of September 22, 2023, among the Guarantor, as the borrower, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

8.	Indebtedness issued pursuant to that certain Indenture, dated as of September 28, 2023, between the Guarantor, as the company, and Wilmington Trust, National Association, as trustee.

9.

Indebtedness issued pursuant to that certain Indenture, dated as of September 25, 2024, among, inter alios, Connect Finco SARL and Connect U.S. Finco LLC, as the issuers, and Wilmington Trust, National Association, as trustee and as notes collateral agent.

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EXHIBIT 1

Form of Subordination Agreement

This SUBORDINATION AGREEMENT (“Agreement”), dated as of__, 20__, is made by (1) (the “Subordinated Creditor”)1, (2) VIASAT, INC., a Delaware corporation (the “Borrower”), and (3) each subsidiary listed on the signature pages and any joinder hereto (each, a “Subsidiary” and, collectively, the “Subsidiaries”)2, in favor of (4) MUFG Bank, Ltd., as the administrative agent and the collateral agent under the Revolving Credit Agreement (in such capacities, the “Agent”), (5) Export-Import Bank of the United States, (6) JPMorgan Chase Bank, National Association (the “EXIM Facility Agent”), (7) [insert other senior creditors] and (8) any other Senior Creditor party to an Additional Loan Document that has executed a joinder hereto.

RECITALS

A. The Borrower, the Lenders and the Agent have entered into [that certain Credit Agreement dated as of November 26, 2013 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”). In connection with the Revolving Credit Agreement, (i) the Borrower has executed in favor of the Agent that certain (x) Security Agreement, pursuant to which the Borrower assigns, pledges and grants to the Agent a security interest in certain collateral as described therein (as it may be amended, modified, supplemented or restated from time to time, the “Borrower Security Agreement”) and (y) Pledge Agreement, pursuant to which the Borrower assigns, pledges and grants to the Agent a security interest in certain collateral as described therein (as it may be amended, modified, supplemented or restated from time to time, the “Borrower Pledge Agreement”), and (ii) each Subsidiary Guarantor (as defined in the Revolving Credit Agreement), if any, has entered, or will enter, into that certain (x) Subsidiary Security Agreement, pursuant to which each Subsidiary Guarantor assigns, pledges and grants to the Agent a security interest in certain collateral as described therein (as it may be amended, modified, supplemented or restated from time to time, the “Subsidiary Security Agreement”) and (y) Subsidiary Pledge Agreement, pursuant to which each Subsidiary Guarantor assigns, pledges and grants to the Agent a security interest in certain collateral as described therein (as it may be amended, modified, supplemented or restated from time to time, the “Subsidiary Pledge Agreement” and together with the Borrower Security Agreement, the Borrower Pledge Agreement and the Subsidiary Security Agreement collectively, the “Security Agreements”)]3. Except as otherwise defined herein, capitalized terms used herein and not defined shall have the meanings assigned to them in the Revolving Credit Agreement.

B. The Borrower (i) is party to that certain Credit Agreement, dated as of January 21, 2026, by and among ViaSat Technologies Limited (as borrower), VIASAT, INC. (as guarantor), the EXIM Facility Agent and the Export-Import Bank of the United States (as it may be amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “EXIM Credit Agreement”) and (iii) may from time to time incur additional Indebtedness under a loan agreement, credit agreement, indenture or other debt facility agreement (such agreements along with the EXIM Credit Agreement and any loan agreement, credit agreement, indenture or other debt facility agreement refinancing any of the foregoing, as amended, amended and restated, modified or supplemented from time to time, the “Additional Loan Documents”; and together with the Loan Documents, the “Senior Loan Documents”). The respective holders, lenders and/or indenture trustees of any Indebtedness under Additional Loan Documents, along with the secured parties, are collectively referred to herein as the “Senior Creditors”.

[1]	To be (i) a subordinated creditor of VIASAT, INC. or (ii) a Subsidiary of VIASAT, INC. (other than the Borrower under the EXIM Credit Agreement) to which Indebtedness of VIASAT, INC. is owing.
[2]	For purposes of the Revolving Credit Agreement, to be any Subsidiary Guarantor (as defined therein) of the Borrower that will also provide a guaranty of the Borrower’s Subordinated Obligations.
[3]	To be updated for any subsequent refinancing.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 37 -

C. [For purposes of this Agreement, “Subordinated Debt Documents” shall mean any notes or other documents or instruments, if any, evidencing Subordinated Debt from time to time or executed in connection with such Subordinated Debt from time to time.]4[Concurrently herewith, the Borrower is entering into [insert description of subordinated loan documents] (the “Subordinated Debt Documents”), pursuant to which the Subordinated Creditor has agreed to make a [insert description of loan] on a subordinated basis to the Borrower.]5

D. For purposes of this Agreement, “Subordinated Debt” shall mean: all debt, liabilities and obligations of the Borrower to the Subordinated Creditor, whether now existing or hereafter arising[, whether pursuant to the Subordinated Debt Documents or otherwise,]6[out of the Subordinated Debt Documents and any notes or other documents or instruments evidencing such debt from time to time or executed in connection with such debt from time to time]7 and all interest on such debt and any and all fees, indemnifications or other liabilities incurred in connection therewith.

E. [For purposes of this Agreement, “Subordinated Guaranties” shall mean any guaranty created in support of the Subordinated Debt, including those created by the Subordinated Debt Documents.]8

F. It is a condition precedent to the extension and/or maintenance of credit under the Revolving Credit Agreement and the EXIM Credit Agreement that the Subordinated Creditor and the Borrower shall have executed and delivered this Agreement in favor of the Senior Creditors in connection with the Subordinated Debt.

Accordingly, the parties hereto agree as follows:

AGREEMENT

Section 1. Agreement To Subordinate. The Subordinated Creditor and the Borrower represent and agree that, subject to any payments that are permitted to be made pursuant to Section 2 hereof, (i) the Subordinated Debt (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 3(a) hereof), is and shall be unconditionally subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash of all obligations of the Borrower now or hereafter existing to the Senior Creditors under the respective Senior Loan Documents, in each case, together with any other documents or instruments executed in connection therewith, including but not limited to principal, interest (including, without limitation, interest as provided in the applicable Senior Loan Document after the filing of a petition initiating any proceeding referred to in Section 3(a) hereof), fees, expenses (including attorneys’ fees and expenses) or otherwise (such obligations being called the “Obligations”)[,][and] (ii) the Subordinated Debt is unsecured and shall remain unsecured at all times during the life of this Agreement [and (iii) the Subordinated Guaranties are and shall be unconditionally subordinate to all Guaranties in favor of the Senior Creditors guaranteeing the Obligations]9. For the purposes of this Agreement, the Obligations shall not be deemed to have been paid in full until and unless the holders or owners of the Obligations shall have received payment in full in cash of the Obligations (other than contingent indemnification obligations for which claims have not been asserted), and all Commitments and Letters of Credit shall have expired or been terminated.

[4]	Include for Subordinated Debt owing to a Subsidiary of VIASAT, INC.
[5]	Include for Subordinated Debt owing to a lender other than a Subsidiary of VIASAT, INC.
[6]	Include for Subordinated Debt owing to a Subsidiary of VIASAT, INC.
[7]	Include for Subordinated Debt owing to a lender other than a Subsidiary of VIASAT, INC.
[8]

Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document only (in which case additional provisions regarding subordination of the Subsidiary Guarantor’s obligations will be added with respect to senior debt guaranteed by such subsidiaries).

[9]	Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 38 -

Section 2. No Payment on the Subordinated Debt, Etc. The Subordinated Creditor agrees not to ask for, demand, sue for, take or receive from the Borrower, directly or indirectly, in cash or other property, by setoff or in any other manner [(including by way of any Subordinated Guaranty)]10, or commence (or join with any other creditor in commencing) any proceeding against the Borrower (including any bankruptcy, insolvency or similar proceeding) for, payment of all or any of the Subordinated Debt, or accelerate all or any portion of the Subordinated Debt, unless and until the Obligations shall have been paid in full[; provided that, so long as no Event of Default (or “event of default” as defined in the applicable Senior Loan Document) has occurred and is continuing, the Borrower may pay, and the Subordinated Creditor may receive, any payments with respect to the Subordinated Obligations]11[; provided that, so long as no Default (or “default” as defined in the applicable Senior Loan Document) has occurred and is continuing, the Borrower may pay, and the Subordinated Creditor may receive, regularly scheduled cash interest as contemplated by the Subordinated Debt Documents (provided that such cash interest shall not exceed [__]% per annum)]12.

Section 3. In Furtherance of Subordination. The Subordinated Creditor agrees as follows:

(a) Upon any distribution of all or any of the assets of the Borrower to creditors of the Borrower upon its dissolution, winding up, liquidation, arrangement, or reorganization, whether in any bankruptcy, insolvency, arrangement, reorganization or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or otherwise, any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt shall be paid or delivered directly to the Senior Creditors for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment of the Obligations until the Obligations shall have been paid in full.

(b) If any proceeding referred to in subsection (a) above is commenced by or against the Borrower at any time prior to payment of the Obligations in full:

(i) each Senior Creditor is hereby irrevocably authorized and empowered (in its own name or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in subsection (a) above and give acquittance therefor and, if the Subordinated Creditor has not filed claims or proofs of claim prior to ten Business Days to the final date in which such claims or proofs of claim may be filed, to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt [or enforcing any Subordinated Guaranty]13) as the Senior Creditors may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Creditors hereunder; and

[10]	Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document.
[11]	Include for Subordinated Debt owing to a Subsidiary of VIASAT, INC.
[12]	Include for Subordinated Debt owing to a lender other than a Subsidiary of VIASAT, INC.
[13]	Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 39 -

(ii) the Subordinated Creditor shall duly and promptly execute and deliver to the Senior Creditors such powers of attorney, assignments or other instruments as they may reasonably request in order to enable the Senior Creditors to enforce any and all claims with respect to the Subordinated Debt.

(c) All payments or distributions upon or with respect to the Subordinated Debt that are received by the Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Senior Creditors, shall be segregated from other funds and property held by the Subordinated Creditor and shall be forthwith paid over to the Senior Creditors in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Obligations in accordance, at such times and in such manner as the Senior Creditors shall elect.

(d) [In furtherance and not in limitation of the foregoing, until the Obligations (other than contingent indemnification obligations for which claims have not been asserted) have been paid in full, the Subordinated Creditor will not exercise or seek to exercise any rights or remedies with respect to any Subordinated Guaranties or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure). The Subordinated Creditor will not contest, protest or object to any foreclosure proceeding or action brought by any Senior Creditor or any other exercise by any Senior Creditor of any rights and remedies relating to the guarantee of the Obligations.]14

(e) [If any of the Senior Creditors release any Subsidiary Guarantor from its obligations under its guarantee of the Obligations, in each case, other than in connection with the payment in full of the Obligations (other than contingent indemnification obligations for which claims have not been asserted), then the obligations of such Subsidiary Guarantor under the Subordinated Debt Documents, shall be automatically, unconditionally and simultaneously released, and the Subordinated Creditor promptly shall execute and deliver, at the expense of the Loan Parties, to each such Senior Creditor or such Loan Party such releases and other documents as such Senior Creditors or such Loan Party may request to effectively confirm such release.]15

(f) The Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Obligations or any Liens and security interests securing the Obligations.

(g) The Senior Creditors are hereby authorized to demand specific performance of this Agreement, whether or not the Borrower shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any of the provisions of this Agreement applicable to the Subordinated Creditor. The Subordinated Creditor hereby irrevocably waives any defense, based on the adequacy of a remedy at law, that might be asserted as a bar to such remedy of specific performance.

Section 4. Rights of Subrogation. The Subordinated Creditor agrees that no payment or distribution to the Senior Creditors pursuant to the provisions of this Agreement shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Obligations shall have been paid in full.

[14]	Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document.
[15]	Include for Subordinated Debt guaranteed by a Subsidiary Guarantor for purposes of a Senior Loan Document.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 40 -

Section 5. Further Assurances. The Subordinated Creditor and the Borrower will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Senior Creditors may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Creditors to exercise and enforce its rights and remedies hereunder.

Section 6. No Change in or Disposition of Subordinated Debt. The Subordinated Creditor will not:

(a) [Cancel or otherwise discharge any of the Subordinated Debt (except upon payment in full thereof paid to the Agent as contemplated by Section 3(c)) or subordinate any of the Subordinated Debt to any indebtedness of the Borrower other than the Obligations]16;

(b) sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such transferee agrees in writing to be bound by this Agreement as though it were a party hereto; or

(c) permit any termination of, or any amendment or modification to, the Subordinated Debt Documents, other than as permitted by Section 6.18 of the Revolving Credit Agreement.

Section 7. Agreement by the Borrower. The Borrower agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in contravention of the provisions of this Agreement.

Section 8. Obligations Hereunder Not Affected. All rights and interests of the Senior Creditors hereunder and all agreements and obligations of the Subordinated Creditor and the Borrower under this Agreement, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any document evidencing or securing the Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any document evidencing the Obligations;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Subordinated Creditor in respect of this Agreement (other than payment in full of the Obligations (other than contingent indemnification obligations for which claims have not been asserted)).

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any Senior Creditor upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

[16]	Include for Subordinated Debt owing to a lender other than a Subsidiary of VIASAT, INC.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 41 -

Section 9. Waiver. The Subordinated Creditor and the Borrower hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Senior Creditor exhaust any right or take any action against the Borrower or any other Person or any collateral. The Subordinated Creditor hereby waives any right it may have to require the Senior Creditors to deliver to it, or otherwise account for, any property pledged to the Senior Creditors upon any repayment of the Obligations in full, it being understood that in the event of any such repayment, the Senior Creditors may release their Liens and forward any such property to the Borrower or to any other party the Senior Creditors deem appropriate.

Section 10. Representations, Warranties and Covenants.

(a) Each of the Subordinated Creditor and the Borrower hereby represents, warrants and covenants for the benefit of the Senior Creditors as follows:

(i) There exists no default in respect of the Subordinated Debt.

(ii) Upon the making of any Subordinated Debt, the Subordinated Creditor will own the Subordinated Debt free and clear of any lien, security interest, charge or encumbrance.

(b) The Subordinated Creditor further represents and warrants for the benefit of the Senior Creditors as follows:

(i) The Subordinated Creditor has the legal power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary legal action on the part of the Subordinated Creditor.

(ii) This Agreement is the legal, valid and binding obligation of the Subordinated Creditor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) The execution, delivery and performance by the Subordinated Creditor of this Agreement does not contravene any law, regulation, order or contractual restriction binding on or affecting the Subordinated Creditor and does not result in or require the creation of any lien, security interest or other charge or encumbrance.

Section 11. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Subordinated Creditor or the Borrower herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12. Notices. All notices, requests and demands or other communications hereunder to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of facsimile notice, when received, in each case, addressed as follows: if to the Subordinated Creditor, to it at its address or facsimile number set forth on the signature page hereof; if to the Borrower or the Senior Creditors, to it at its address set forth in the Senior Loan Documents; or, as to any Person, to it at such other address as shall be designated by such Person in a written notice to the other Persons.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 42 -

Section 13. No Waiver; Remedies. No failure on the part of the Senior Creditors to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 14. Continuing Agreement; Assignment. This Agreement is a continuing agreement and shall (i) remain in full force and effect until the Obligations shall have been paid in full, (ii) be binding upon the Subordinated Creditor and the Borrower and their respective successors and assigns and (iii) inure to the benefit of and be enforceable by any Senior Creditor and their successors, transferees and assigns.

Section 15. Consent to Jurisdiction; Disputes. (A) Each party hereto hereby irrevocably and unconditionally

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America located in the Borough of Manhattan, City of New York, State of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address set forth in Section 12;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages..

(B)

ALL CLAIMS, CAUSES OF ACTION AND OTHER DISPUTES CONCERNING THIS AGREEMENT (EACH A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE NEW YORK CIVIL PRACTICE LAW AND RULES. THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY A COURT HAVING JURISDICTION. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PROVISION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 43 -

AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION AND ENFORCEABILITY OF THIS PROVISION. THE PARTIES ACKNOWLEDGE THAT CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

Section 16. Attorneys’ Fees and Costs. The Subordinated Creditor shall reimburse each Senior Creditor for all attorneys’ fees, costs and expenses incurred by such Senior Creditor in connection with the enforcement of such Senior Creditor’s rights under this Agreement, including, without limitation, attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements.

Section 17. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 44 -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the date first above written.

VIASAT, INC.

By:
Name:
Title:

[LIST APPLICABLE SUBSIDIARY][17]

By:
Name:
Title:

[SUBORDINATED CREDITOR][18]

By:
Name:
Title:

[17]	For purposes of the Revolving Credit Agreement, to be any Subsidiary Guarantor of the Borrower that will also provide a guaranty of the Borrower’s Subordinated Obligations.
[18]	To be (i) a subordinated creditor of VIASAT, INC. or (ii) a Subsidiary of VIASAT, INC. (other than the Borrower under the EXIM Credit Agreement) to which Indebtedness of VIASAT, INC. is owing.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 45 -

ACCEPTED AND AGREED TO:

[MUFG Bank, Ltd.] as Agent

By:
Name:
Title:

Export-Import Bank of the United States

By:
Name:
Title:

JPMorgan Chase Bank, National Association, as EXIM Facility Agent

By:
Name:
Title:

[INSERT ADDITIONAL SENIOR CREDITORS, AS APPLICABLE]

By:
Name:
Title:

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 1)
- Page 46 -

EXHIBIT 2

Form of Compliance Certificate

To: THE EXIM FACILITY AGENT AND EXIM BANK

This Compliance Certificate (this “Certificate”) is delivered with reference to that certain Credit Agreement, dated as of January 21, 2026, by and among ViaSat Technologies Limited, a company incorporated in England and Wales with registered number 08678572 (the “Borrower”), VIASAT, INC., a Delaware corporation (the “Guarantor”), JPMorgan Chase Bank, National Association, as the EXIM Facility Agent, and the Export-Import Bank of the United States (“EXIM Bank”) (such Credit Agreement, as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms used but not defined in this Certificate shall have the meanings defined for them in Annex F of the Credit Agreement or, if not defined in such Annex, in the Credit Agreement generally. Section references herein relate to Annex F of the Credit Agreement unless stated otherwise. In the event of any conflict or inconsistency between the terms of this Certificate and the terms of Annex F of the Credit Agreement, Annex F of the Credit Agreement shall control.

This Certificate is delivered in accordance with Clause B.11 of Annex F of the Credit Agreement by a Senior Officer of the Guarantor. This Certificate is delivered with respect to the [Fiscal Quarter][Fiscal Year] ended _________________20__ (the “Test Period”)1. Computations indicating compliance with respect to the financial covenants set forth in Clause C.13 and Clause C.14 of Annex F of the Credit Agreement and the Available Basket Amount are set forth below:

[Balance of Page Intentionally Left Blank]

[1]	Note: To be delivered each Test Period, including the last Fiscal Quarter of the Guarantor’s Fiscal Year.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 47 -

I.	Clause C.13 -Total Leverage Ratio. Total Leverage Ratio as of the last day of the Test Period (the “Determination Date”) was __ : 1.00

Maximum Permitted:	5.75:1.00[2]

Total Leverage Ratio is computed as follows:

(a)all Funded Debt of the Guarantor and its Restricted Subsidiaries, on a consolidated basis minus	$

(b)the aggregate amount of all Eligible Cash and Cash Equivalents divided by	$

(c)the Guarantor’s consolidated trailing twelve month EBITDA as of the Determination Date (as calculated below)	$

equals Total Leverage Ratio [((a) - (b)) / (c)]	:1.00

* Permitted Acquisition for consideration in excess of $400,000,000 occurred during the six Fiscal Quarter period ending on the Determination Date? If Yes, date of occurrence: , 20__	Yes/No

* Satellite Trigger occurred during the six Fiscal Quarter period ending on the Determination Date?[3] If Yes, date of occurrence: , 20__	Yes/No

[2]

Provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $400,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase by 0.50x above the applicable covenant level for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with Clause C.13 of Annex F at such increased level after giving effect to such Permitted Acquisition or Satellite Trigger.

[3]

Circling “No” in response to this question is without prejudice to the Guarantor’s right to subsequently designate a Satellite launch or commencement of commercial services during the Test Period as a “Satellite Trigger” in accordance with Annex F of the Credit Agreement.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 48 -

II.	Clause C.14 - Interest Coverage Ratio. As of the Determination Date the Interest Coverage Ratio was __ : 1.00.

Minimum:	2.75:1.00[4]

Interest Coverage Ratio is computed as follows:

(a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on the Determination Date (as calculated below)	$

divided by

(b) Cash Interest Expense of the Guarantor and its Restricted Subsidiaries for such fiscal period	$

equals the Interest Coverage Ratio: (a) / (b)	:1.00

* Permitted Acquisition for consideration in excess of $400,000,000 occurred during the six Fiscal Quarter period ending on the Determination Date? If Yes, date of occurrence: , 20__	Yes/No

* Satellite Trigger occurred during the six Fiscal Quarter period ending on the Determination Date?[5] If Yes, date of occurrence: , 20__	Yes/No

[4]

Provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $400,000,000 and/or (b) any Satellite Trigger, the Minimum Required Interest Coverage Ratio shall decrease by 0.25x for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with Clause C.14 of Annex F at such decreased level after giving effect to such Permitted Acquisition or Satellite Trigger.

[5]

Circling “No” in response to this question is without prejudice to the Guarantor’s right to subsequently designate a Satellite launch or commencement of commercial services during the Test Fiscal Quarter as a “Satellite Trigger” in accordance with Annex F of the Credit Agreement.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 49 -

III.

Available Basket Amount as of the Determination Date. As of the Determination Date, for the period from the Execution Date to and including the Determination Date, (1) the total Available Basket Amount accrued (prior to any application thereof under the terms of Annex F) is $[_____], (2) the total amount applied to Investments, Capital Expenditures, Distributions or payments in respect of Subordinated Obligations using the Available Basket Amount is $[_____] and (3) the total amount (after such application) under the Available Basket Amount for future application in accordance with the terms of the Credit Agreement is $[_____].

The Available Basket Amount is computed as follows and shall be an amount (which shall not be less than $0) determined on a cumulative basis:

(a) the sum of:

(i) $35,000,000	$_____________

(ii) Cumulative Consolidated Net Income (which shall not be less than zero)	$_____________

(iii) the aggregate amount of dividends and distributions received by the Guarantor or its Restricted Subsidiaries in the form of Cash or Cash Equivalents on or prior to such date from Investments acquired or made utilizing the Available Basket Amount

$_____________

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after October 11, 2016, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (which shall not exceed the original amount of such Investment)

$_____________

(v) the Net Cash Proceeds received from any issuance or sale of the Guarantor’s Equity Interests occurring after the Execution Date (other than issuances of Disqualified Stock and issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan and excluding Net Cash Proceeds of any issuance or sale of Equity Interests for a specifically identified purpose that were expended for such specifically identified purpose without a corresponding reduction of the Available Basket Amount)

$_____________

(vi) the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Guarantor or any Significant Domestic Subsidiary after the Execution Date that are attributable to their Equity Interests in any Joint Venture or any Subsidiary that is not a Significant Domestic Subsidiary

$_____________

(vii) all Net Cash Sales Proceeds received from Dispositions[6] permitted by Annex F	$_____________

[6]

The requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets to constitute a “Disposition” shall not apply.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 50 -

The total Available Basket Amount accrued since the Execution Date (prior to any application thereof): (a)(i) + (a)(ii) + (a)(iii) + (a)(iv) + (a)(v) +(a)(vi) + (a)(vii)	$_____________

(b) the sum of:

(i) aggregate amount of Investments made after the Execution Date with amounts available under the Available Basket Amount[7]	$_____________

(ii) aggregate amount of Capital Expenditures made after the Execution Date with amounts available under the Available Basket Amount[8]	$_____________

(iii) aggregate amount of Distributions made after the Execution Date with amounts available under the Available Basket Amount[9]	$_____________

(iv) aggregate amount of payments in respect of Subordinated Obligations made after the Execution Date with amounts available under the Available Basket Amount[10]	$_____________

The total Available Basket Amounts applied since the Execution Date: (b)(i) + (b)(ii)+ (b)(iii)+ (b)(iv)	$_____________

Available Basket Amounts Remaining: ((a)(i)+(a)(ii)+(a)(iii)+(a)(iv)+(a)(v)+(a)(vi)+(a)(vii)) – ((b)(i)+(b)(ii)+(b)(iii)+(b)(iv))	$_____________

Each payment of Subordinated Obligations using the Available Basket Amount made since the last Test Period was in compliance with Clause C.1.

[7]	Note: Pursuant to Clause C.16(m) of Annex F.
[8]	Note: Pursuant to Clause C.17(d) of Annex F.
[9]	Note: Pursuant to Clause C.6(e) of Annex F.
[10]	Note: Pursuant to Clause C.1 of Annex F.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 51 -

IV.	EBITDA. EBITDA is calculated as follows on a consolidated basis:

(a) Net Income	$___________

Plus

(b)	(without duplication and, other than in the case of clauses (ix), (xiv) and (xvii), to the extent deducted in determining Net Income for the applicable Test Period)[11]

(i) Interest Expense	$___________

(ii) expense for taxes paid or accrued	$___________

(iii) depreciation	$___________

(iv) amortization	$___________

(v) costs, charges and expenses as a result of the disposition of Customer Equipment	$___________

(vi) any unusual, extraordinary or nonrecurring losses so long as the total add-back pursuant to this clause (vi) in any four consecutive fiscal quarter period, together with any add-backs pursuant to clause (xvii) below and clause (xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (vi), clause (xvii) below and clause (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”)

$___________

(vii) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Guarantor’s consolidated statement of operations

$___________

(viii)non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by the Guarantor) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated

$___________

[11]	The Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (xvii) and/or (xviii) for any period.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 52 -

(ix) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income	$___________

(x) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by the Guarantor in connection with the transactions contemplated by the Agreement	$___________

(xi) reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case, that are or have been incurred, paid or deducted in connection with any actual ·or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition[12], registration or exchange is consummated

$___________

(xii) reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated

$___________

(xiii) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 - “Derivatives and Hedging”

$___________

(xiv) proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income	$___________

(xv) losses from discontinued operations in accordance with GAAP	$___________

(xvi) cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 - “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition)

$___________

[12]

The requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets to constitute a “Disposition” shall not apply.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 53 -

(xvii) the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by the Guarantor in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event or related to restructuring, cost saving or similar initiatives of the Guarantor, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with an EBITDA Event or related to restructuring, cost saving or similar initiatives are taken within 12 months of such EBITDA Event or the commencement of such restructuring, cost saving or similar initiative and EXIM Bank shall have received a Certificate of a Responsible Official that such actions have been taken within such time period, (C) the cost savings described in this clause (xvii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event or restructuring, cost saving or similar initiative and (D) the total add-back pursuant to this clause (xvii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (vi) above and clause (xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xvii), clause (vi) above and clause (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”)[13]

$___________

(xviii) transition, business optimization or restructuring charges and integration costs, accruals or reserves and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans, so long as the total add-back pursuant to this clause (xviii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (vi) above and clause (xvii) above for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xviii), clause (vi) above and clause (xvii) above and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”)

$___________

(xix) any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations

$___________

[13]	The Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (xvii) and/or (xviii) for any period.

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 54 -

(xx) the net loss (income) of any Person that is accounted for by the equity method of accounting or any loss (income) from Investments recorded using the equity method of accounting	$___________

Minus (without duplication)

(c) to the extent included in Net Income,	$___________

(i) any non-cash gains	$___________

(ii) the amount of any subsequent cash payments in respect of any non-cash charges described in clause (b)(vii) above	$___________

(iii) interest income	$___________

(iv) income or gains from discontinued operations in accordance with GAAP (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period)

$___________

(v) other non-cash income for such period	$___________

Equals EBITDA [(a)+(b)-(c)]

The undersigned Senior Officer of the Guarantor, or his or her designated representative, certifies solely in such capacity that the calculations made and the information contained herein are derived from the books and records of the Guarantor, as applicable, and that to the best of his or her knowledge each and every matter contained herein correctly reflects those books and records in all material respects.

[Balance of Page Intentionally Left Blank]

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 55 -

Dated:	VIASAT, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Compliance Certificate]

CREDIT AGREEMENT ANNEXES	Annex F (Exhibit 3)
- Page 56 -

INSURANCE	Annex G

1.	General Terms

(a)

The Borrower shall at all times maintain at its expense insurance on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business, and the Borrower shall, in all events (except to the extent the Borrower is otherwise in compliance with clause (b) below and Section 10.02(v)(ii)), carry and maintain, in relation to the ViaSat-2 Satellite:

(i)

in-orbit insurance naming the Borrower as the insured and EXIM Bank, the EXIM Facility Agent and the Security Trustee as additional insureds on the terms provided in this Annex G (“In-Orbit Insurance”), on an annually renewable basis (or any longer period of insurance as the Borrower may consider appropriate for all or part of the insurance), providing cover in an amount at least equal to, on any date, the sum of (A) the sum of (x) the undisbursed amount of the Commitment on such date and (y) the principal amount of the Credit Facility outstanding on such date, (B) the interest amount due and payable on the immediately succeeding Interest Payment Date after such date, (C) the principal amount outstanding under the ViaSat 2 Credit Agreement on such date and (D) the interest amount due and payable under the ViaSat-2 Credit Agreement on the immediately succeeding “Interest Payment Date” (as defined in the ViaSat-2 Credit Agreement) after such date (the “Required In-Orbit Insurance Amount”); and

(ii)

in-orbit third party liability insurance, naming the Borrower as the insured with the Guarantor, EXIM Bank, the EXIM Facility Agent, the Security Trustee, the Governments of the United Kingdom and the United States of America and such other parties as necessary to comply with applicable licensing requirements as additional insureds to the minimum required by the UK licensing authority at the time, which insurance is to be placed in full force and effect from the date of this Agreement and, if required by the UK licensing authority, maintained on an annually renewable basis thereafter) (“In-Orbit TPL Insurance”), in each case, in amounts as specified above and containing terms reasonably satisfactory to EXIM Bank on the advice of the Insurance Advisor, placed using an insurance broker acceptable to EXIM Bank, with insurers and, where applicable, reinsurers:

(A)

carrying security ratings of no less than A- from A.M. Best Company or Standard & Poor’s Rating Services or A3 from Moody’s Investors Services, Inc. rating agencies for at least 97.5% of the placements; provided that, in the case of an insurer that is authorized to underwrite insurance for or on behalf of one or more other insurers, such insurer shall be deemed to satisfy the foregoing security ratings requirement if each of the other insurers that provide, in the aggregate, more than eighty-five percent (85%) of the amount of insurance carry the minimum required security ratings;

(B)	carrying security ratings of no less than BBB from A.M. Best Company or Standard & Poor’s Rating Services or Baa2 from Moody’s Investors Services, Inc., for the remainder of the placements; and

CREDIT AGREEMENT ANNEXES	Annex G
- Page 1 -

(C)	reasonably satisfactory to EXIM Bank.

(b)

In the event the Borrower determines that In-Orbit Insurance (including the limits or deductibles thereof) hereby required to be maintained by the Borrower, other than insurance required by Applicable Laws to be maintained, is not available on commercially reasonable terms in the commercial insurance market, (i) the Borrower shall notify EXIM Bank (with a copy to the Insurance Advisor) in writing, together with written reports prepared by the Borrower and the insurance broker certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions, which reports shall be satisfactory to EXIM Bank (after consultation with the Insurance Advisor) in form and substance and (ii) the Borrower and its insurance broker shall, if so requested by EXIM Bank, recommend changes such as an increase in deductibles or variation on sublimits that would render the insurance to be commercially reasonable, such recommendations to be in form and substance satisfactory to EXIM Bank (after consultation with the Insurance Advisor); provided that, except to the extent the Borrower is otherwise in compliance with Section 10.02(v)(ii), in no event shall the In-Orbit Insurance provide cover for less than an amount equal to 80% of the Required In-Orbit Insurance Amount (the “Minimum In-Orbit Insurance Amount”); provided further that any such reduction in coverage shall be permitted only so long as such insurance is not available on commercially reasonable terms in the commercial insurance market. The Borrower shall furnish in a timely manner supplemental information at the request of EXIM Bank and otherwise on not less than an annual basis confirming to EXIM Bank (after consultation with the Insurance Advisor) that such insurance continues not to be available on commercially reasonable terms in the commercial insurance market and, in the case of any renewal of such insurance where the required amount is not so available, the provisions under clauses (i) and (ii) above (including the obligations of the Borrower and rights of EXIM Bank) shall apply to such renewal in all respects. For the purposes of this paragraph, insurance coverage shall be considered “not available on commercially reasonable terms in the commercial insurance market” if it (A) cannot be obtained or maintained due to the fact that no underwriting capacity for such insurance exists in the worldwide insurance market or (B) is obtainable or able to be maintained only at excessive costs (as determined in a report by the insurance broker) which are not justified in terms of the risk to be insured and is generally not being carried by, or applicable to, satellites or operations similar to the ViaSat-2 Satellite because of such excessive costs.

2.	The Insurance Advisor

EXIM Bank may, in connection with the insurances required to be maintained under this Agreement and the renewal thereof, and at the expense of the Borrower, engage an Insurance Advisor to advise EXIM Bank with respect thereto.

3.	In-Orbit Insurance and In-Orbit TPL Insurance

Subject to the other terms of this Annex G:

(a)

the In-Orbit Insurance (but not the In-Orbit TPL Insurance) shall include a loss payable endorsement in favor of the Security Trustee and name the Security Trustee for the benefit of EXIM Bank as sole loss payee;

CREDIT AGREEMENT ANNEXES	Annex G
- Page 2 -

(b)

the In-Orbit Insurance shall be renewed annually (or for any longer period of insurance for all or part of the insurance as the Borrower may consider appropriate) and shall remain in effect during the period commencing from the date of this Agreement until the date on which the Borrower has repaid in full all principal amounts outstanding and satisfied in full all its other obligations under the Finance Documents;

(c)

if required by the UK licensing authority, the In-Orbit TPL Insurance shall be renewed annually (or for any longer period of insurance for all or part of the insurance as the Borrower may consider appropriate) and shall remain in effect during the period commencing from the date of this Agreement until the date on which the Borrower has repaid in full all principal amounts outstanding and satisfied in full all its other obligations under the Finance Documents;

(d)

the Borrower shall commence discussions with its broker regarding the procurement or renewal of In-Orbit Insurance and In-Orbit TPL Insurance not later than thirty (30) days prior to the expiration of the then current In-Orbit Insurance policy or In-Orbit TPL Insurance;

(e)

the Borrower shall advise EXIM Bank of the status of each procurement or renewal of In-Orbit Insurance and In-Orbit TPL Insurance prior to the expiry of the then current In-Orbit Insurance policy (or part thereof) or In-Orbit TPL Insurance policy, together with reasons for delay (if any) and an action plan for such procurement or renewal;

(f)

the insurance premium or portions thereof due in accordance with the terms of credit agreed with the insurers in relation to the In-Orbit Insurance and In-Orbit TPL Insurance shall be paid at least three (3) days prior to the date such premium is required to be paid under such policy with coverage starting no later than upon expiration of the then current In-Orbit Insurance or In-Orbit TPL Insurance; and

(g)

the In-Orbit Insurance and, if required by the UK licensing authority, the In-Orbit TPL Insurance shall remain in effect until the earlier of the end of service life of the ViaSat-2 Satellite and the date on which the Borrower has repaid in full all principal amounts outstanding and satisfied in full all its other obligations under the Finance Documents.

4.	Common Insurance Provisions

Subject to the other terms of this Annex G:

(a)	all policies of insurance required to be maintained by the Borrower shall be payable in Dollars;

(b)	the In-Orbit Insurance shall provide that:

(i)

if such insurance is cancelled by either party or both parties in accordance with the terms of the policy (including for non-payment of premium), the insurance broker shall provide to the Borrower no less than fifteen (15) days prior written notice of cancellation and the Borrower shall provide as promptly as practicable a copy to EXIM Bank; and

CREDIT AGREEMENT ANNEXES	Annex G
- Page 3 -

(ii)

such cancellation shall become effective upon the expiration of such period of no less than fifteen (15) days unless payment of the premium is made by the Borrower or any Additional Insured within such period;

(c)

the In-Orbit Insurance shall include a condition that in the event of non-payment of premium, EXIM Bank and the Security Trustee shall have the right (at their sole discretion pursuant to paragraph 5 below) to make such payment of premium to the insurers (through the Borrower’s appointed insurance broker);

(d)	the In-Orbit Insurance shall include the following terms:

(i)

all proceeds payable by each insurer under such Insurances shall be paid by each insurer once the proof of loss has been agreed by that insurer but in no case later than forty-five (45) days following the date on which the proof of loss has been agreed by that insurer; and

(ii)

the following loss payee clause, or otherwise in form and substance satisfactory to EXIM Bank: “Losses under the Policy shall be adjusted with the Named Insured and shall be payable to the Security Trustee as sole loss payee”.

5.	Payment of Insurance Premiums

(a)

If the Borrower fails to effect or maintain any Insurance or if any Insurance shall for any reason become void, EXIM Bank or the Security Trustee may effect and maintain such Insurance at the cost of the Borrower.

(b)

The Borrower shall reimburse EXIM Bank or the Security Trustee on demand for the amount of any premiums or premium instalments which EXIM Bank or the Security Trustee may pay pursuant to this Annex G, together with interest thereon, for the period from and including the date of such payment to but excluding the date on which the same is paid in full by the Borrower at a rate equal to the rate of interest or default interest (as applicable) specified under this Agreement.

6.	Waiver by Insurers and Reinsurers

The Borrower shall use commercially reasonable efforts to obtain agreement to incorporate in the In-Orbit Insurance a provision that the insurers (or, as appropriate, the reinsurers) waive:

(a)

all rights of set-off and counterclaim against the Borrower and the Security Trustee in connection with their obligations to make payments under such insurance (or, as appropriate, the reinsurance) except in relation to any premiums due from the Borrower in relation to the policy under which such payments are to be made;

(b)	all rights of subrogation against the Security Trustee; and

(c)	all rights of contribution with any other insurance maintained by the Borrower or the Security Trustee.

CREDIT AGREEMENT ANNEXES	Annex G
- Page 4 -

7.	Copies of Insurances

Copies of the policies of insurance (and, where appropriate, reinsurance) and any endorsements relating thereto with respect to the Insurances required under this Annex G shall be made available to EXIM Bank and the Security Trustee upon request.

8.	Notification to EXIM Bank

The Borrower shall promptly notify EXIM Bank if it is informed by its appointed insurance broker or an insurer of any changes in the terms of any insurance which it reasonably believes, if effected, would result in a material reduction in limits or reduction in coverage (including those resulting from extensions) or material increase in deductibles, exclusions or exceptions.

9.	Provision of Information to EXIM Bank

(a)

On or before the date of the first Advance under this Agreement and promptly (but in any event not later than sixty (60) days) after the issuance or modification or renewal thereof, the Borrower, shall provide to EXIM Bank a certificate of the Insurance Advisor describing in reasonable detail (taking account of the information received and provided by the Borrower, using its commercially reasonable efforts as detailed elsewhere in this Annex G) the insurance then carried and maintained on the ViaSat-2 Satellite and:

(i)	certifying that such insurance complies with the terms hereof (to the extent such insurance is at that time required);

(ii)	certifying the date and time of commencement and expiry of each insurance policy;

(iii)	specifying all the deductible amounts and levels of co-insurance, if any, for each type of loss; and

(iv)	providing a full list of underwriting security, each insurer being named with its net lines expressed as a percentage, for each insurance.

(b)

As of the date of the first Utilization, the Borrower shall cause its broker to deliver letters of undertaking substantially in the form of Schedule 1 (Form of Broker’s Letter of Undertaking) from the Borrower’s appointed insurance broker with regard to the In-Orbit Insurance.

10.	Actions by the Borrower

The Borrower shall not:

(a)	amend the naming of the Security Trustee as sole loss payee, as may be required under any of the Insurance, without the prior written consent of EXIM Bank;

(b)

make any modification to the insurance required hereunder which is materially adverse to the interests of EXIM Bank (provided that all such insurance shall always comply with the requirements of the Finance Documents); and

(c)	do or omit to do, or permit to be done or left undone, anything whereby any required insurance would or might reasonably be expected:

CREDIT AGREEMENT ANNEXES	Annex G
- Page 5 -

(i)	to be rendered, in whole or in part, invalid or unenforceable; or

(ii)	to materially adversely affect or prejudice the rights of EXIM Bank or the Security Trustee under such insurance; and

(d)

without prejudice to the foregoing, use or keep or permit the Satellite or any part thereof, to be used or kept for any purpose, in any manner or in any place not covered by required insurance (except as otherwise expressly permitted herein).

11.	Notification of Loss or Damage

(a)

The Borrower shall promptly notify EXIM Bank of any loss of, destruction of or damage to, any part of the ViaSat-2 Satellite likely to give rise to a claim under the In-Orbit Insurance or any other material property insurance and, periodically, the status of any claims for loss under such policies.

(b)	If the Borrower fails or delays in filing any proof of loss, EXIM Bank and/or the Security Trustee shall have the right to join the Borrower in submitting a proof of loss.

CREDIT AGREEMENT ANNEXES	Annex G
- Page 6 -

Schedule 1

to Annex G

FORM OF BROKER’S LETTER OF UNDERTAKING

[LETTERHEAD OF INSURANCE BROKER]

To: Export–Import Bank of the United States

Broker Letter of Undertaking

Dear Sirs,

We have been requested by ViaSat Technologies Limited (the “Borrower”) to provide you with certain confirmations relating to the insurances arranged by us in relation to the ViaSat-2 Satellite. Accordingly we provide you with the confirmations set out below.

For purposes hereof:

“Credit Agreement” means the Credit Agreement dated as of January 21, 2026 among the Borrower, VIASAT, INC., J.P. Morgan Securities LLC, as EXIM Facility Agent (the “EXIM Facility Agent”) and the Export-Import Bank of the United States (“EXIM Bank”). Terms used but not defined herein are used as defined in the Credit Agreement.

We confirm that the insurances (and any facultative reinsurance of the insurances as appropriate) summarized in Appendix 1 attached to this letter (the “Insurances”) are in full force and effect in respect of the risks set out in the insurance coverages evidenced in the policies/cover notes attached as Appendix 2 (the “Policies”). The Insurances are structured to comply with the Borrower’s obligations with respect to such Insurances under the Credit Agreement.

We confirm that all premiums due to date in respect of the Insurances required to be paid as at the date of this letter in accordance with the terms of credit we have negotiated for the Borrower are paid. The Insurances are, to the best of our knowledge and belief, placed with insurers, which as at the time of placement, (a) comply with the requirements of Annex G (Insurances) to the Credit Agreement and/or (b) are mutually agreed to by all parties to the Credit Agreement.

We confirm that (i) the Insurances name EXIM Bank, the EXIM Facility Agent and the Security Trustee as additional insureds in each of the Policies and the Security Trustee for the benefit of EXIM Bank as sole loss payee in the In-Orbit Insurance Policies; (ii) we have disclosed to each insurer all material information provided by the Borrower and as required by applicable law; (iii) we are not aware of any reason why an insurer would be unwilling or unable to settle a claim under the Insurances and (iv) confirm that we have not received notice of the interest of any third party in those amounts and rights other than in respect of the ViaSat-2 Finance Documents.

We further undertake:

(a)

subject to satisfactory execution of all release and claims settlement documents, to pay to the sole loss payee as stated in the Policies, and/or to parties directed by the sole loss payee to pay, agreed claims proceeds of the Insurances collected by us from the insurers in respect of the Insurances except for any outstanding premiums due in respect of the Insurances;

CREDIT AGREEMENT ANNEXES	Annex G
- Page 7 -

(b)

to notify you promptly after giving or receiving notice of termination of our appointment as insurance brokers to the Borrower in relation to the Insurances. For the avoidance of doubt this information covenant shall not be subject to termination of our appointment;

(c)

to maintain intact files (including all documents disclosed and correspondence in connection with the placement of the Insurances and claims thereunder) and to give to EXIM Bank all such information relating to the Insurances (including true copies of any placing slips) as EXIM Bank may reasonably request in writing; and

(d)	to issue such further letters of undertakings in relation to future insurances agreed between the Borrower and EXIM Bank arising from the Credit Agreement.

The above undertakings are given:

(i)

subject to our lien, if any, on the Policies referred to above for premiums due under such Policies in respect of the Insurances and subject to the insurers’ right of cancellation on default in payment of such premiums. We undertake to advise you promptly of any insurer’s notices for non-payment of premium by the Borrower; and

(ii)

other than to the extent referred to in paragraph (b) above, subject to our continuing appointment as insurance brokers to the Borrower. For the avoidance of doubt accrued but unperformed obligations will not be discharged on termination of our appointment.

This letter is given by us on the instructions of the Borrower and with the Borrower’s full knowledge and consent as to its terms as evidenced by the Borrower’s signature below.

This letter shall be governed by and shall be construed in accordance with New York law and any dispute as to its terms shall be submitted to the exclusive jurisdiction of the state and federal courts located in New York, New York.

Yours faithfully,

for and on behalf of

[insurance broker]

CREDIT AGREEMENT ANNEXES	Annex G
- Page 8 -